Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

INTERNATIONAL PAPER COMPANY,

XPEDX HOLDING COMPANY,

XPEDX INTERMEDIATE, LLC,

XPEDX, LLC,

UWW HOLDINGS, LLC,

UWW HOLDINGS, INC.

and

UNISOURCE WORLDWIDE, INC.

Dated as of January 28, 2014

i

EXHIBITS

Exhibit A	Subsidiary Certificate of Incorporation
Exhibit B	Subsidiary Bylaws
Exhibit C	Form of Tax Receivable Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of FIRPTA Certificate
Exhibit G	Spinco Commitment Letter

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 28, 2014 (this “Agreement”), is entered into by and among International Paper Company, a New York corporation (“IP”), xpedx Holding Company, a Delaware corporation and a direct, wholly-owned Subsidiary of IP (“Spinco”), xpedx Intermediate, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of IP (“xpedx Intermediate”), xpedx, LLC, a New York limited liability company and a direct, wholly-owned Subsidiary of IP (“xpedx”), UWW Holdings, LLC, a Delaware limited liability company (the “UWWH Stockholder”), UWW Holdings, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of the UWWH Stockholder (“UWWH”), and Unisource Worldwide, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of UWWH (“Unisource” and together with IP, Spinco, xpedx Intermediate, xpedx, the UWWH Stockholder and UWWH, the “Parties” and each, a “Party”).

W I T N E S S E T H

WHEREAS, IP directly and indirectly through its Subsidiaries is engaged in the Spinco Business (as such term, and each other capitalized term used herein and not defined, is defined in ARTICLE I hereof); and

WHEREAS, on or prior to the Separation Date, and subject to the terms and conditions set forth in the Distribution Agreement, IP will (i) consummate the LLC Contribution and (ii) in exchange for the contribution to Spinco, directly or indirectly, of all of the issued and outstanding capital stock and other equity securities of the Spinco Subsidiaries, Spinco will issue to IP the Spinco Common Stock and pay to IP the Special Payment and the Earnout Payment (if applicable and due), all upon the terms and subject to the conditions set forth in the Distribution Agreement; and

WHEREAS, prior to the Effective Time on the Closing Date, IP will distribute to the IP Stockholders (other than with respect to shares of IP Common Stock held in treasury of IP) as of the Record Date (as defined and provided for in the Distribution Agreement) all of the issued and outstanding shares of Spinco Common Stock, as provided for in the Distribution Agreement (the “Distribution” and together with the Contributions, the “Separation”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, GP is delivering to UWWH and Spinco a covenant and waiver letter in which GP has, on behalf of itself and its Affiliates, consented to the consummation of the Transactions for purposes of any Contract between GP or any of its Affiliates and UWWH or any of its Subsidiaries and waived any rights thereunder it or they may have in connection with or as a result of the Transactions; and

WHEREAS, the UWWH Board of Directors (i) has approved and declared advisable, and in the best interests of UWWH and the UWWH Stockholder, this Agreement and the Transactions, including the Merger, and (ii) has recommended the adoption by the UWWH Stockholder of this Agreement and its approval of the Transactions; and

WHEREAS, the IP Board of Directors has approved and declared advisable, and in the best interests of the IP Stockholders, this Agreement and the Distribution Agreement and the Transactions, including the Separation and the Merger; and

WHEREAS, the Spinco Board of Directors (i) has approved and declared advisable, and in the best interests of Spinco and its sole stockholder, IP, this Agreement and the Distribution Agreement and the Transactions, including the Separation and the Merger, and (ii) has recommended the adoption by IP, as the sole stockholder of Spinco, of this Agreement and its approval of the Transactions; and

WHEREAS, IP, as the sole member and managing member of xpedx Intermediate, has approved and adopted this Agreement and the Transactions, including the Subsidiary Merger; and

WHEREAS, IP, as the sole member and managing member of xpedx, has approved and adopted this Agreement and the Transactions; and

WHEREAS, the Unisource Board of Directors (i) has approved and declared advisable, and in the best interests of Unisource and its sole stockholder, UWWH, this Agreement and the Transactions, including the Subsidiary Merger, and (ii) has recommended the adoption by UWWH, as the sole stockholder of Unisource, of this Agreement and its approval of the Transactions; and

WHEREAS, (i) each of UWWH, IP and Spinco has agreed to effect the Merger and (ii) each of xpedx Intermediate and Unisource has agreed to effect the Subsidiary Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”); and

WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes, (i) the transactions undertaken in connection with the contribution to Spinco of all of the membership interests in xpedx Intermediate and the Distribution will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code, (ii) the Distribution will qualify as a distribution of Spinco stock to IP Stockholders eligible for nonrecognition under Sections 355(a) and 361 of the Code; (iii) the Special Payment and Earnout Payment will qualify for nonrecognition under Section 361 of the Code; (iv) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, (v) the Subsidiary Merger will qualify as a tax-free capital contribution within the meaning of Section 351 of the Code, (vi) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of IP, Spinco, UWWH, their respective Subsidiaries, the UWWH Stockholder (except to the extent of cash received in lieu of fractional shares, as a result of the Tax Receivable Agreement, or as a result of cash received pursuant to Article III) or the IP Stockholders (except to the extent of cash received in lieu of fractional shares); and (vii) this Agreement and the Distribution Agreement together are a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acceptance Notice” shall have the meaning set forth in Section 8.22(b)(ii) hereof.

“Acquired Competing Business” shall have the meaning set forth in Section 8.22(b)(i) hereof.

“Action” shall mean any demand, action, claim, charge, grievance, complaint, arbitration, mediation, proceeding, inquiry, review, audit, hearing, investigation, litigation, suit or countersuit of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority.

“Adjustment Amount” shall mean an amount (which may be negative) equal to (a) the UWWH Working Capital Adjustment, minus (b) the UWWH Net Debt Adjustment, minus (c) the UWWH Transaction Expenses Amount, in each case as shown on the UWWH Final Closing Statement as finally determined pursuant to Section 3.2(c) hereof.

“Advisory Agreement” shall mean the Advisory Agreement by and among UWWH, Unisource and Bain Capital Partners, LLC, a Delaware limited liability company, dated as of November 27, 2002.

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Aggregate Merger Consideration” shall mean a number of shares of Spinco Common Stock equal to (i) the aggregate number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, divided by (ii) the xpedx Valuation Percentage, multiplied by (iii) the UWWH Valuation Percentage.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Applicable Accounting Principles” means GAAP as applied in a manner consistent with the GAAP-compliant methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles used in the preparation of the UWWH Audited Balance Sheet and the related audited statements of operations, cash flows and stockholder’s equity for the year ended December 29, 2012, subject to the exceptions, and determined in accordance with the accounting principles and methodologies, set forth in Section 1.1(d) (Applicable Accounting Principles) of the UWWH Disclosure Schedules.

“Approved Spinco Offer” shall mean an offer of employment to a new Spinco Group Employee whose hiring is approved by xpedx senior management; provided that if such offer of employment (A) is for a Spinco Group Employee who would, after the Distribution, be an “officer” within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, or (B) commits to any severance obligations, or contains any other material elements of compensation or benefits, in each case that are materially more favorable to the employee than to other similarly situated employees, then it shall not be an Approved Spinco Offer unless Spinco shall have notified the UWWH Stockholder reasonably in advance of offering employment to such new Spinco Group Employee of the material terms of such employment offer, and such offer has been approved by the UWWH Stockholder Board of Managers.

“Asset” shall have the meaning set forth in the Distribution Agreement.

“Assignment Agreement” shall have the meaning set forth in the recitals hereof.

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Calculation Time” shall have the meaning set forth in the Distribution Agreement.

“Cash and Cash Equivalents” shall have the meaning set forth in the Distribution Agreement.

“Certificate of Merger” shall have the meaning set forth in Section 2.4 hereof.

“Closing” shall have the meaning set forth in Section 2.3 hereof.

“Closing Date” shall have the meaning set forth in Section 2.3 hereof.

“Code” shall have the meaning set forth in the Distribution Agreement.

“Confidential Business Information” means all Information, data or material (other than Confidential Operational Information), including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets and (vii) financing and credit-related information.

“Confidential Information” means all Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions or any other provision of this Agreement or any other Transaction Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Subsidiaries, (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished, (iii) independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” means all operational Information, data or material including (i) specifications, ideas and concepts for products, services and operations, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) software, (v) training materials and information and (vi) all other know-how, methodologies, procedures, techniques and trade secrets related to design, development and operational processes.

“Confidentiality Agreement” shall mean the Amended and Restated Confidentiality Agreement by and between IP and UWWH, dated as of May 17, 2013, as amended.

“Consumer Packaging Products” shall mean any paperboard and other consumer packaging products.

“Contract” shall mean any written or oral agreement, arrangement, authorization, sale order, purchase order, open bid, commitment, contract, indenture, mortgage, note, bond, instrument, evidence of indebtedness, real estate or other lease, loan, license, obligation, restriction, memorandum of understanding, letter of intent, covenant, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, in each case, whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Contributions” shall have the meaning set forth in the Distribution Agreement.

“Covered Products” shall mean (i) offset paper products, (ii) cut-size paper products, (iii) forms and converting paper products and (iv) coated paperboard products. It is understood and agreed that each of the foregoing clauses (i)-(iv) shall be a separate “category” of Covered Product as such term is used herein.

“Delayed Transfer Assets” shall have the meaning set forth in the Distribution Agreement.

“DGCL” shall have the meaning set forth in the recitals hereof.

“DLLCA” shall have the meaning set forth in the recitals hereof.

“Dispute Resolution Request” shall have the meaning set forth in Section 3.2(c) hereof.

“Distribution” shall have the meaning set forth in the Distribution Agreement.

“Distribution Agreement” shall mean the Contribution and Distribution Agreement, dated as of the date hereof, by and between IP, Spinco and UWWH.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“DOJ” shall mean the U.S. Department of Justice.

“Earnout Payment” shall have the meaning set forth in the Distribution Agreement.

“Effective Time” shall have the meaning set forth in Section 2.4 hereof.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between IP, Spinco and UWWH, dated as of the date hereof.

“Encumbrances” shall mean all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Environmental Claims” shall mean any Action, notice, letter, demand or request for information (in each case in writing) by any Person or entity alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Material at any location.

“Environmental Law” shall mean any Law or Order relating to pollution or the protection, cleanup or restoration of the environment, or to workplace or public health or safety, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act, in each case as in effect on or prior to the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated Adjustment Amount” shall mean an amount (which may be negative) equal to (i) the UWWH Estimated Working Capital Adjustment, minus (ii) the UWWH Estimated Net Debt Adjustment, minus (iii) the UWWH Estimated Transaction Expenses Amount.

“Estimated Adjustment Amount Payment” shall mean the product of (i) the absolute value of the Estimated Adjustment Amount, multiplied by (ii) the Gross-Up Percentage.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in the Distribution Agreement.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall have the meaning set forth in the Distribution Agreement.

“Governmental Authority” shall have the meaning set forth in the Distribution Agreement.

“GP” shall mean Georgia-Pacific LLC, a Delaware limited liability company.

“GP Sale-Leasebacks” means any lease between UWWH or any of its Affiliates, on the one hand, and GP or any of its Affiliates, on the other hand, that is accounted for as a capital lease on the balance sheet included in the UWWH Interim Financial Statements.

“Gross-Up Percentage” means the xpedx Valuation Percentage, divided by the UWWH Valuation Percentage.

“Hazardous Material” shall mean any material, substance or waste as to which Liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, other than as set forth in Section 1.1(a) (Indebtedness) of the IP/Spinco Disclosure Schedules with respect to the Spinco Business, Spinco and its Subsidiaries or Section 1.1(a) (Indebtedness) of the UWWH Disclosure Schedules with respect to UWWH and its Subsidiaries, with respect to any Person at any date, without duplication: (i) all Liabilities of such Person for borrowed money or issued in substitution for or exchange or replacement of indebtedness for borrowed money, including in respect of loans or advances, whether current, short-term or long-term, secured or unsecured, (ii) all Liabilities of such Person evidenced by bonds, debentures, mortgages, notes or other similar instruments or debt securities (including any seller notes, earnout obligations, compensation arrangements, unpaid principal, related expenses, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), (iv) all Liabilities under leases or other similar Contracts for real or personal property which have been or must be, in accordance with GAAP, recorded as capital leases, (v) all Liabilities under any sale-leaseback arrangement in accordance with ASC 840-40: Sale-Leaseback Transactions, (vi) all indebtedness related to conditional sales, title retention or similar arrangements, or with respect to any deferred purchase price of assets or services with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, surety or otherwise, (vii) all deferred compensation obligations that are owed or that are not cancelable by unilateral action by such Person and may become owing by the Surviving Corporation or any of its Subsidiaries under agreements or arrangements existing as of the Effective Time, (viii) all deferred revenue obligations, (ix) any Liabilities with respect to any existing and outstanding incentive equity grants, phantom stock or other equity securities grants or similar arrangements (in each case, to the extent not included as a Transaction Expense), (x) any Liabilities with respect to any interest rate cap, hedging or swap agreements, foreign currency exchange agreements or similar arrangements (valued at the termination value thereof), (xi) any Liabilities with respect to unfunded pension obligations that are or would become obligations of the Surviving Corporation or any of its Subsidiaries, in each case other than with respect to those Liabilities specifically related to the UWWH Multiemployer Plans, the UWWH Single Employer Pension Plans and the Spinco Group Employees under the Spinco Multiemployer Plans, (xii) all guarantees, direct or indirect, of such Person in connection with any of the foregoing and any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), but not any items to the extent for which Spinco is entitled to be indemnified pursuant to Section 6.3(b) of the Distribution Agreement and (xiii) all accrued and unpaid interest, prepayment premiums or penalties, or breakage fees related to any of the foregoing; provided, in each case, that GP Sale-Leasebacks shall not constitute Indebtedness.

“Industrial Packaging Products” shall mean any containerboard, linerboard, corrugated products and other industrial packaging products.

“Information” shall have the meaning set forth in the Distribution Agreement.

“Infringes” shall have the meaning set forth in Section 5.16(c) hereof.

“Intellectual Property” shall mean, collectively, any U.S. and non-U.S. issued, registered, unregistered and pending: (i) patents and patent applications (including any divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions, provisional and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor; (ii) works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration; (iii) trademarks and service marks (including those which are protected without registration due to their well-known status), trade names, corporate names, domain names, logos, slogans, taglines, trade dress, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing; (iv) unpatented inventions (whether or not patentable), trade secrets under applicable law, know-how and confidential or proprietary information, including (in whatever form or medium), discoveries, ideas, compositions, rights in software (including all source and object code related thereto), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes; (v) all claims and rights related to any of the foregoing; and (vi) all other intellectual property or proprietary rights.

“IP” shall have the meaning set forth in the preamble hereof.

“IP 401(k) Plans” shall have the meaning set forth in the Employee Matters Agreement.

“IP Ancillary Products” shall have the meaning set forth in Section 8.22(a) hereof.

“IP Board of Directors” shall mean the board of directors of IP.

“IP Common Stock” shall have the meaning set forth in the Distribution Agreement.

“IP Entities” shall mean IP and each of the IP Subsidiaries (as defined in the Distribution Agreement).

“IP Income Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“IP Non-Income Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“IP Product Business” shall have the meaning set forth in Section 8.21 hereof.

“IP/Spinco Disclosure Schedules” shall mean the disclosure schedules delivered by IP and Spinco to UWWH concurrently herewith.

“IP Stockholders” shall mean the holders of the IP Common Stock.

“IP Tax Opinion” shall have the meaning set forth in Section 9.2(e) hereof.

“IRS” shall mean the U.S. Internal Revenue Service.

“IRS Rulings” shall have the meaning set forth in Section 8.8(b)(i) hereof.

“IRS Submissions” shall have the meaning set forth in Section 8.8(b)(ii) hereof.

“Key Spinco Group Employees” shall mean those Spinco Group Employees set forth on Section 1.1(b) (Key Spinco Group Employees) of the IP/Spinco Disclosure Schedules.

“Key UWWH Employees” shall mean those UWWH Employees set forth on Section 1.1(b) (Key UWWH Employees) of the UWWH Disclosure Schedules.

“Knowledge” shall mean (i) with respect to the IP Entities and the Spinco Entities, the actual knowledge of the persons listed on Section 1.1(c) (Knowledge) of the IP/Spinco Disclosure Schedules and (ii) with respect to UWWH and its Subsidiaries, the actual knowledge of the persons listed on Section 1.1(c) (Knowledge) of the UWWH Disclosure Schedules.

“Law” shall have the meaning set forth in the Distribution Agreement.

“Lender Related Party” shall mean the Lenders and any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the foregoing or any of the Lenders or any of their Affiliates.

“Lenders” shall mean the lenders party to the Spinco Commitment Letter.

“Liability” shall have the meaning set forth in the Distribution Agreement.

“License” shall mean any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, consent, franchise or approval from any Governmental Authority, domestic or foreign.

“LLC Contribution” shall have the meaning set forth in the Distribution Agreement.

“Management Consulting Agreement” shall mean (i) that certain Joint Agreement, dated July 31, 2013, by and among McKinsey & Company, Inc. United States, Unisource and IP, (ii) that certain Phase 1 Confirmation Letter, dated July 31, 2013, by and among McKinsey & Company, Inc. United States, Unisource and IP and (iii) any agreements or memoranda related to and/or executed in connection with the foregoing.

“Merchant Distribution Business” shall mean the business of purchasing for resale, and reselling, or acting as a broker for the purchase or sale of, products manufactured by third parties; it being understood and agreed that the foregoing does not include (a) trading or bartering products manufactured by third parties for products manufactured by IP or any of its Subsidiaries, (b) outsourcing to any third party the supply of products manufactured by such third party in place of products manufactured by IP or any of its Subsidiaries to the extent IP has curtailed its own production of such products, (c) purchasing, selling or acting as a broker for the purchase or sale of used, waste or reclaimed materials (including, without limitation, old corrugated containers) or (d) selling packaging equipment or machinery of the types sold as of the date hereof in connection with, or which is otherwise ancillary to, the sale of products manufactured by IP or any of its Subsidiaries.

“Merger” shall have the meaning set forth in Section 2.2(b) hereof.

“Merger Tax Opinion” shall have the meaning set forth in Section 8.8(b)(iii) hereof.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Non-Solicitation Period” shall have the meaning set forth in Section 8.21(a) hereof.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Order” shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, settlement, ruling, restriction, charge or writ of any Governmental Authority, whether temporary, preliminary or permanent.

“Paper Products” shall mean any printing, reprographics, and writing paper products.

“Party” and “Parties” shall have the meanings set forth in the preamble hereof.

“Payoff Letters” shall have the meaning set forth in Section 8.24(a) hereof.

“Per Share Merger Consideration” shall have the meaning set forth in Section 2.7(a)(i) hereof.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Proposed Amendment” shall have the meaning set forth in Section 8.27 hereof.

“Proposed Sale” shall have the meaning set forth in Section 8.22(b)(i) hereof.

“Proposed Sale Notice” shall have the meaning set forth in Section 8.22(b)(i) hereof.

“Proposed Sale Price” shall have the meaning set forth in Section 8.22(b)(i) hereof.

“Prospectus” shall mean the prospectus of Spinco to be distributed to the IP Stockholders in connection with the Distribution, including any preliminary prospectus or definitive prospectus filed with the SEC in accordance with the terms and provisions of this Agreement. The Prospectus shall constitute a part of the Registration Statement.

“Redactable Information” shall have the meaning set forth in Section 8.8(b)(ii) hereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and between the Surviving Corporation and the UWWH Stockholder substantially in the form attached hereto as Exhibit D.

“Registration Statement” shall mean the registration statement on Form S-1 to be filed by Spinco with the SEC in connection with the issuance of shares of Spinco Common Stock in connection with the Distribution.

“Related Parties” shall mean, with respect to any Person, such Person’s present, former and future Representatives and each of their respective heirs, executors, successors and assigns.

“Released Claim” shall have the meaning set forth in Section 11.1(b) hereof.

“Released Party” shall have the meaning set forth in Section 11.1(b) hereof.

“Releasing Party” shall have the meaning set forth in Section 11.1(b) hereof.

“Representative” shall have the meaning set forth in the Distribution Agreement.

“Required Information” shall have the meaning set forth in Section 8.19(a) hereof.

“Restricted Business” shall mean the Merchant Distribution Business with respect to the types of products sold by the Spinco Business as of the date hereof (including (i) Paper Products, Consumer Packaging Products, Industrial Packaging Products, and Towel, Tissue and Foodservice Products, (ii) cleaning products, liners, sanitation products, and other facilities supplies, (iii) cushioning and void fill products, shrink film, stretch film, pallet covering materials, strapping, bags, tape or other packaging materials, and (iv) warehouse supply products), in each case, in North America. In no event will the Restricted Business be deemed to include (i) the sale by IP or any of its Subsidiaries of products manufactured by IP or any of its Subsidiaries, or (ii) any other activities conducted by IP or any of its Subsidiaries as of the date hereof (so long as there is no material expansion thereof after the date hereof), other than the Spinco Business.

“Restricted Cash” shall have the meaning set forth in the Distribution Agreement.

“Restricted Customer” shall mean those customers set forth on Section 1.1(d) (Restricted Customers) of the IP/Spinco Disclosure Schedules.

“Restricted Direct Sale Products” shall mean, with respect to any Restricted Customer, solely the category of Covered Products that are the same as the category of Covered Products manufactured by IP or any of its Subsidiaries that are sold by the Spinco Business to such Restricted Customer as of the date hereof.

“Restricted Employee” shall mean any sales manager, outside and inside sales representative, sales specialist, merchandiser, merchandising manager or supply category manager of the Surviving Corporation on the date hereof or on the Closing Date, or any other employee of the Surviving Corporation who participates in the Spinco long-term management incentive equity plan on the Closing Date.

“Return” shall have the meaning set forth in the Tax Matters Agreement.

“Rule 144” shall have the meaning set forth in Section 7.6 hereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Date” shall mean the date and time that the Separation shall become effective.

“Severance Obligation” shall mean any obligation to pay severance or any similar payments to any natural person who is an employee, consultant or contractor of UWWH or any of its Affiliates or the Spinco Business.

“Shared Expenses” shall mean all fees and expenses incurred in connection with (i) the Spinco Financing, (ii) any consultant retained for or on behalf of the Surviving Corporation, including pursuant to the Management Consulting Agreement, with the agreement of both IP and UWWH and listed on Section 1.1(e) (Shared Expenses) of the IP/Spinco Disclosure Schedule and (iii) any other product or service agreed upon by the Parties in good faith to be obtained or incurred primarily for the benefit of the Surviving Corporation; provided that, notwithstanding the foregoing, all fees and expenses for Debevoise & Plimpton LLP shall be Transaction Expenses of IP, and all fees and expenses for Kirkland & Ellis LLP shall be Transaction Expenses of UWWH.

“Special Payment” shall have the meaning set forth in the Distribution Agreement.

“Spinco” shall have the meaning set forth in the preamble hereof.

“Spinco Acquisition Proposal” shall mean, other than in connection with the Transactions or as otherwise specifically contemplated by this Agreement or the Distribution Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions with respect to the Spinco Business; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Spinco Business or the Spinco Entities constituting 15% or more of the consolidated assets of the Spinco Business or accounting for 15% or more of the consolidated revenues of the Spinco Business; or (iii) any other similar transaction that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

“Spinco Assets” shall have the meaning set forth in the Distribution Agreement.

“Spinco Audited Balance Sheet” shall have the meaning set forth in the Distribution Agreement.

“Spinco Audited Financial Statements” shall have the meaning set forth in Section 5.6(a)(i) hereof.

“Spinco Benefit Plans” shall mean each material “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA (i) sponsored, maintained or contributed to or required to be contributed to by IP or any of its Subsidiaries (including Spinco or any of the Spinco Subsidiaries) or to which IP or any of its Subsidiaries (including Spinco) is a party and (ii) in which any current or former Spinco Group Employee or current director or consultant is a participant; provided, that such term shall not include any plan, program or arrangement sponsored, maintained or administered by a Governmental Authority or any Spinco Multiemployer Plan.

“Spinco Board of Directors” shall mean the board of directors of Spinco.

“Spinco Business” shall have the meaning set forth in the Distribution Agreement.

“Spinco Commitment Letter” shall mean the debt commitment letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, N.A., SunTrust Bank and SunTrust Robinson Humphrey, Inc. committing funds to Spinco and/or its Subsidiaries for the Spinco Financing, attached hereto as Exhibit G.

“Spinco Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Spinco Credit Documents” shall mean the Spinco Commitment Letter and all other documents required to be delivered on or prior to the Closing Date in connection with the Spinco Financing.

“Spinco Group Employee” shall have the meaning set forth in the Distribution Agreement.

“Spinco Entities” shall mean Spinco and each of the Spinco Subsidiaries.

“Spinco Equity Interests” shall have the meaning set forth in Section 5.4(a) hereof.

“Spinco Financing” shall mean the debt financing incurred by xpedx Intermediate and/or its Subsidiaries to fund (i) the Special Payment and (ii) the refinancing of the Unisource Credit Facility.

“Spinco Financial Statements” shall have the meaning set forth in Section 5.6(a)(ii) hereof.

“Spinco Intellectual Property” shall mean the Intellectual Property Assets, as defined in the Distribution Agreement.

“Spinco Interim Financial Statements” shall have the meaning set forth in Section 5.6(a)(ii) hereof.

“Spinco Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Spinco Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) the Spinco Business, the Spinco Entities, IP or any of IP’s Subsidiaries with respect to the Spinco Business, or the financial condition or results of operations of the Spinco Business, taken as a whole, or (y) the ability of IP or the Spinco Entities to consummate the Transactions and to perform their obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Spinco Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to the Spinco Business and matters generally affecting the industries in which the Spinco Business operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking or securities markets, (iv) changes in GAAP, (v) changes in any Laws, (vi) the negotiation or execution of this Agreement or any of the Transaction Agreements, any actions that are required to be taken by this Agreement or the Transaction Agreements, or the pendency or announcement of the Transactions (except that this clause (vi) shall be disregarded for purposes of clause (y) above and as the term “Spinco Material Adverse Effect” is used in Section 5.3 hereof and, to the extent related to Section 5.3 hereof, Section 9.3(a) hereof); provided, that, in the case of clauses (i), (ii), (iii), (iv) and (v), such effects, changes or circumstances shall be taken into account in determining whether a Spinco Material Adverse Effect exists or would reasonably be expected to exist, but only if the Spinco Business, the Spinco Entities or IP or any of IP’s Subsidiaries with respect to the Spinco Business are disproportionately affected thereby compared to other operators in the Spinco Business.

“Spinco Material Contracts” shall have the meaning set forth in Section 5.17(a) hereof.

“Spinco Multiemployer Plans” means any Multiemployer Plan contributed to or required to be contributed to by IP or any of its Subsidiaries (including Spinco or any of the Spinco Subsidiaries) and in which any Spinco Group Employee is a participant.

“Spinco Stockholders” shall mean the Persons holding Spinco Common Stock after the Distribution and immediately prior to the Effective Time.

“Spinco Stockholder Approval” shall have the meaning set forth in Section 5.18(b) hereof.

“Spinco Subsidiaries” shall have the meaning set forth in the Distribution Agreement.

“Spin-Off Tax Opinion” shall have the meaning set forth in Section 8.8(b)(i) hereof.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Subsidiary Merger” shall have the meaning set forth in Section 4.1 hereof.

“Subsidiary Merger Tax Opinion” shall have the meaning set forth in Section 8.8(b)(iii) hereof.

“Supply Agreements” shall have the meaning set forth in the Distribution Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.2(b) hereof.

“Surviving Corporation Board of Directors” shall mean the board of directors of the Surviving Corporation.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among IP, Spinco and UWWH, dated as of the date hereof.

“Tax Receivable Agreement” shall mean the Tax Receivable Agreement by and between the Surviving Corporation and the UWWH Stockholder substantially in the form attached hereto as Exhibit C.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.

“Taxes” shall have the meaning set forth in the Distribution Agreement.

“Termination Date” shall have the meaning set forth in Section 10.1(b) hereof.

“Towel, Tissue and Foodservice Products” shall mean any tissue, toilet paper, paper towels, paper napkins, plates, utensils, cups, and food containers.

“Transaction Agreements” shall mean, collectively, (a) the Distribution Agreement, (b) the Tax Receivable Agreement, (c) the Transition Services Agreement, (d) the Employee Matters Agreement, (e) the Supply Agreements, (f) the Registration Rights Agreement, (g) the Tax Matters Agreement and (h) all other documents required to be delivered on the Closing Date by any Party pursuant to this Agreement.

“Transaction Bonus Obligation” shall mean any obligation to pay to any natural person who is an employee, consultant or contractor of UWWH or any of its Affiliates or the Spinco Business any amount (including, but not limited to, a retention bonus or a change of control bonus) as a result of, or within a specified period of time after, or otherwise in connection with the Transactions.

“Transaction Expenses” shall mean all costs, fees and expenses incurred in connection with the Transactions (including fees and expenses of legal counsel, accountants, investment bankers and other Representatives and consultants, if any), whether or not paid prior to Closing. For the avoidance of doubt, Shared Expenses shall not be Transaction Expenses of any Party.

“Transaction Severance/Bonus Obligation” shall mean (i) any Severance Obligation that arises pursuant to any agreement, policy or plan that is (or any amendment to any agreement, policy or plan, which amendment is) entered into since June 30, 2013 and (ii) any Transaction Bonus Obligation.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the other Transaction Agreements, including the Separation, the Merger and the Subsidiary Merger.

“Transferred Business” shall have the meaning set forth in Section 8.21(d) hereof.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between IP and the Surviving Corporation substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” shall have the meaning set forth in the Tax Maters Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Delaware.

“Unisource” shall have the meaning set forth in the preamble hereof.

“Unisource Board of Directors” shall mean the board of directors of Unisource.

“Unisource Common Stock” shall mean the common stock of Unisource, $0.01 par value per share.

“Unisource Credit Facility” shall mean that certain Credit Agreement, dated March 15, 2011, as amended, by and among Unisource, Bank of America, N.A. and the other parties thereto.

“Unisource Equity Interests” shall have the meaning set forth in Section 6.4(b) hereof.

“Unisource Stockholder Approval” shall have the meaning set forth in Section 6.18(b) hereof.

“U.S. Income Taxes” shall mean Income Taxes imposed by the United States or any jurisdiction therein.

“UWWH” shall have the meaning set forth in the preamble hereof.

“UWWH Acquisition Proposal” shall mean, other than in connection with the Transactions or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions with respect to UWWH or its Subsidiaries representing a material portion of UWWH’s business; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of UWWH or any of its Subsidiaries constituting 15% or more of the consolidated assets of UWWH or accounting for 15% or more of the consolidated revenues of UWWH or (iii) any other similar transaction that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

“UWWH Audited Balance Sheet” shall have the meaning set forth in Section 6.6(a)(i) hereof.

“UWWH Audited Financial Statements” shall have the meaning set forth in Section 6.6(a)(i) hereof.

“UWWH Benefit Plans” shall mean each material “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA (i) sponsored, maintained or contributed to or required to be contributed to by UWWH or any of its Subsidiaries or to which UWWH or any of its Subsidiaries is a party and (ii) in which any current or former UWWH Employee or current director or consultant is a participant; provided that such term shall not include any plan, program or arrangement sponsored, maintained or administered by a Governmental Authority or any UWWH Multiemployer Plan.

“UWWH Board of Directors” shall mean the board of directors of UWWH.

“UWWH Certificate” shall have the meaning set forth in Section 2.7(a)(i) hereof.

“UWWH Closing Balance Sheet” shall have the meaning set forth in Section 3.2(a) hereof.

“UWWH Closing Date Net Debt” shall mean an amount (which may be negative), in each case, determined as of the Calculation Time and without giving effect to the consummation of the Transactions, equal to (i) the Indebtedness of UWWH and its Subsidiaries, less (ii) an amount equal to the Cash and Cash Equivalents of UWWH and its Subsidiaries (other than Restricted Cash), plus (iii) any proceeds received from the sale of any fixed or long-term asset of UWWH and its Subsidiaries from June 30, 2013 to the Distribution Date (net of any costs incurred in selling such asset), other than up to $14.8 million of net proceeds from the sale of the assets set forth on Section 1.1(e) of the UWWH Disclosure Schedules.

“UWWH Closing Date Working Capital” shall mean the UWWH Working Capital as of the Calculation Time.

“UWWH Closing Statement” shall have the meaning set forth in Section 3.2(a) hereof.

“UWWH Common Stock” shall mean the common stock of UWWH, par value $0.01 per share.

“UWWH Current Assets” shall mean all Assets of UWWH and its Subsidiaries (other than LIFO inventory reserve, Cash and Cash Equivalents (as defined in the Distribution Agreement), Income Tax Assets and deferred Tax Assets, but including current Non-Income Tax Assets) that are current assets, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“UWWH Current Liabilities” shall mean all Liabilities (other than any Indebtedness, Transaction Expenses, Shared Expenses, deferred rent, Liabilities set forth on Section 8.29 of the UWWH Disclosure Schedules, Income Tax Liabilities, the GP Sale-Leasebacks and deferred Tax Liabilities, but including Non-Income Tax Liabilities) of UWWH and its Subsidiaries that are current liabilities, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“UWWH Disclosure Schedules” shall mean the disclosure schedules delivered by UWWH to IP concurrently herewith.

“UWWH Employee” shall mean, as of any date, any individual who is an employee of UWWH or its Subsidiaries (including employees who are not actively at work on such date by reason of illness, vacation, leave of absence or short-term disability).

“UWWH Entities” shall mean UWWH and each of its Subsidiaries.

“UWWH Equity Interests” shall have the meaning set forth in Section 6.4(a) hereof.

“UWWH Estimated Closing Balance Sheet” shall have the meaning set forth in Section 3.1(a) hereof.

“UWWH Estimated Closing Statement” shall have the meaning set forth in Section 3.1(a) hereof.

“UWWH Estimated Net Debt Adjustment” shall have the meaning set forth in Section 3.1(a) hereof.

“UWWH Estimated Transaction Expenses Amount” shall have the meaning set forth in Section 3.1(a) hereof.

“UWWH Estimated Working Capital Adjustment” shall have the meaning set forth in Section 3.1(a) hereof.

“UWWH Final Closing Statement” shall have the meaning set forth in Section 3.2(c) hereof.

“UWWH Financial Statements” shall have the meaning set forth in Section 6.6(a)(ii) hereof.

“UWWH Intellectual Property” shall have the meaning set forth in Section 6.16(a) hereof.

“UWWH Interim Financial Statements” shall have the meaning set forth in Section 6.6(a)(ii) hereof.

“UWWH Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) UWWH, its Subsidiaries or the financial condition or results of operations of UWWH, taken as a whole, or (y) the ability of UWWH to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a UWWH Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to UWWH, and matters generally affecting the industries in which UWWH operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking or securities markets, (iv) changes in GAAP, (v) changes in any Laws, (vi) the negotiation or execution of this Agreement or any of the Transaction Agreements, any actions that are required to be taken by this Agreement or the Transaction Agreements or the pendency or announcement of the Transactions (except that this clause (vi) shall be disregarded for purposes of clause (y) above and as the term “UWWH Material Adverse Effect” is used in Section 6.3 hereof and, to the extent related to Section 6.3 hereof, Section 9.2(a) hereof; provided, that, in the case of clauses (i), (ii), (iii), (iv) and (v), such effects, changes or circumstances shall be taken into account in determining whether a UWWH Material Adverse Effect exists or would reasonably be expected to exist, but only if UWWH and its Subsidiaries are disproportionately affected thereby compared to other operators in UWWH’s business.

“UWWH Material Contracts” shall have the meaning set forth in Section 6.17(a) hereof.

“UWWH Multiemployer Plan” shall mean any Multiemployer Plan contributed to or required to be contributed to by UWWH or any of its Subsidiaries and in which any UWWH Employee is a participant.

“UWWH Net Debt Adjustment” shall mean an amount (which can be a positive or negative number) equal to UWWH Closing Date Net Debt minus UWWH Target Net Debt.

“UWWH Reorganization” shall mean (i) the merger of 2013 Reorg Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the UWWH Stockholder (“LLC Merger Sub”), with and into UWWH, pursuant to that certain Agreement and Plan of Merger, by and among UWWH, LLC Merger Sub and the UWWH Stockholder, dated as of January 28, 2014 and (ii) any transactions related thereto, including, without limitation, the issuance of incentive equity of the UWWH Stockholder to certain individuals.

“UWWH Single Employer Pension Plan” shall mean any qualified, registered, nonqualified, or nonregistered defined benefit pension plans or arrangements sponsored, maintained or contributed to by UWWH or any of its Subsidiaries for current or former UWWH Employees in the United States and Canada but, in each case, excluding the UWWH Multiemployer Plans.

“UWWH Stockholder” shall have the meaning set forth in the preamble hereof.

“UWWH Stockholder Approval” shall have the meaning set forth in Section 6.18(b) hereof.

“UWWH Stockholder Board of Managers” shall mean the board of managers of the UWWH Stockholder.

“UWWH Target Net Debt” shall mean $318,171,831.

“UWWH Target Working Capital” shall mean $499,127,049.

“UWWH Tax Opinion” shall have the meaning set forth in Section 9.3(e) hereof.

“UWWH Transaction Expenses Amount” means the amount of Transaction Expenses allocated to or to be borne by the UWWH Stockholder, UWWH or any of its Subsidiaries pursuant to this Agreement or any of the Transaction Agreements in excess of $15 million that is not paid prior to the Closing.

“UWWH Valuation Percentage” shall mean 1 minus the xpedx Valuation Percentage.

“UWWH Working Capital” shall mean the sum (which amount may be positive or negative) of the UWWH Current Assets, minus the UWWH Current Liabilities and calculated in accordance with the Applicable Accounting Principles. Section 1.1(f) of the UWWH Disclosure Schedules is an illustrative example of the calculation of UWWH Working Capital.

“UWWH Working Capital Adjustment” shall mean an amount (which can be a positive or negative number) equal to UWWH Closing Date Working Capital minus UWWH Target Working Capital.

“WARN” shall have the meaning set forth in Section 5.15(c) hereof.

“xpedx” shall have the meaning set forth in the preamble hereof.

“xpedx Equity Interests” shall have the meaning set forth in Section 5.4(c) hereof.

“xpedx Intermediate” shall have the meaning set forth in the preamble hereof.

“xpedx Intermediate Equity Interests” shall have the meaning set forth in Section 5.4(b) hereof.

“xpedx Intermediate Member Approval” shall have the meaning set forth in Section 5.18(b) hereof.

“xpedx Intermediate Membership Units” shall mean the membership units of xpedx Intermediate having the rights, privileges and obligations set forth in xpedx Intermediate’s limited liability company agreement.

“xpedx Membership Units” shall mean the membership units of xpedx having the rights, privileges and obligations set forth in xpedx limited liability company agreement.

“xpedx Valuation Percentage” shall mean 0.51.

ARTICLE II

THE SEPARATION, THE MERGER AND RELATED MATTERS

Section 2.1 The Distribution. Upon the terms and subject to the conditions of the Distribution Agreement, prior to the Effective Time, IP, Spinco, xpedx Intermediate and xpedx shall each use its respective reasonable best efforts to consummate and make effective the Separation and the other Transactions contemplated by the Distribution Agreement in accordance with its terms.

Section 2.2 The Merger.

(a) Immediately prior to the Effective Time, the issued and outstanding shares of capital stock of Spinco shall consist solely of shares of Spinco Common Stock, all of which shall be owned as of such time directly by the Spinco Stockholders.

(b) Upon the terms and subject to the conditions of this Agreement, after the Separation, UWWH will be merged with and into Spinco (the “Merger”) at the Effective Time in accordance with the DGCL and upon the terms set forth in this Agreement. Following the Merger, the separate corporate existence of UWWH will cease, and Spinco will continue as the surviving corporation (Spinco as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of UWWH in accordance with the DGCL and upon the terms set forth in this Agreement.

Section 2.3 Closing. Unless the transactions contemplated herein shall have been abandoned and this Agreement terminated pursuant to Section 10.1, the closing of the Merger and the other Transactions (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which will be no later than the eighth Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE IX hereof (the “Closing Date”) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the Parties.

Section 2.4 Effective Time. On the Closing Date, Spinco and UWWH will execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the DGCL. The Merger will become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as is agreed upon by the Parties and set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger will have the effects set forth in this Agreement, the Certificate of Merger and the DGCL.

Section 2.6 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Spinco as in effect immediately prior to the Effective Time (as amended and restated pursuant to the Distribution Agreement) shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable Law and such certificate of incorporation.

(b) Bylaws. At the Effective Time, the bylaws of Spinco as in effect immediately prior to the Effective Time (as amended and restated pursuant to the Distribution Agreement) shall be the bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.7 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of the capital stock of IP, Spinco or UWWH:

(a) Conversion of UWWH Capital Stock.

(i) All shares of UWWH Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.7(a)(ii) hereof) shall be automatically converted into (x) the right to receive an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Spinco Common Stock equal to the Aggregate Merger Consideration, with each such share of UWWH Common Stock issued and outstanding as of the Effective Time to be converted into the right to receive a number of shares of Spinco Common Stock issued and outstanding equal to (A) the Aggregate Merger Consideration, divided by (B) the aggregate number of shares of UWWH Common Stock issued and outstanding on a fully diluted basis as of immediately prior to the Effective Time (but after giving effect to the UWWH Reorganization) (other than shares canceled in accordance with Section 2.7(a)(ii)) (the “Per Share Merger Consideration”), (y) any and all rights provided to UWWH or the UWWH Stockholder under the Tax Receivable Agreement and (z) the right to receive any amounts payable to it pursuant to Article III; provided that any fractional shares of Spinco Common Stock that would otherwise be issued to the UWWH Stockholder, as the sole stockholder of UWWH, shall be aggregated and the UWWH Stockholder shall be issued in respect thereof a number of shares of Spinco Common Stock equal to such aggregate number, rounded to the nearest whole number. Following the Effective Time, all shares of UWWH Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares of UWWH Common Stock (a “UWWH Certificate”) shall thereafter cease to have any rights with respect thereto, except the right to receive, upon the surrender of such UWWH Certificates in accordance with this Section 2.7(a), the Per Share Merger Consideration, without any interest thereon.

(ii) All shares of UWWH Common Stock held in Spinco’s treasury or owned by any Spinco Entity, IP Entity, UWWH or any wholly-owned Subsidiary of UWWH shall be canceled and extinguished and shall cease to exist, and no shares of Spinco Common Stock or other consideration shall be delivered in exchange therefor.

(b) Spinco Common Stock. Each share of Spinco Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

Section 2.8 Exchange of Shares.

(a) Exchange Procedures. At the Effective Time, Spinco shall distribute to the UWWH Stockholder the number of shares of Spinco Common Stock into which the shares of UWWH Common Stock held by the UWWH Stockholder have been converted in accordance with Section 2.7(a) hereof.

(b) No Further Rights in UWWH Common Stock. All shares of Spinco Common Stock issued upon conversion of shares of UWWH Common Stock in accordance with the terms of this Section 2.8 shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of UWWH Common Stock.

(c) Withholding Rights. The parties hereto shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

ARTICLE III

CERTAIN ADJUSTMENTS

Section 3.1 Estimated Closing Statement. Not less than three (but not more than five) Business Days prior to the anticipated Distribution Date, UWWH shall provide IP and Spinco (a) a certificate endorsed by an executive officer of UWWH certifying a statement (in form and substance reasonably satisfactory to IP) (the “UWWH Estimated Closing Statement”) setting forth UWWH’s good faith estimate of (i) the UWWH Transaction Expenses Amount (the “UWWH Estimated Transaction Expenses Amount”), (ii) the UWWH Working Capital Adjustment (the “UWWH Estimated Working Capital Adjustment”) and (iii) the UWWH Net Debt Adjustment (the “UWWH Estimated Net Debt Adjustment”) and (iv) the Estimated Adjustment Payment, including reasonable detail regarding the calculations thereof and (b) an estimated unaudited balance sheet of UWWH and its Subsidiaries as of the Calculation Time (the “UWWH Estimated Closing Balance Sheet”). The UWWH Estimated Closing Balance Sheet and UWWH Estimated Closing Statement (x) shall be prepared in accordance with the Applicable Accounting Principles and (y) shall not give effect to the refinancing of the Unisource Credit Facility. Prior to and after delivering the UWWH Estimated Closing Balance Sheet and UWWH Estimated Closing Statement, UWWH shall give IP and its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of UWWH and its Subsidiaries (including UWWH’s senior finance and accounting personnel and its accountants) to the extent reasonably required to permit IP to review the UWWH Estimated Closing Balance Sheet and the UWWH Estimated Closing Statement and shall cooperate and provide such information as reasonably requested by IP and its Representatives regarding the calculation of the components thereof and provide such back-up therefor as reasonably requested by IP. If the Estimated Adjustment Amount is positive, the UWWH Stockholder shall be paid by Spinco by wire transfer of immediately available funds an amount equal to the Estimated Adjustment Amount at Closing as payment of the estimated amount due pursuant to Section 2.7(a)(i)(z). If the Estimated Adjustment Amount is negative, the Special Payment payable to IP prior to the Distribution pursuant to Section 2.6 of the Distribution Agreement shall be increased by an amount equal to the Estimated Adjustment Amount Payment pursuant to Section 5.1 of the Distribution Agreement.

Section 3.2 Post-Closing Adjustment.

(a) Within 90 days after the Distribution Date, the Surviving Corporation shall cause to be prepared and delivered to the IP and UWWH Stockholder (a) an unaudited balance sheet of UWWH and its Subsidiaries as of the Calculation Time (the “UWWH Closing Balance Sheet”) and (b) a certificate endorsed by an executive officer of the Surviving Corporation certifying a statement (the “UWWH Closing Statement”) setting forth the Surviving Corporation’s good faith calculation of (i) the UWWH Transaction Expenses Amount, (ii) the UWWH Working Capital Adjustment, (iii) the UWWH Net Debt Adjustment and (iv) the Adjustment Amount, including reasonable detail regarding the calculations thereof. The UWWH Closing Balance Sheet and the UWWH Closing Statement (x) shall be prepared in accordance with the Applicable Accounting Principles and (y) shall not give effect to the refinancing of the Unisource Credit Facility.

(b) During the 60 day period following IP’s and the UWWH Stockholder’s respective receipt of the UWWH Closing Statement, the Surviving Corporation shall give IP and the UWWH Stockholder and each of their respective Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of the Surviving Corporation (including the Surviving Corporation’s senior finance and accounting personnel and its accountants) to the extent reasonably required to permit IP and the UWWH Stockholder to review the UWWH Closing Balance Sheet and UWWH Closing Statement. Within 60 days after receipt of the UWWH Closing Statement, IP and the UWWH Stockholder shall, in a written notice to the Surviving Corporation and IP or the UWWH Stockholder, as applicable, describe in reasonable detail any proposed adjustments to the items set forth on the UWWH Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Agreement). If the Surviving Corporation shall not have received a notice of proposed adjustments within such 60-day period from the UWWH Stockholder, the UWWH Stockholder will be deemed to have accepted irrevocably the UWWH Closing Statement. If the Surviving Corporation shall not have received a notice of proposed adjustments within such 60-day period from IP, IP will be deemed to have accepted irrevocably the UWWH Closing Statement. During the 30-day period following the delivery by IP or by the UWWH Stockholder of a notice of proposed adjustments to the Surviving Corporation and IP or UWWH, the UWWH Stockholder, IP and the Surviving Corporation, as applicable, shall give IP, the UWWH Stockholder or the Surviving Corporation, as applicable, and each of their respective Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of IP, the UWWH Stockholder or the Surviving Corporation, as applicable, (including senior finance and accounting personnel and their accountants) to the extent reasonably required to permit the UWWH Stockholder, IP or Surviving Corporation to evaluate the proposed adjustments.

(c) The UWWH Stockholder and IP shall negotiate in good faith to resolve any disputes over any proposed adjustments to the UWWH Closing Statement during the 30 days following the Surviving Corporation’s receipt of the proposed adjustments. If UWWH Stockholder and IP are unable to resolve such dispute within such 30-day period, then, at the written request of either such Party (the “Dispute Resolution Request”), each such Party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. The Parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the 30-day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the UWWH Closing Statement, as revised by such negotiations, written agreement or the final decision of the accounting firm referred to below, the “UWWH Final Closing Statement”). If the business representatives do not resolve the dispute during the periods described above, then the UWWH Stockholder and IP shall jointly engage KPMG LLP to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 11.15. If KPMG LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from among the remaining nationally recognized firms which are not the regular independent auditor firm of the UWWH Stockholder, IP or the Surviving Corporation, and in such event references herein to KPMG LLP shall be deemed to refer to such replacement accounting firm. Within the 30-day period following its engagement, KPMG LLP shall arbitrate and resolve such dispute based solely on the written submissions provided by UWWH Stockholder, IP and the Surviving Corporation and shall only consider whether the UWWH Closing Statement (and each component thereof) was prepared in accordance with this Agreement and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the UWWH Closing Statement requires adjustment. In resolving any disputed matter, KPMG LLP shall (i) adhere to the definitions contained in this Agreement and the guidelines and principles of this Section 3.2 and (ii) shall not assign a value to any item higher than the highest value for such item claimed by the UWWH Stockholder and IP or lower than the lowest value claimed by either such Party; provided, however, that to the extent the determination of value of any disputed item affects any other item used in calculating the UWWH Working Capital Adjustment or the UWWH Net Debt Adjustment, such effect may be taken into account by KPMG LLP. The fees and expenses of KPMG LLP shall be shared by the UWWH Stockholder and IP in inverse proportion to the relative amounts of the disputed amount determined in favor of the UWWH Stockholder and IP, respectively.

(d) Upon final determination of the UWWH Final Closing Statement pursuant to Section 3.2(c),

(i) if the Estimated Adjustment Amount was positive,

(A) and the Adjustment Amount exceeds the Estimated Adjustment Amount, the Surviving Corporation shall pay to the UWWH Stockholder an amount equal to such excess, or

(B) and the Estimated Adjustment Amount exceeds the Adjustment Amount, (i) the UWWH Stockholder shall pay to the Surviving Corporation the lesser of (x) the Estimated Adjustment Amount and (y) such excess, and (ii) if the Adjustment Amount is negative, the Surviving Corporation shall pay to IP an amount equal to the product of (x) the Gross Up Percentage and (y) the absolute value of the Adjustment Amount; or

(ii) if the Estimated Adjustment Amount was negative,

(A) and the Estimated Adjustment Amount exceeds the Adjustment Amount, the Surviving Corporation shall pay to IP an amount equal to the product of (x) the Gross Up Percentage and (y) such excess; or

(B) and the Adjustment Amount exceeds the Estimated Adjustment Amount, (i) IP shall pay to the Surviving Corporation an amount equal to the lesser of (x) the product of the Gross Up Percentage and the absolute value of the Estimated Adjustment Amount and (y) the product of the Gross Up percentage and such excess and (ii) if the Adjustment Amount is positive, the Surviving Corporation shall pay to the UWWH Stockholder an amount equal to the Adjustment Amount.

(e) Any payment due pursuant to Section 3.2(d) shall be increased by an amount computed as interest from the Distribution Date through but excluding the date of payment at a rate of 6.0%; which interest shall accrue daily on the basis of a 365 day year calculated for the actual number of days for which payment is due. Any amount payable pursuant to Section 3.2(d) shall be made via wire transfer of immediately available funds within five Business Days after the date upon which the UWWH Closing Statement becomes the UWWH Final Closing Statement.

ARTICLE IV

SUBSIDIARY MERGER AND RELATED MATTERS

Section 4.1 The Subsidiary Merger. On the Closing Date, immediately following the Effective Time, xpedx Intermediate will be merged with and into Unisource (the “Subsidiary Merger”) in accordance with the DGCL and the DLLCA and upon the terms set forth in this Agreement. Following the Subsidiary Merger, the separate corporate existence of xpedx Intermediate will cease, and Unisource will continue as the surviving corporation and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of xpedx Intermediate in accordance with the DGCL and the DLLCA and upon the terms set forth in this Agreement.

Section 4.2 Effective Time of the Subsidiary Merger. On the Closing Date, immediately following the Effective Time, with respect to the Subsidiary Merger, the Parties will execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger executed in accordance with the DGCL and the DLLCA. The Subsidiary Merger will become effective at the time of filing such certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, or at such later time as is agreed upon by the Parties and as set forth in such certificate of merger.

Section 4.3 Effects of the Subsidiary Merger. The Subsidiary Merger will have the effects set forth in this Agreement, the certificate of merger referenced in Section 4.2 and the DGCL and the DLLCA.

Section 4.4 Certificate of Incorporation and Bylaws of Unisource.

(a) Certificate of Incorporation. Upon the consummation of the Subsidiary Merger, the certificate of incorporation of Unisource as in effect immediately prior to the consummation of the Subsidiary Merger shall be amended and restated in its entirety to read as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of Unisource from and after the consummation of the Subsidiary Merger until amended in accordance with the terms thereof and applicable Law.

(b) Bylaws. Upon the consummation of the Subsidiary Merger, the bylaws of Unisource as in effect immediately prior to the consummation of the Subsidiary Merger shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of Unisource from and after the consummation of the Subsidiary Merger until amended in accordance with applicable Law, the certificate of incorporation of Unisource and such bylaws.

Section 4.5 Conversion of Capital Stock. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of any holder of the capital stock of xpedx Intermediate or Unisource:

(a) Conversion of xpedx Intermediate Membership Interests.

(i) All membership interests in xpedx Intermediate outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 4.5(a)(ii) hereof) shall be automatically converted into the right to receive one fully paid and non-assessable share of Unisource Common Stock. Following the Effective Time, all membership interests in xpedx Intermediate shall no longer be outstanding and shall automatically be canceled and cease to exist, and Spinco shall thereafter cease to have any rights with respect thereto, except the right to receive the share of Unisource Common Stock into which such membership interests have been converted pursuant to this Section 4.5, without any interest thereon.

(ii) All membership interests in xpedx Intermediate owned by any Spinco Entity, IP Entity, UWWH or any wholly-owned Subsidiary of UWWH shall be canceled and extinguished and shall cease to exist, and no shares of Unisource Common Stock or other consideration shall be delivered in exchange therefor.

(b) Unisource Common Stock. Each share of Unisource Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF IP, SPINCO, XPEDX INTERMEDIATE AND XPEDX

Except as set forth in the IP/Spinco Disclosure Schedules (regardless of whether or not the relevant Section hereof refers to the IP/Spinco Disclosure Schedules), it being understood and agreed that each disclosure set forth in the IP/Spinco Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE V to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, IP, Spinco, xpedx Intermediate and xpedx hereby represent and warrant to UWWH (which, in the case of Section 5.6(d), Section 5.8(b), Section 5.11(b), Section 5.12(a), Section 5.15(a) through (d), Section 5.15(f), Section 5.16(a) and Section 5.16(b)), are made assuming the Distribution has occurred) as follows:

Section 5.1 Due Organization, Good Standing, Corporate Power and Subsidiaries.

(a) Each of IP, Spinco, xpedx Intermediate and xpedx is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. IP and its Subsidiaries have all requisite corporate or limited liability power and authority to own, lease and operate their properties and assets that will be contributed to Spinco and the Spinco Subsidiaries pursuant to the Distribution Agreement and to carry on the Spinco Business as it is now being conducted. Each of IP and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the Spinco Business that will be contributed to Spinco and the Spinco Subsidiaries pursuant to the Distribution Agreement or the nature of the Spinco Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Spinco Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by Spinco, free and clear of all liens other than pursuant to the Spinco Financing.

Section 5.2 Authorization and Validity of Agreement. Each of IP, Spinco, xpedx Intermediate and xpedx has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to the receipt of the Spinco Stockholder Approval and xpedx Intermediate Member Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by each of IP, Spinco, xpedx Intermediate and xpedx, and the consummation by each of them of the Transactions, have been duly and validly authorized by each of the IP Board of Directors, Spinco Board of Directors, xpedx Intermediate managing member and xpedx managing member, and no other corporate or other action on the part of IP, Spinco, xpedx Intermediate or xpedx is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements or the consummation of the Transactions (other than the Spinco Stockholder Approval and the xpedx Member Approval). This Agreement and the Transaction Agreements have been duly and validly executed and delivered by each of IP, Spinco, xpedx Intermediate and xpedx, as applicable, and, to the extent it is a party thereto, assuming due and valid authorization, execution and delivery hereof and thereof by each of the UWWH Stockholder, UWWH and Unisource, as applicable, each is a valid and binding obligation of each of IP, Spinco, xpedx Intermediate and xpedx enforceable against each of IP, Spinco, xpedx Intermediate and xpedx in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 5.3 Corporate Authority Relative to this Agreement; No Violation. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the approvals set forth in Section 5.3 of the IP/Spinco Disclosure Schedules have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met, (e) the requirements of the NYSE in respect of the listing of the shares of Spinco Common Stock to be issued pursuant hereto are met and (f) the filing of the Certificate of Merger and other appropriate Merger documents and Subsidiary Merger documents (including the certificate of merger evidencing such Subsidiary Merger), if any, as required by the DGCL and the DLLCA, is made, the execution and delivery of this Agreement and the Transaction Agreements by IP and Spinco, as applicable, and the consummation by IP,

Spinco, xpedx Intermediate and xpedx of the Transactions, do not and will not: (w) conflict with or result in a breach of any provision of their respective certificates of incorporation or bylaws; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to IP, Spinco, xpedx Intermediate or xpedx or by which any of the properties or assets that will be contributed to the Spinco Entities pursuant to the Distribution Agreement may be bound; (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority, the failure of which to file or receive would be material; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of IP or any of its Subsidiaries that will be contributed to the Spinco Entities pursuant to the Distribution Agreement (including the xpedx Intermediate Membership Units) or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Spinco Material Contract to which IP or its Subsidiaries is a party that will be contributed to the Spinco Entities pursuant to the Distribution Agreement, or by which the Spinco Entities or the properties or assets that will be contributed to the Spinco Entities pursuant to the Distribution Agreement may be bound, excluding in the case of clause (z) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which have not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 5.4 Capitalization.

(a) As of the date hereof, the authorized capital stock of Spinco consists solely of 100 shares of capital stock, all of which shares are classified and designated as Spinco Common Stock. As of the date hereof, 100 shares of Spinco Common Stock (excluding treasury shares) are issued and outstanding. All of the issued and outstanding shares of Spinco Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, except for shares issuable pursuant to this Agreement or any equity incentive plan of the Surviving Corporation, (i) there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Spinco Common Stock or any capital stock equivalent or other nominal interest in Spinco or any Spinco Subsidiary which relate to Spinco or any Spinco Subsidiary (“Spinco Equity Interests”) pursuant to which Spinco or any Spinco Subsidiary is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Spinco Equity Interests and (ii) there are no outstanding obligations of Spinco to repurchase, redeem or otherwise acquire any outstanding securities of Spinco Equity Interests. Except pursuant to this Agreement, the Registration Rights Agreement and any equity incentive plan of the Surviving Corporation, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of Spinco.

(b) The equity interests of xpedx Intermediate consist solely of membership interests, all of which will be, as of the Closing, held by Spinco. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to xpedx Intermediate Membership Units or any capital stock equivalent or other nominal interest in xpedx Intermediate or any of its Subsidiaries which relate to xpedx Intermediate or any of its Subsidiaries (“xpedx Intermediate Equity Interests”) pursuant to which xpedx Intermediate or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any xpedx Intermediate Equity Interests. There are no outstanding obligations of xpedx Intermediate to repurchase, redeem or otherwise acquire any outstanding xpedx Intermediate Equity Interests. Except pursuant to this Agreement, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of xpedx Intermediate.

(c) The equity interests of xpedx consist solely of membership interests, all of which will be, as of the Closing, held by xpedx Intermediate. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to xpedx Intermediate Membership Units or any capital stock equivalent or other nominal interest in xpedx or any of its Subsidiaries which relate to xpedx or any of its Subsidiaries (“xpedx Equity Interests”) pursuant to which xpedx or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any xpedx Equity Interests. There are no outstanding obligations of xpedx to repurchase, redeem or otherwise acquire any outstanding securities of xpedx Equity Interests. Except pursuant to this Agreement, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of xpedx.

Section 5.5 Affiliate Transactions. Except for (a) transactions under or in connection with this Agreement or the other Transaction Agreements, (b) commercial transactions entered into in the ordinary course that are limited to customary purchase, commercial service and supply arrangements on quantity, pricing, payment and other material terms consistent with past practice prior to June 30, 2013 and entered into without any intent to manipulate working capital or the other assets or liabilities of Spinco in a manner favorable to IP, and (c) as set forth in Section 5.5 of the IP/Spinco Disclosure Schedules, as of the date hereof, there are no transactions or Contracts between or among (i) any of the Spinco Entities, on the one hand, and (ii) IP or any of its Subsidiaries (other than the Spinco Entities) or Affiliates, on the other hand, of the type that would be required to be disclosed if Spinco were a company subject to Item 404 of Regulation S-K promulgated under the Securities Act and that will remain in effect or result in Liability for or impose obligations on any Spinco Entity following the Distribution. With respect to the Spinco Business, since June 30, 2013 to the date hereof, other than as required to effect the Transactions described herein or in the other Transaction Agreements or as set forth in Section 5.5 of the IP/Spinco Disclosure Schedules, neither IP nor any of the Spinco Entities has, nor have any of their respective Subsidiaries, entered into or amended any Contract or arrangement with any of their respective Affiliates, except in the ordinary course provided such Contract or arrangement is limited to customary purchase, commercial service and supply arrangements on quantity, pricing, payment and other material terms consistent with past practice prior to June 30, 2013 and entered into without any intent to manipulate working capital or the other assets or liabilities of Spinco in a manner favorable to IP.

Section 5.6 Spinco Financial Statements.

(a) The financial statements delivered to UWWH as Section 5.6(a) of the IP/Spinco Disclosure Schedules consist of:

(i) the Spinco Audited Balance Sheet and the audited balance sheet of the Spinco Business for December 31, 2011, and the related audited Statements of Operations and Comprehensive Income, Statements of Cash Flows and Statements of Changes in Parent Company Equity for the years ended December 31, 2012, December 31, 2011 and December 31, 2010, including the notes thereto, in each case, audited by Deloitte & Touche LLP (collectively, the “Spinco Audited Financial Statements”); and

(ii) the unaudited interim balance sheet of the Spinco Business as of June 30, 2013, and the related unaudited interim combined statements of operations, as reported, for the 6 months ended June 30, 2013 and June 30, 2012 (collectively, the “Spinco Interim Financial Statements” and together with the Spinco Audited Financial Statements, the “Spinco Financial Statements”).

(b) The Spinco Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of the Spinco Business as of the dates thereof and the results of its operations and changes in cash flows or other information included therein for the periods or as of the dates then ended, in each case, and subject, where appropriate, to normal year-end audit adjustments, as of the dates thereof and for the periods covered thereby; provided that the Spinco Interim Financial Statements were prepared in accordance with GAAP for internal reporting of the Spinco Business as a division and financial reporting segment of IP, and does not include the type of carve-out adjustments required to prepare the Spinco Audited Financial Statements.

(c) As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(d) Undisclosed Liabilities. Except as recorded as a Liability or otherwise reserved against in the Spinco Audited Balance Sheet, the Spinco Entities do not have any Liability of any nature (whether accrued, absolute, contingent or otherwise) other than (i) Liabilities incurred in the ordinary course of business since the date of the Spinco Audited Balance Sheet, (ii) Liabilities incurred under or in accordance with this Agreement or in connection with the Transactions and (iii) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 5.7 Information to Be Supplied. The Registration Statement (and the Prospectus to be included therein) and the other documents required to be filed by IP or Spinco with the SEC in connection with the Transactions will comply as to form, in all material respects, with the requirements of the Securities Act and together with the information supplied or to be supplied by Spinco or IP (which, for the avoidance of doubt, shall not include information supplied or to be supplied by UWWH) for inclusion in the Prospectus to be included in the Registration Statement will not, (a) on the date of its filing, (b) in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act or (c) in the case of the Prospectus, on the date(s) on which the Prospectus is mailed to IP Stockholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 Assets.

(a) Except for the assets referred to in clauses (i)-(xi) of the definition of Excluded Assets in the Distribution Agreement, any Delayed Transfer Assets and the items set forth in Section 5.8(a) of the IP/Spinco Disclosure Schedules, after giving effect to the Transactions (including as permitted pursuant to Section 8.1) and the Transaction Agreements, the Spinco Assets, when taken together with the Transition Services being provided under the Transition Services Agreement, will, at the Effective Time, constitute those assets of IP and its Affiliates necessary to operate the Spinco Business in all material respects as it is currently conducted and as it has been conducted from June 30, 2013 through the date hereof (except with respect to changes in the conduct of the Spinco Business as a result of restructurings of the Spinco Business, and other changes in the ordinary course, in each case not implemented with the intent of manipulating the assets or liabilities that would be transferred to Spinco in connection with the transactions contemplated by the Distribution Agreement).

(b) Except for Delayed Transfer Assets, following the Distribution, Spinco or one of the Spinco Subsidiaries will have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible Spinco Assets, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be materially adverse to Spinco and the Spinco Subsidiaries, taken as a whole, in each case subject to no Encumbrances, except for (i) Encumbrances expressly noted in the Spinco Financial Statements; (ii) Encumbrances consisting of zoning or planning restrictions, (iii) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Spinco Business; (iv) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP are reflected in the Spinco Financial Statements; (v) mechanic’s, materialmen’s and similar Encumbrances arising in the ordinary course of business or by operation of Law; and (vi) any conditions that are shown on the surveys, title policies, deeds or other such documents previously delivered by IP to UWWH with respect to such real property.

(c) Section 5.8(c) of the IP/Spinco Disclosure Schedules lists the material corporate overhead or administrative support services currently provided to any Spinco Entity and/or the Spinco Business, by IP or any of its Affiliates other than the Spinco Entities.

(d) Neither IP, with respect to the Spinco Business, nor any of the Spinco Entities, is a party to any agreement that will remain in effect following the Closing to purchase any material real property.

(e) Section 5.8(e) of the IP/Spinco Disclosure Schedules sets forth the address of each real property to be owned or leased by Spinco or any of the Spinco Subsidiaries following the Distribution which constitutes all of the real property currently used for the Spinco Business. For purposes of this Section 5.8(e), “real property” shall mean all of the warehouses of the Spinco Business. All buildings, structures and improvements located on such real property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of such real property as currently used by the Spinco Business. Except as set forth in Section 5.8(e) of the IP/Spinco Disclosure Schedules, neither IP, with respect to the Spinco Business, nor any of the Spinco Entities have leased or otherwise granted to any Person the right to use or occupy such real property or any material portion thereof.

Section 5.9 Absence of Certain Changes or Events.

(a) Except (i) as specifically contemplated or permitted by this Agreement or the Transaction Agreements, (ii) as set forth in the Spinco Audited Financial Statements and (iii) for changes resulting from the announcement of this Agreement or the Transactions, since January 1, 2013, (A) the Spinco Business has been conducted, in all material respects, in the ordinary course consistent with past practice, and (B) there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) Since June 30, 2013 through the date hereof and except as contemplated by the Distribution Agreement with respect to the Distribution (including the Contributions), none of IP, Spinco or any of their respective Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 8.1 if taken or not taken, as applicable, after the date hereof without UWWH’s consent after the date hereof.

Section 5.10 Actions; Litigation.

(a) No Action against IP, any of its Subsidiaries, any Spinco Entity, the Spinco Business or any of their respective properties is, or in the past three years has been, pending or, to IP’s Knowledge, threatened, except with respect to such Actions the outcome of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) There is no, and during the past three years there has been no, Order against IP, any of its Subsidiaries, any Spinco Entity, the Spinco Business or any of their respective properties or otherwise that has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 5.11 Compliance with Laws; Certain Licenses.

(a) Except with respect to environmental matters, Tax matters, employee benefits matters, labor and employment matters and Intellectual Property matters (which are addressed in Section 5.12, Section 5.13, Section 5.14, Section 5.15 and Section 5.16, respectively), the Spinco Entities are, or on the Distribution Date will be, and have been since January 1, 2011, in compliance, in all material respects, with all Laws and Orders of any Governmental Authority applicable to any of them or their respective operations, except to the extent that such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) Except to the extent they are Delayed Transfer Assets, the Spinco Entities hold all material Licenses that are required for the conduct of the Spinco Business as currently conducted and are in compliance, with the terms of all such Licenses so held, except, in the case of each of the foregoing, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 5.12 Environmental Matters.

(a) Except to the extent they are Delayed Transfer Assets, each Spinco Entity has obtained all material Licenses and other authorizations under Environmental Laws required for the conduct and operation of its business and has for the past five years been and is in compliance, in all material respects, with (i) the terms and conditions contained therein and (ii) with all applicable Environmental Laws, except for such failure to obtain or comply as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) There are no Environmental Claims pending or, to IP’s Knowledge, threatened against any Spinco Entity or with respect to the Spinco Business which, if adversely resolved, would, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect.

(c) There is no condition (i) on, at or under any property currently or formerly owned, leased or used by, any IP Entity or any Spinco Entity or (ii) created by, any IP Entity’s or any Spinco Entity’s operations that would reasonably be expected to create a Liability for any Spinco Entity or the Spinco Business under applicable Environmental Laws, which Liability has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(d) There are no past or present actions, activities, circumstances, events or incidents with respect to any of the Spinco Entities or any predecessors in interest thereto, including IP or any of its Subsidiaries (including any offsite disposal of, or exposure to, any Hazardous Materials), that would reasonably be expected to form the basis of any Environmental Claim, or any Liability under applicable Environmental Laws, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(e) IP has made available to UWWH all material reports and documents in its or any of its Subsidiaries’ or any Spinco Entity’s possession, custody or control sufficient to disclose any Environmental Claim or Liability under applicable Environmental Laws relating to the Spinco Business and to any properties or assets currently owned, leased, operated or used by, or the conduct of any business or operations by, any IP Entity, Spinco Entity or any predecessor in interest thereto, which Environmental Claims or Liabilities have had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 5.13 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect:

(a) Each Return required to be filed by any Spinco Entity or in respect of the Spinco Business for any Taxable Period has been timely filed and each such Return is true, correct and complete in all respects as it relates to the Spinco Business;

(b) All Taxes required to be paid by any Spinco Entity or in respect of the Spinco Business have been paid (whether or not shown on any Return) and appropriate reserves have been recorded in the Spinco Financial Statements in accordance with GAAP for Taxes not yet due and payable;

(c) There is no audit, examination or other administrative or court Action relating to Taxes (i) of any Spinco Entity or (ii) in respect of the Spinco Business in progress or pending, or threatened in writing, nor has a Taxing authority asserted in writing any deficiency or claim for such Taxes or any adjustment to such Taxes, in each case unless such audit, examination, other administrative or court Action, deficiency or claim has been resolved;

(d) All amounts required to be withheld by a Spinco Entity or in respect of the Spinco Business have been withheld and properly deposited with the appropriate Taxing authority, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(e) There are no Encumbrances for Taxes on any of the assets of any Spinco Entity other than Taxes that are not yet due and payable or that are being contested in good faith with adequate reserves maintained in accordance with GAAP as reflected in the Spinco Financial Statements;

(f) No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of Taxes relating to a Spinco Entity has been filed or entered into with a Taxing authority;

(g) No Spinco Entity (A) is or, within the past six years, has been a member of an affiliated, combined, consolidated, unitary, or similar group for purposes of filing Returns or paying Taxes, other than the group of which IP is the common parent or any group that has never contained any Person other than IP and its Subsidiaries and former Subsidiaries, (B) has any Liability for the Taxes of any Person (other than IP and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise, in each case as a result of events or transactions occurring within the past six years, (C) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than the Tax Matters Agreement or Tax Receivable Agreement entered into outside of the ordinary course of business and within the past six years or (D) has received or applied for a Tax ruling from the IRS (other than in connection with the Transactions) or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect any Spinco Entity after the Closing;

(h) Other than in connection with the Transactions or as contemplated by the IRS Submissions, no Spinco Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger;

(i) No Spinco Entity has engaged in any listed transaction within the meaning of the Code; and

(j) Neither Spinco nor any Spinco Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a Taxable Period ending on or prior to the Closing Date requiring an adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax Law) or (ii) any election under Section 108(i) of the Code.

Section 5.14 Employee Benefits.

(a) Section 5.14(a) of the IP/Spinco Disclosure Schedules lists each Spinco Benefit Plan and Spinco Multiemployer Plan. IP has heretofore delivered or made available to UWWH true and complete copies of each Spinco Benefit Plan, any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

(b) Except as set forth on Section 5.14(b) of the IP/Spinco Disclosure Schedules, (i) no Spinco Group Employee is entitled to material payments or benefits under any Spinco Benefit Plans or otherwise for which any Spinco Entity or the Spinco Entities or the Surviving Corporation and its Subsidiaries will have any Liability as of or following the Effective Time and (ii) the consummation of the Transactions shall not result, by itself or in conjunction with any other event, in the payment or acceleration of any amount, the acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any Spinco Group Employee other than as would not reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries.

(c) The Spinco Entities have no Liability under Title IV or Section 302 of ERISA or under Section 412 or 430 of the Code (including on account of any ERISA Affiliate) that is due and owing as of the date hereof, and to the Knowledge of IP or Spinco, no condition exists that would reasonably be expected to result in any such Liability becoming a payment obligation of any Spinco Entity. Except as set forth on Section 5.14(c) of the IP/Spinco Disclosure Schedules, no Spinco Benefit Plan: (i) is a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA or (ii) provides for retiree or post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar state Law).

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, each Spinco Benefit Plan has been established, funded, operated and administered in accordance with its terms, the terms of any related contracts or agreements and applicable Law, including, but not limited to, ERISA, the Code and the Laws of any other Governmental Authority. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Spinco Benefit Plan, (ii) Spinco or, to the Knowledge of IP or Spinco, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with a Spinco Benefit Plan and (iii) no Action with respect to any Spinco Benefit Plan or Spinco Multiemployer Plan (other than routine claims for benefits) is pending or threatened.

(e) Each Spinco Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in good faith compliance with Section 409A of the Code prior to January 1, 2009 and (ii) has been operated and administered in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder on or after January 1, 2009. Except as set forth on Section 5.14(e) of the IP/Spinco Disclosure Schedules, (i) except as would not reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries, the Transactions will not (either solely as a result thereof or as a result of such Transactions in conjunction with any other event) (A) entitle any Spinco Group Employee to severance pay or any other payment or (B) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Spinco Group Employee, and (ii) no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Transactions (either solely as a result thereof or as a result of such Transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of section 280G of the Code. Neither Spinco nor any Spinco Entity has any indemnity obligation to any Spinco Group Employee for any Taxes imposed under Section 4999 or 409A of the Code.

(f) Except as set forth on Section 5.14(f) of the IP/Spinco Disclosure Schedules, (i) all contributions and premiums required to have been paid by IP, its Subsidiaries (including Spinco), or its ERISA Affiliates to any Spinco Multiemployer Plan under the terms of any collective bargaining agreement or applicable Law have been paid within the time prescribed by such agreement or applicable Law except for any failures that are not material and (ii) none of IP, its Subsidiaries (including Spinco) or its ERISA Affiliates has any outstanding Liability in connection with a complete or partial withdrawal from any Spinco Multiemployer Plan as of the date of this Agreement, and to the Knowledge of IP, no such Liability is expected to be incurred by IP, its Subsidiaries (including Spinco) or its ERISA Affiliates prior to the Closing Date.

Section 5.15 Labor and Employment Matters.

(a) No Spinco Entity is a party to, or bound by, and no Spinco Group Employee is subject to, any (A) collective bargaining agreement (other than those set forth on Section 5.15(a) of the IP/Spinco Disclosure Schedules) or (B) other Contract with a labor union, labor organization, works council or trade association, nor is any such Contract presently being negotiated;

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, with respect to any Spinco Group Employee, no Spinco Entity or IP Entity is, or during the prior two year period has been, the subject of any Action asserting that such Spinco Entity or IP Entity, respectively, has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to IP’s Knowledge, is any such Action threatened; and

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, with respect to the Spinco Group Employees, the Spinco Entities and the IP Entities are in compliance, in all material respects, with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all similar Laws (“WARN”) and all other notification and bargaining obligations arising under any collective bargaining agreement, Law or otherwise.

(d) No strike, work stoppage, lockout or other material labor dispute involving any Spinco Entity or any Spinco Group Employee has occurred during the prior two year period, is pending or, to IP’s Knowledge, threatened.

(e) To the Knowledge of IP, there have been no petitions or campaigns being conducted to solicit cards initiated by any labor organization to represent any Spinco Group Employees not currently represented by a labor organization or employee representative within the past three years, nor, to IP’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization.

(f) With respect to the Spinco Group Employees, each of IP, Spinco and their respective Subsidiaries is in material compliance with all applicable Laws and Contracts relating to employment practices, terms and conditions of employment, and the employment of former, current and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code), including all such Laws and Contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(g) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, no IP Entity or Spinco Entity is in material breach of any collective bargaining agreement that applies to any Spinco Group Employee nor, to IP’s Knowledge, is any labor union or labor organization that is party to any such collective bargaining agreement in material default thereunder.

(h) To the Knowledge of IP, no Spinco Group Employee that is an executive officer or Key Spinco Group Employee has expressed to IP or Spinco any present intention to terminate his/her employment with IP or any Spinco Entity (other than, for the avoidance of doubt, those employees who shall terminate employment with IP in connection with the Transactions).

Section 5.16 Intellectual Property.

(a) Set forth on Section 5.16(a) of the IP/Spinco Disclosure Schedules is a list of all patents, pending patent applications, registrations and applications for registration of Intellectual Property and Internet domain names owned or controlled by the IP Entities or the Spinco Entities to carry on the Spinco Business as currently conducted. Except as set forth on Section 5.16(a) of the IP/Spinco Disclosure Schedules, in the conduct of the Spinco Business as currently conducted, no Spinco Entity uses any Intellectual Property owned or controlled by IP or its Affiliates (other than the Spinco Entities).

(b) Following the Separation, the Spinco Entities will own all right, title and interest in and to the Spinco Intellectual Property free of all Encumbrances, except for non-exclusive licenses to Spinco Intellectual Property granted in the ordinary course of business.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, no Action or Order is pending, nor to IP’s Knowledge, threatened, (i) alleging that the operation of the Spinco Business, infringes, misappropriates, dilutes or otherwise violates (“Infringes”) the Intellectual Property rights of third parties or (ii) challenging the ownership, validity, patentability, enforceability, registrability or use of any Spinco Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, with respect to the Spinco Business, neither IP nor any of its Affiliates (including any Spinco Entity) is subject to any outstanding Order or other dispute involving any third-party Intellectual Property and to IP’s Knowledge, no such Order or other dispute is threatened.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, to IP’s Knowledge, (i) the operation of the Spinco Business as currently conducted does not Infringe the Intellectual Property rights of another Person and (ii) no Person is Infringing the Spinco Intellectual Property.

(e) IP and its Affiliates (including the Spinco Entities) have taken commercially reasonable actions to maintain the Spinco Intellectual Property and to protect the confidentiality of the trade secrets owned by any of them, in each case that are material to the conduct of the Spinco Business as presently conducted. To IP’s Knowledge, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, no Spinco Intellectual Property that constitutes a trade secret has been disclosed to any third party other than pursuant to a valid written agreement to protect the confidentiality of such trade secret.

Section 5.17 Material Contracts.

(a) Section 5.17(a) of the IP/Spinco Disclosure Schedules sets forth each of the following with respect to the Spinco Business that is in effect as of the date hereof:

(i) any non-competition agreements or any other Contract that materially limits or will materially limit any of the IP Entities or the Spinco Entities from engaging in the Spinco Business or contains exclusivity, non-solicitation or “most favored nation” provisions that materially limit or would materially limit any of the IP Entities or the Spinco Entities from engaging in the Spinco Business;

(ii) any Contract with respect to any partnerships, joint ventures or strategic alliances material to the Spinco Business;

(iii) any Contract pursuant to which any Spinco Entity has or will incur Indebtedness for borrowed money or other material Indebtedness (other than deferred revenue);

(iv) any Contract that provides or will provide for annual payments in excess of $30 million by or to the Spinco Business (other than leases set forth on Section 5.8(e) of the IP/Spinco Disclosure Schedules);

(v) any Contract that provides for annual payments in excess of $30 million by or to any IP Entity or Spinco Entity and contains a “change of control” provision (other than leases set forth on Section 5.8(e) of the IP/Spinco Disclosure Schedules);

(vi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any Spinco Entity will be required after the date of this Agreement to pay consideration in excess of $1 million;

(vii) any Contract for the employment or engagement of any Spinco Group Employee or other individual on a full-time, part-time, or consulting basis and providing for annual compensation in excess of $250,000 but excluding offer letters with non-binding compensation terms that (A) permit discretionary periodic adjustments to the base rate of compensation and incentive compensation payable thereunder, (B) do not commit to any severance obligations, other than under the generally applicable IP severance policy and (C) do not contain any other material elements of compensation or benefits thereunder other than participation in the applicable IP benefits programs on the same terms as other similarly situated employees;

(viii) any Contract that limits or otherwise restricts the ability of Spinco or any of its Subsidiaries to pay dividends or make distributions to Spinco Stockholders; or

(ix) any license agreement or Contract that is material and primarily related to the Spinco Business under which any IP Entity or Spinco Entity is a licensee or licensor of any Intellectual Property or that is a settlement, royalty, covenant not to sue, consent, concurrent use or other agreement with respect to any Intellectual Property that is material and primarily related to the Spinco Business (in each case other than non-disclosure agreements entered into in the ordinary course of business and licenses and related service agreements for any item of commercially available, unmodified software with an annualized license fee of less than $2.5 million).

The Contracts required to be set forth on Section 5.17(a) of the IP/Spinco Disclosure Schedules, the collective bargaining agreements set forth on Section 5.15(a) of the IP/Spinco Disclosure Schedules, (and any other such Contracts entered into in the ordinary course of business prior to the Closing) and real property leases for facilities in excess of 200,000 rentable square feet (it being understood that such leases as are in effect as of the date hereof are set forth on Section 5.8(e) of the IP/Spinco Disclosure Schedules and are marked with an asterisk) are referred to herein as the “Spinco Material Contracts”. IP has provided UWWH with a correct and complete copy of all Spinco Material Contracts in effect as of the date hereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, each of the Spinco Material Contracts are valid and in full force and effect, against the IP Entity or Spinco Entity which is a party thereto (or will become a party thereto in connection with the Transactions) and, to IP’s Knowledge, the counterparty thereto, and constitute legal, valid and binding obligations of the IP Entity or Spinco Entity which is party thereto and, to IP’s Knowledge, the counterparty thereto, enforceable by the IP Entity or Spinco Entity which is a party thereto in accordance with their terms except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or (ii) Laws relating to the enforcement of employee restrictive covenants.

(c) Neither any IP Entity nor any Spinco Entity is in material breach or default under (and no event has occurred, and neither any IP Entity nor any Spinco Entity has violated any provisions of, or committed or failed to perform any act that, with notice or the passage of time or both would constitute a material breach or default under) any Spinco Material Contract nor, to IP’s Knowledge, is any other party to any Spinco Material Contract in material default thereunder, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 5.18 Board Approvals; Votes Required.

(a) Board Approvals. Each of the IP Board of Directors, the Spinco Board of Directors, the xpedx Intermediate managing member and the xpedx managing member, as applicable, has, in each case, (i) determined that this Agreement, the Transaction Agreements and the Transactions (including the Merger and the Subsidiary Merger), taken together, are advisable, fair and in the best interest of IP, Spinco, xpedx Intermediate and xpedx, respectively, and their respective stockholders or unitholders, as applicable, and (ii) approved this Agreement, the Transaction Agreements and the Transactions (including the Merger and the Subsidiary Merger). The Spinco Board of Directors has approved and declared advisable the issuance of Spinco Common Stock in connection with the Distribution and the Merger.

(b) Votes Required. The only approvals or consents of the holders of any class or series of capital stock necessary to adopt this Agreement and the Transaction Agreements and to approve the Merger and the Transactions is the affirmative vote of IP, as the sole stockholder of Spinco (the “Spinco Stockholder Approval”), and the affirmative vote of IP, as the sole member of xpedx Intermediate (“the “xpedx Intermediate Member Approval”), which Spinco and xpedx Intermediate shall obtain by written consent pursuant to Section 228 of the DGCL and Section 18-302 of the DLLCA, as applicable, on the date hereof immediately following the execution and delivery of this Agreement. Upon such adoption, the approval of the holders of Spinco Common Stock after the Distribution Date will not be required to effect the Transactions. The approval of IP Stockholders is not required to effect the Transactions, including the issuance of shares of Spinco Common Stock in the Merger, and, other than as set forth in this Section 5.18(b), no other corporate or other proceedings are necessary to adopt or approve this Agreement, the Transaction Agreements or to consummate the Merger or the Transactions.

Section 5.19 Status of New Spinco Common Stock. Subject to the approvals set forth in Section 5.18 above, the Spinco Common Stock being issued at the Effective Time shall have been duly authorized by all necessary corporate action on part of IP and Spinco and such Spinco Common Stock shall have been validly issued and, assuming payment therefore has been made, will be fully paid and non-assessable, and the issuance of such Spinco Common Stock will not be subject to preemptive rights.

Section 5.20 Operations of Spinco. Spinco is a direct, wholly-owned Subsidiary of IP and shall remain a direct wholly-owned Subsidiary of IP until the Distribution.

Section 5.21 Insurance of Spinco. Spinco is insured under insurance policies, Contracts and self-insurance programs, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements, in such amounts, with such deductibles and against such risks and losses as are, in each of IP’s and Spinco’s judgment, reasonable for the Spinco Business and the Spinco Entities. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, all such policies are in full force and effect, no invoiced premiums are overdue for payment and no notice of cancellation or termination has been received by IP or Spinco or any of their respective Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 5.22 Brokers or Finders; Transaction Bonuses. Except as set forth in Section 5.22 of the IP/Spinco Disclosure Schedules, neither IP, its Subsidiaries nor any of the Spinco Entities has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions, and any such fee or commission, and any costs or expenses incurred in connection therewith shall be borne solely by IP. Except as set forth in Section 5.22 of the IP/Spinco Disclosure Schedules, there are no special bonuses or other similar compensation payable to any Spinco Group Employee or any other employee of the Spinco Entities in connection with the Transactions that would reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries. IP has provided to UWWH true and complete copies of any agreements set forth in Section 5.22 of the IP/Spinco Disclosure Schedules to the extent any Spinco Entity shall have or will have any Liability thereunder.

Section 5.23 Bank Accounts. Section 5.23 of the IP/Spinco Disclosure Schedules sets forth a true and complete list showing the account name and bank ID of each account, credit line or safety deposit box primarily related to the Spinco Business and the names of responsible Persons authorized to draw thereof or, with respect to safety deposit boxes, have access thereto.

ARTICLE VI

IREPRESENTATIONS AND WARRANTIES OF THE UWWH STOCKHOLDER, UWWH AND UNISOURCE

Except as set forth in the UWWH Disclosure Schedules (regardless of whether or not the relevant Section hereof refers to the UWWH Disclosure Schedules), it being understood and agreed that each disclosure set forth in the UWWH Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE VI to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, the UWWH Stockholder, UWWH and Unisource hereby represent and warrant to IP and Spinco as follows:

Section 6.1 Due Organization, Good Standing, Corporate Power and Subsidiaries.

(a) Each of UWWH and Unisource is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. UWWH and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets and to carry on its business as it is now being conducted. Each of UWWH and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each UWWH Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by UWWH, free and clear of all liens other than pursuant to the Unisource Credit Facility.

Section 6.2 Authorization and Validity of Agreement. Each of UWWH and Unisource has all necessary corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to the receipt of the UWWH Stockholder Approval and the Unisource Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by UWWH and Unisource and the consummation by UWWH and Unisource of the Transactions, have been duly and validly authorized and unanimously approved by the UWWH Board of Directors and the Unisource Board of Directors, and no other corporate or other action on the part of UWWH or Unisource is necessary to authorize the execution, delivery and performance of this Agreement and the

Transaction Agreements or the consummation of the Transactions (other than the UWWH Stockholder Approval and the Unisource Stockholder Approval). This Agreement and the Transaction Agreements have been duly and validly executed and delivered by each of UWWH and Unisource and, to the extent it is a party thereto, assuming due and valid authorization, execution and delivery hereof and thereof by each of IP, Spinco, xpedx Intermediate and xpedx, as applicable, each is a valid and binding obligation of each of UWWH and Unisource and enforceable against each of UWWH and Unisource in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 6.3 Corporate Authority Relative to this Agreement; No Violation. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the approvals set forth in Section 6.3 of the UWWH Disclosure Schedules have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met and (e) the filing of the Certificate of Merger and other appropriate Merger documents and Subsidiary Merger documents (including the certificate of merger evidencing such Subsidiary Merger), if any, as required by the DGCL and the DLLCA, is made, the execution and delivery of this Agreement and the Transaction Agreements by UWWH and Unisource, as applicable, and the consummation by UWWH and Unisource of the Transactions, do not and will not: (w) conflict with or result in a breach of any provision of their respective certificates of incorporation or bylaws; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to UWWH or Unisource; (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority, the failure of which to file or receive would be material; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of UWWH or any of its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any UWWH Material Contract to which UWWH or Unisource is a party, excluding in the case of clause (z) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which have not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 6.4 Capitalization.

(a) The authorized capital stock of UWWH consists solely of 1,000 shares of capital stock, all of which shares are classified and designated as UWWH Common Stock. 1,000 shares of UWWH Common Stock are issued and outstanding. All of the issued and outstanding shares of UWWH Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to UWWH Common Stock or any capital stock equivalent or other nominal interest in UWWH or any of its Subsidiaries which relate to UWWH

(“UWWH Equity Interests”) pursuant to which UWWH or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any UWWH Equity Interests. There are no outstanding obligations of UWWH to repurchase, redeem or otherwise acquire any outstanding securities of UWWH Equity Interests. There are no Contracts or commitments to which UWWH is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of UWWH.

(b) The authorized capital stock of Unisource consists solely of 1,000 shares capital stock, all of which are classified and designated as Unisource Common Stock. 100 shares of Unisource Common Stock are issued and outstanding. All of the issued and outstanding shares of Unisource Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for shares issuable pursuant to this Agreement, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Unisource Common Stock or any capital stock equivalent or other nominal interest in Unisource or any of its Subsidiaries which relate to Unisource (“Unisource Equity Interests”) pursuant to which Unisource or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Unisource Equity Interests. There are no outstanding obligations of Unisource to repurchase, redeem or otherwise acquire any outstanding securities of Unisource Equity Interests. There are no Contracts or commitments to which Unisource is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of Unisource.

Section 6.5 Affiliate Transactions. Except for (a) transactions under or in connection with this Agreement or the other Transaction Agreements, (b) commercial transactions entered into in the ordinary course that are limited to customary purchase, commercial service and supply arrangements on quantity, pricing, payment and other material terms consistent with past practice prior to June 30, 2013 and entered into without any intent to manipulate working capital or the other assets or liabilities of UWWH in a manner favorable to the UWWH Stockholder and (c) as set forth in Section 6.5 of the UWWH Disclosure Schedules, as of the date hereof, there are no transactions or Contracts between or among (i) UWWH or any of its Subsidiaries, on the one hand, and (ii) UWWH’s Affiliates (other than wholly-owned Subsidiaries of UWWH, but including, for the avoidance of doubt, GP and its Affiliates), on the other hand, of the type that would be required to be disclosed if UWWH were a company subject to Item 404 of Regulation S-K promulgated under the Securities Act or result in Liability for or impose obligations on UWWH or any of its Subsidiaries.

Section 6.6 UWWH Financial Statements.

(a) The financial statements delivered to IP and Spinco as Section 6.6(a) of the UWWH Disclosure Schedules consist of:

(i) the audited balance sheets of the business of UWWH as of December 29, 2012 (the “UWWH Audited Balance Sheet”), December 31, 2011 and January 1, 2011, and the related audited statements of operations, cash flows and stockholder’s equity for the years ended December 29, 2012, December 31, 2011 and January 1, 2011, including the notes thereto, in each case, audited by PricewaterhouseCoopers LLP (collectively, the “UWWH Audited Financial Statements”); and

(ii) the unaudited interim balance sheet of the business of UWWH as of June 30, 2013, and the related unaudited interim consolidated statements of operations for the 6 months ended June 30, 2013 and June 30, 2012 (collectively, the “UWWH Interim Financial Statements” and together with the UWWH Audited Financial Statements, the “UWWH Financial Statements”).

(b) The UWWH Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of the business of UWWH as of the dates thereof and the results of its operations and changes in cash flows or other information included therein for the periods or as of the dates then ended, in each case, and subject, where appropriate, to normal year-end audit adjustments, as of the dates thereof and for the periods covered thereby.

(c) As of the date hereof, neither UWWH nor any of its Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(d) Undisclosed Liabilities. Except as recorded as a Liability or otherwise reserved against in the UWWH Audited Balance Sheet, UWWH and its Subsidiaries do not have any Liability of any nature (whether accrued, absolute, contingent or otherwise) other than (i) Liabilities incurred in the ordinary course of business since the date of the UWWH Audited Balance Sheet, (ii) Liabilities incurred under or in accordance with this Agreement or in connection with the Transactions and (iii) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 6.7 Information to Be Supplied. The information supplied or to be supplied by UWWH for inclusion in the Prospectus to be included in the Registration Statement will not, (a) on the date of its filing, (b) in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act or (c) in the case of the Prospectus, on the date(s) on which the Prospectus is mailed to IP Stockholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8 Assets.

(a) UWWH and its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of UWWH and its Subsidiaries, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be materially adverse to UWWH and its Subsidiaries, taken as a whole, in each case subject to no Encumbrances, except for (i) Encumbrances expressly noted in the UWWH Financial Statements; (ii) Encumbrances consisting of zoning or planning restrictions, (iii) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the business of UWWH; (iv) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP are reflected in the UWWH Financial Statements; (v) mechanic’s, materialmen’s and similar Encumbrances arising in the ordinary course of business or by operation of Law; and (vi) any conditions that are shown on the surveys, title policies, deeds or other such documents previously delivered by UWWH to IP and Spinco with respect to such real property.

(b) Neither UWWH nor any of its Subsidiaries is a party to any agreement that will remain in effect following the Closing to purchase any material real property.

(c) Section 6.8(c) of the UWWH Disclosure Schedules sets forth the address of each real property to be owned or leased by UWWH or any of its Subsidiaries which constitutes all of the real property currently used for the business of UWWH and its Subsidiaries. All buildings, structures and improvements located on such real property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of such real property as currently used by the business of UWWH and its Subsidiaries. For purposes of this Section 6.8(c), “real property” shall mean all of the warehouses of the business of UWWH and its Subsidiaries. Except as set forth in Section 6.8(c) of the UWWH Disclosure Schedules, neither UWWH nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such real property or any material portion thereof.

Section 6.9 Absence of Certain Changes or Events.

(a) Except (i) as specifically contemplated or permitted by this Agreement or the Transaction Agreements, (ii) as set forth in the UWWH Audited Financial Statements and (iii) for changes resulting from the announcement of this Agreement or the Transactions, since January 1, 2013, (A) the business of UWWH has been conducted, in all material respects, in the ordinary course consistent with past practice, and (B) there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(b) Since June 30, 2013 through the date hereof and except with respect to the UWWH Reorganization, UWWH and its Subsidiaries have not taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 8.2 if taken or not taken, as applicable, after the date hereof without IP’s consent after the date hereof.

Section 6.10 Actions; Litigation.

(a) No Action against UWWH, any of its Subsidiaries, their business or any of their respective properties is, or in the past three years has been, pending or, to UWWH’s Knowledge, threatened, except with respect to such Actions the outcome of which has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(b) There is no, and during the past three years there has been no, Order against UWWH, any of its Subsidiaries, its business or its properties or otherwise that has had or would reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 6.11 Compliance with Laws; Certain Licenses.

(a) Except with respect to environmental matters, Tax matters, employee benefits matters, labor and employment matters and Intellectual Property matters (which are addressed in Section 6.12, Section 6.13, Section 6.14, Section 6.15 and Section 6.16, respectively), UWWH and its Subsidiaries are, and have been since January 1, 2011, in compliance, in all material respects, with all Laws and Orders of any Governmental Authority applicable to any of them or their respective operations, except to the extent that such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(b) UWWH and its Subsidiaries hold all material Licenses that are required for the conduct of their business as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 6.12 Environmental Matters.

(a) Each of UWWH and its Subsidiaries has obtained all material Licenses and other authorizations under Environmental Laws required for the conduct and operation of its business and has for the past five years been and is in compliance, in all material respects, with (i) the terms and conditions contained therein and (ii) with all applicable Environmental Laws, except for such failure to obtain or comply as has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(b) There are no Environmental Claims pending or, to UWWH’s Knowledge, threatened against UWWH or any of its Subsidiaries which, if adversely resolved, would, individually or in the aggregate, reasonably be expected to have a UWWH Material Adverse Effect.

(c) There is no condition (i) on, at or under any property currently or formerly owned, leased or used by UWWH or any of its Subsidiaries or (ii) created by UWWH’s or any of its Subsidiary’s operations that would reasonably be expected to create a Liability for UWWH or any of its Subsidiaries or the business of UWWH under applicable Environmental Laws, which Liability has had or would reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(d) There are no past or present actions, activities, circumstances, events or incidents with respect to UWWH or any of its Subsidiaries or any predecessors in interest thereto (including any offsite disposal of, or exposure to, any Hazardous Materials) that would reasonably be expected to form the basis of any Environmental Claim, or any Liability under applicable Environmental Laws, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(e) UWWH has made available to IP all material reports and documents in its or any of its Subsidiaries’ possession, custody or control sufficient to disclose any Environmental Claim or Liability under applicable Environmental Laws relating to any properties or assets currently or formerly owned, leased, operated or used by, or the conduct of any business or operations by, UWWH, any of its Subsidiaries or any predecessor in interest thereto, which Environmental Claims or Liabilities have had or would reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 6.13 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect:

(a) Each Return required to be filed by any UWWH Entity has been timely filed and each such Return is true, correct and complete in all respects;

(b) All Taxes required to be paid by any UWWH Entity have been paid (whether or not shown on any Return) and appropriate reserves have been recorded in the UWWH Financial Statements in accordance with GAAP for Taxes not yet due and payable;

(c) There is no audit, examination or other administrative or court Action relating to Taxes of any UWWH Entity in progress or pending, or threatened in writing, nor has a Taxing authority asserted in writing any deficiency or claim for such Taxes or any adjustment to such Taxes, in each case unless such audit, examination, other administrative or court Action, deficiency or claim has been resolved;

(d) All amounts required to be withheld by a UWWH Entity have been withheld and properly deposited with the appropriate Taxing authority, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(e) There are no Encumbrances for Taxes on any of the assets of any UWWH Entity other than Taxes that are not yet due and payable or that are being contested in good faith with adequate reserves maintained in accordance with GAAP as reflected in the UWWH Financial Statements;

(f) No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of Taxes has been filed or entered into with a Taxing authority;

(g) No UWWH Entity (A) is or, within the past six years, has been a member of an affiliated, combined, consolidated, unitary, or similar group for purposes of filing Returns or paying Taxes, other than the group of which UWWH is the common parent or any group that has never contained any Person other than UWWH and its Subsidiaries and former Subsidiaries, (B) has any Liability for the Taxes of any Person (other than UWWH and its Subsidiaries) under

Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise, in each case as a result of events or transactions occurring within the past six years, (C) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than the Tax Matters Agreement or Tax Receivable Agreement entered into outside of the ordinary course of business and within the past six years or (D) has received or applied for a Tax ruling from the IRS (other than in connection with the Distribution or Merger) or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect any UWWH Entity after the Closing;

(h) No UWWH Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger;

(i) No UWWH Entity has engaged in any listed transaction within the meaning of the Code; and

(j) Neither UWWH nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a Taxable Period ending on or prior to the Closing Date requiring an adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax Law) or (ii) any election under Section 108(i) of the Code.

Section 6.14 Employee Benefits.

(a) Section 6.14(a) of the UWWH Disclosure Schedules lists each UWWH Benefit Plan and UWWH Multiemployer Plan. UWWH has heretofore delivered or made available to IP true and complete copies of each UWWH Benefit Plan, any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

(b) Except as set forth on Section 6.14(b) of the UWWH Disclosure Schedules, (i) no UWWH Employee is entitled to material payments or benefits under any UWWH Benefit Plans or otherwise for which UWWH or any of its Subsidiaries or the Surviving Corporation and its Subsidiaries will have any Liability as of or following the Effective Time and (ii) the consummation of the Transactions shall not result, by itself or in conjunction with any other event, in the payment or acceleration of any amount, the acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any UWWH Employee other than as would not reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries.

(c) Neither UWWH nor any of its Subsidiaries has any Liability under Title IV or Section 302 of ERISA or under Section 412 or 430 of the Code (including on account of any ERISA Affiliate) that is due and owing as of the date hereof, and to the Knowledge of UWWH no condition exists that would reasonably be expected to result in any such Liability becoming a payment obligation of UWWH or any of its Subsidiaries. Except as set forth on Section 6.14(c) of the UWWH Disclosure Schedules, no UWWH Benefit Plan: (i) is a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA or (ii) provides for retiree or post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar state Law).

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, each UWWH Benefit Plan has been established, funded, operated and administered in accordance with its terms, the terms of any related contracts or agreements and applicable Law, including, but not limited to, ERISA, the Code and the Laws of any other Governmental Authority. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any UWWH Benefit Plan, (ii) UWWH or, to the Knowledge of UWWH, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with a UWWH Benefit Plan and (iii) no Action with respect to any UWWH Benefit Plan or UWWH Multiemployer Plan (other than routine claims for benefits) is pending or threatened.

(e) Each UWWH Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in good faith compliance with Section 409A of the Code prior to January 1, 2009 and (ii) has been operated and administered in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder on or after January 1, 2009. Except as set forth on Section 6.14(e) of the UWWH Disclosure Schedules, (i) except as would not reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries, the Transactions will not (either solely as a result thereof or as a result of such transactions in conjunction with any other event) (A) entitle any UWWH Employee to severance pay or any other payment or (B) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any UWWH Employee, and (ii) no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of section 280G of the Code. UWWH does not have any indemnity obligation to any UWWH Employee for any Taxes imposed under Section 4999 or 409A of the Code.

(f) Except as set forth on Section 6.14(f) of the UWWH Disclosure Schedules, (i) all contributions and premiums required to have been paid by UWWH, its Subsidiaries, or its ERISA Affiliates to any UWWH Multiemployer Plan under the terms of any collective bargaining agreement or applicable Law have been paid within the time prescribed by such agreement or applicable Law except for any failures that are not material and (ii) none of UWWH, any of its Subsidiaries, or its ERISA Affiliates has any outstanding Liability in connection with a complete or partial withdrawal from any UWWH Multiemployer Plan as of the date of this Agreement, and to the Knowledge of UWWH, no such Liability is expected to be incurred by UWWH, its Subsidiaries, or its ERISA Affiliates prior to the Closing Date.

Section 6.15 Labor and Employment Matters.

(a) Neither UWWH nor any of its Subsidiaries is a party to, or bound by, and no UWWH Employee is subject to, any (A) collective bargaining agreement (other than those set forth on Section 6.15(a) of the UWWH Disclosure Schedules) or (B) other Contract with a labor union, labor organization, works council or trade association, nor is any such Contract presently being negotiated;

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, neither UWWH nor any of its Subsidiaries is, or during the prior two year period has been, the subject of any Action asserting that UWWH or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to UWWH’s Knowledge, is any such Action threatened; and

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, UWWH and all of its Subsidiaries are in compliance, in all material respects, with their obligations pursuant to WARN and all other notification and bargaining obligations arising under any collective bargaining agreement, Law or otherwise.

(d) No strike, work stoppage, lockout or other material labor dispute involving UWWH or any of its Subsidiaries has occurred during the prior two year period, is pending or, to UWWH’s Knowledge, threatened.

(e) To the UWWH’s Knowledge, there have been no petitions or campaigns being conducted to solicit cards initiated by any labor organization to represent any UWWH Employees not currently represented by a labor organization or employee representative within the past three years nor, to UWWH’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization.

(f) UWWH is in material compliance with all applicable Laws and Contracts relating to employment practices, terms and conditions of employment, and the employment of former, current and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code), including all such Laws and Contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

(g) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, neither UWWH nor any of its Subsidiaries is in material breach of any collective bargaining agreement that applies to any UWWH Employee nor, to UWWH’s Knowledge, is any labor union or labor organization that is party to any such collective bargaining agreement in material default thereunder.

(h) To the Knowledge of UWWH, no executive officer or Key UWWH Employee or any of its Subsidiaries has expressed to UWWH or any of its Subsidiaries any present intention to terminate his/her employment with UWWH or any of its Subsidiaries.

Section 6.16 Intellectual Property.

(a) Set forth on Section 6.16(a) of the UWWH Disclosure Schedules is a list of all patents, pending patent applications, registrations and applications for registration of Intellectual Property and Internet domain names owned or controlled by UWWH and its Subsidiaries to carry on the business of UWWH and its Subsidiaries as currently conducted (the “UWWH Intellectual Property”).

(b) UWWH or its Subsidiaries own all right, title and interest in and to, the UWWH Intellectual Property, free of all Encumbrances, except for non-exclusive licenses to UWWH Intellectual Property granted in the ordinary course of business.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, no Action or Order is pending, nor to UWWH’s Knowledge, threatened, (i) alleging that the operation of UWWH’s business, Infringes the Intellectual Property rights of third parties or (ii) challenging the ownership, validity, patentability, enforceability, registrability or use of any UWWH Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, neither UWWH nor any of its Subsidiaries is subject to any outstanding Order or other dispute involving any third-party Intellectual Property and to UWWH’s Knowledge, no such Order or other dispute is threatened.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, to UWWH’s Knowledge, (i) the operation of UWWH’s business as currently conducted does not Infringe the Intellectual Property rights of another Person and (ii) no Person is Infringing the UWWH Intellectual Property.

(e) UWWH and its Subsidiaries have taken commercially reasonable actions to maintain the UWWH Intellectual Property and to protect the confidentiality of the trade secrets owned by any of them, in each case that are material to the conduct of UWWH’s business as presently conducted. To UWWH’s Knowledge, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, no UWWH Intellectual Property that constitutes a trade secret has been disclosed to any third party other than pursuant to a valid written agreement to protect the confidentiality of such trade secret.

Section 6.17 Material Contracts.

(a) Section 6.17(a) of the UWWH Disclosure Schedules sets forth each of the following that UWWH or any of its Subsidiaries is a party to or bound by as of the date hereof:

(i) any non-competition agreements or any other Contract that materially limits or will materially limit any of UWWH or its Subsidiaries from engaging in their respective businesses or contains exclusivity, non-solicitation or “most favored nation” provisions that materially limit or would materially limit any of the UWWH or its Subsidiaries from engaging in their respective businesses;

(ii) any Contract with respect to any partnerships, joint ventures or strategic alliances material to UWWH;

(iii) any Contract pursuant to which any of UWWH or its Subsidiaries has or will incur Indebtedness for borrowed money or other material Indebtedness (other than deferred revenue);

(iv) any Contract that provides or will provide for annual payments in excess of $30 million by or to UWWH or any of its Subsidiaries (other than leases set forth on Section 6.8(c) of the UWWH Disclosure Schedules);

(v) any Contract that provides for annual payments in excess of $30 million and contains a “change of control” provision (other than leases set forth on Section 6.8(c) of the UWWH Disclosure Schedules);

(vi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which UWWH or any of its Subsidiaries will be required after the date of this Agreement to pay consideration in excess of $1 million;

(vii) any Contract for the employment or engagement of any UWWH Employee or other individual on a full-time, part-time or consulting basis and providing for annual compensation in excess of $250,000 but excluding offer letters with non-binding compensation terms that (A) permit discretionary periodic adjustments to the base rate of compensation and incentive compensation payable thereunder, (B) do not commit to any severance obligations, other than under the generally applicable UWWH severance policy and (C) do not contain any other material elements of compensation or benefits thereunder other than participation in the applicable UWWH benefits programs on the same terms as other similarly situated employees;

(viii) any Contract that limits or otherwise restricts the ability of UWWH or any of its Subsidiaries to pay dividends or make distributions to the UWWH Stockholder; or

(ix) any license agreement or Contract that is material to UWWH’s business under which UWWH or any of its Subsidiaries is a licensee or licensor of any Intellectual Property or that is a settlement, royalty, covenant not to sue, consent, concurrent use or other agreement with respect to any Intellectual Property that is material to UWWH’s business (in each case other than non-disclosure agreements entered into in the ordinary course of business and licenses and related service agreements for any item of commercially available, unmodified software with an annualized license fee of less than $2.5 million).

The Contracts required to be set forth on Section 6.17(a) of the UWWH Disclosure Schedules, the collective bargaining agreements set forth on Section 6.15(a) of the UWWH Disclosure Schedules (and any other such Contracts entered into in the ordinary course of business prior to the Closing) and real property leases for facilities in excess of 200,000 rentable square feet (it being understood that such leases as are in effect as of the date hereof are set forth on Section 6.8(c) of the UWWH Disclosure Schedules and are marked with an asterisk) are referred to herein as the “UWWH Material Contracts”. UWWH has provided IP with a correct and complete copy of all UWWH Material Contracts in effect as of the date hereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, each of the UWWH Material Contracts are valid and in full force and effect, against UWWH or its Subsidiary which is a party thereto (or will become a party thereto in connection with the Transactions) and, to UWWH’s Knowledge, the counterparty thereto, and constitute legal, valid and binding obligations of UWWH or its Subsidiary which is party thereto and, to UWWH’s Knowledge, the counterparty thereto, enforceable by UWWH or the Subsidiary which is a party thereto in accordance with their terms except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or (ii) Laws relating to the enforcement of employee restrictive covenants.

(c) Neither UWWH nor any of its Subsidiaries is in material breach or default under (and no event has occurred, and neither UWWH nor its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with notice or the passage of time or both would constitute a material breach or default under) any UWWH Material Contract nor, to UWWH’s Knowledge, is any other party to any UWWH Material Contract in material default thereunder, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 6.18 Board Approvals; Votes Required.

(a) Board Approval. Each of the UWWH Board of Directors and the Unisource Board of Directors has unanimously (i) determined that this Agreement, the Transaction Agreements and the Transactions (including the Merger and the Subsidiary Merger), taken together, are advisable, fair and in the best interest of UWWH and Unisource, respectively, and their respective stockholders and (ii) approved this Agreement, the Transaction Agreements and the Transactions (including the Merger and the Subsidiary Merger).

(b) Votes Required. The only approvals or consents of the holders of any class or series of capital stock necessary to adopt this Agreement and the Transaction Agreements and to approve the Merger and the Transactions is the affirmative vote of the UWWH Stockholder, as the sole stockholder of UWWH (the “UWWH Stockholder Approval”) and the affirmative vote of UWWH, as the sole stockholder of Unisource (the “Unisource Stockholder Approval”), which

UWWH shall obtain by written consent pursuant to Section 228 of the DGCL on the date hereof immediately following the execution and delivery of this Agreement. Other than as set forth in this Section 6.18(b), no other corporate proceedings are necessary to adopt or approve this Agreement, the Transaction Agreements or to consummate the Merger or the Transactions.

Section 6.19 Dividends. Since June 30, 2013, neither UWWH nor any of its Subsidiaries (i) declared, set aside or paid any dividends or made other distributions on or in respect of any shares of the capital stock or partnership or equity interests of UWWH or any of its Subsidiaries (whether in cash, securities, property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership or equity interests, all of which shares of capital stock or partnership or equity interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by Law to be held by Persons other than UWWH or its wholly-owned Subsidiaries), as applicable, of the applicable corporation, partnership or other entity are owned directly or indirectly by UWWH, or (ii) purchased, repurchased, redeemed or otherwise acquired, or permitted UWWH or any of its Subsidiaries to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of UWWH Common Stock, or any option, warrant, instrument or right, directly or indirectly, to acquire any such securities, other than from employees upon termination of employment in the ordinary course of business or (iii) proposed or committed to do any of the foregoing.

Section 6.20 Brokers or Finders; Transaction Bonuses. Except as set forth in Section 6.20 of the UWWH Disclosure Schedules, neither UWWH nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions and any such fee or commission and any costs or expenses incurred in connection therewith shall be borne solely by UWWH. Except as set forth in Section 6.20 of the UWWH Disclosure Schedules, there are no special bonuses or other similar compensation payable to any UWWH Employee or any other employee of UWWH or any of its Subsidiaries in connection with the Transactions that would reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries. UWWH has provided true and complete copies of the agreements set forth in Section 6.20 of the UWWH Disclosure Schedules to IP.

Section 6.21 Insurance of UWWH. UWWH is insured under insurance policies, Contracts and self-insurance programs, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements, in such amounts, with such deductibles and against such risks and losses as are, in UWWH’s judgment, reasonable for its business and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect, all such policies are in full force and effect, no invoiced premiums are overdue for payment and no notice of cancellation or termination has been received by UWWH or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 6.22 Bank Accounts. Section 6.22 of the UWWH Disclosure Schedules sets forth a true and complete list showing the account name and bank ID of each account, credit line or safety deposit box primarily related to UWWH’s or its Subsidiaries’ business and the names of responsible Persons authorized to draw thereof or, with respect to safety deposit boxes, have access thereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE UWWH STOCKHOLDER

The UWWH Stockholder hereby represents and warrants to IP and Spinco as follows:

Section 7.1 No Public Sale or Distribution. The UWWH Stockholder is acquiring the Spinco Common Stock in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in whole or in part, except pursuant to sales registered or exempted under the Securities Act, and except as provided in the Registration Rights Agreement, the UWWH Stockholder does not have a present arrangement or agreement to effect any distribution of the Spinco Common Stock to or through any Person; provided, however, that by making the representations herein, the UWWH Stockholder does not agree to hold any of the Spinco Common Stock for any minimum period of time or other specific term and reserves the right to dispose of the Spinco Common Stock at any time in accordance with or pursuant to a registration statement filed pursuant to or an exemption under the Securities Act.

Section 7.2 Accredited Investor Status. The UWWH Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 7.3 Reliance on Exemptions. The UWWH Stockholder understands that the Spinco Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that IP and Spinco are relying in part upon the truth and accuracy of, and the UWWH Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the UWWH Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of the UWWH Stockholder to acquire the Spinco Common Stock.

Section 7.4 Information. The UWWH Stockholder and its advisors, if any, have been furnished with all materials relating to the Spinco Business, Spinco and the Spinco Subsidiaries and materials relating to the offer and issuance of the Spinco Common Stock which have been requested by the UWWH Stockholder. The UWWH Stockholder and its advisors, if any, have been afforded the opportunity to ask questions of, and the UWWH Stockholder and its advisors have received answers thereto satisfactory to the UWWH Stockholder from, IP, Spinco and the Spinco Subsidiaries relating to the Spinco Business. Neither such inquiries nor any other due diligence investigations conducted by the UWWH Stockholder or its advisors, if any, or its Representatives, shall modify, amend or affect the UWWH Stockholder’s right to rely on the representations and warranties of IP, Spinco, xpedx Intermediate and xpedx contained herein. The UWWH Stockholder understands that its investment in the Spinco Common Stock involves a high degree of risk and that it is able to afford a complete loss of such investment. The UWWH Stockholder has independently evaluated the merits of its decision to acquire the Spinco Common Stock pursuant to this Agreement, and the UWWH Stockholder confirms that it has not relied on the advice of any other Person and/or Person’s legal counsel in making such decision. The UWWH Stockholder understands that nothing in this Agreement or any other materials presented by or on behalf of IP, with respect to the Spinco Business, Spinco or any of the Spinco Subsidiaries to the UWWH Stockholder in connection with the acquisition of the Spinco Common Stock constitutes legal, tax, accounting or investment advice. The UWWH Stockholder has sought such accounting, legal, investment and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Spinco Common Stock.

Section 7.5 No Governmental Review. The UWWH Stockholder understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Spinco Common Stock or the fairness or suitability of the investment in the Spinco Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of the Spinco Common Stock.

Section 7.6 Transfer or Resale. The UWWH Stockholder understands that: (i) the Spinco Common Stock received by it has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) pursuant to an effective registration statement under the Securities Act, (B) the UWWH Stockholder shall have delivered to the Company an opinion of counsel of recognized standing reasonably acceptable to Spinco, in a generally acceptable form, to the effect that such Spinco Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration or (C) the UWWH Stockholder provides Spinco with an opinion of counsel of recognized standing reasonably acceptable to Spinco that such Spinco Common Stock can be sold, assigned or transferred pursuant to Rule 144 (if available) promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”); (ii) any sale of the Spinco Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144; and (iii) other than pursuant to the Registration Rights Agreement, none of IP, Spinco or any other Person is under any obligation to register the Spinco Common Stock issued to the UWWH Stockholder under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Spinco Common Stock may be pledged in connection with a bona fide margin account or other loan secured by the Spinco Common Stock and such pledge of Spinco Common Stock shall not be deemed to be a transfer, sale or assignment of the Spinco Common Stock hereunder, and the UWWH Stockholder effecting a pledge of Spinco Common Stock shall not be required to provide Spinco with any notice thereof or otherwise make any delivery to Spinco pursuant to this Agreement or any other Transaction Agreement, including, without limitation, this Section 7.6; provided, that in order to make any sale, transfer or assignment of Spinco Common Stock, the UWWH Stockholder and its pledgee make such disposition in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The UWWH Stockholder acknowledges that the shares of Spinco Common Stock that it receives in the Distribution and Merger are “restricted securities” as defined in Rule 501 of Regulation D promulgated under the Securities Act and will contain the following legend:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE SURVIVING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

Section 7.7 Due Organization, Good Standing and Corporate Power. The UWWH Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The UWWH Stockholder has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The UWWH Stockholder is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 7.8 Authorization and Validity of Agreement. The UWWH Stockholder has all necessary and required limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by the UWWH Stockholder and the consummation by the UWWH Stockholder of the Transactions, have been duly and validly authorized by the UWWH Stockholder Board of Managers, and no other limited liability company action on the part of the UWWH Stockholder is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements or the consummation of the Transactions. This Agreement and the Transaction Agreements have been duly and validly executed and delivered by the UWWH Stockholder and, to the extent the UWWH Stockholder is a party thereto, each is a valid and binding obligation of the UWWH Stockholder and enforceable against the UWWH Stockholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 7.9 Company Authority Relative to this Agreement; No Violation. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the approvals set forth in Section 7.9 of the UWWH Stockholder Disclosure Schedules have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met and (e) the filing of the Certificate of Merger and other appropriate Merger documents and Subsidiary Merger documents (including the certificate of merger evidencing such Subsidiary Merger), if any, as required by the DGCL and the DLLCA, is made, the execution and delivery of this Agreement and the Transaction

Agreements by the UWWH Stockholder and the consummation by the UWWH Stockholder of the Transactions, do not and will not: (w) conflict with or result in a breach of any provision of its certificate of organization or operating agreement; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to the UWWH Stockholder; (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority, the failure of which to file or receive would be material; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of the UWWH Stockholder or any of its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which the UWWH Stockholder is a party, excluding in the case of clause (z) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which have not had or would not reasonably be expected to have, individually or in the aggregate, a UWWH Material Adverse Effect.

Section 7.10 No General Solicitation. The UWWH Stockholder is not purchasing the Spinco Common Stock as a result of any advertisement, article, notice or other communication regarding the Spinco Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or transmitted over the Internet or presented at any seminar or any other general advertisement.

ARTICLE VIII

COVENANTS

Section 8.1 Conduct of the Spinco Business Pending the Merger. Following the date of this Agreement and until the earlier of the Effective Time or the termination of this Agreement, except in connection with the Distribution or as contemplated or permitted by this Agreement or the Transaction Agreements or described in Section 8.1 of the IP/Spinco Disclosure Schedules or to the extent that UWWH shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), IP and Spinco agree, as to themselves and their respective Subsidiaries, as applicable:

(a) Ordinary Course. Each of IP and Spinco shall, and shall cause their respective Subsidiaries, as applicable, to, conduct the Spinco Business in, and shall not take any action with respect to the Spinco Business except in, the ordinary course of business, consistent with past practice and, with respect to the Spinco Business, shall use reasonable best efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its current officers and Key Spinco Group Employees and preserve its relationships with its customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time. IP shall, and shall cause its Subsidiaries to, operate their respective businesses (other than the Spinco Business) in the ordinary course of business in their dealings with, and otherwise in respect of, the Spinco Business (including its customers).

(b) Changes in Stock. With respect to the Spinco Business, neither IP nor Spinco shall, nor shall IP or Spinco permit any of their respective Subsidiaries to, nor shall any of the Spinco Entities propose to (in each case whether by merger, consolidation, exchange or otherwise):

(i) split, combine or reclassify any of the capital stock of any of the IP Entities or Spinco Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of any of the IP Entities or Spinco Entities; or

(ii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any of the IP Entities or Spinco Entities to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of Spinco’s securities or any securities of any of the Spinco Subsidiaries, including shares of Spinco Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

(c) Issuance of Securities. With respect to the Spinco Business, neither IP nor Spinco shall, nor shall they permit any of their respective Subsidiaries, as applicable, to (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of any Spinco Entity’s capital stock of any class or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in any Spinco Entity (it being understood that this Section 8.1(c) shall not restrict the issuance of shares of IP Common Stock or other securities convertible into or exercisable or exchangeable for IP Common Stock other than any issuance of any of the foregoing to any Spinco Group Employee (except that shares of IP Common Stock may be issued to any Spinco Group Employee upon exercise of an option for IP Common Stock currently outstanding or the occurrence of a payment event under any of restricted stock units or similar securities with respect to the IP Common Stock currently outstanding)) or (ii) with respect to the Spinco Group Employees, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement (other than as may be required by Law or under an applicable qualified retirement plan), in each case other than pursuant to Section 2.8(a) hereof, as permitted by Section 8.1(h) hereof, as set forth on Section 5.14(b) of the IP/Spinco Disclosure Schedules or as would not result in a Liability to any Spinco Entity. Without limiting the generality of the immediately preceding sentence, nothing in this Section 8.1(c) or elsewhere in this Agreement shall prevent IP or any of its respective agents from amending or operating the IP 401(k) Plans as any such party deems appropriate, in its sole discretion as permitted under such IP 401(k) Plans, with respect to the holding or liquidation of any shares of IP Common Stock (or Spinco Common Stock received in respect of IP Common Stock in the Distribution).

(d) Governing Documents. Neither IP nor Spinco shall amend or propose to amend or otherwise change the certificate of incorporation or bylaws or similar governance documents of Spinco, nor shall IP or Spinco permit any Spinco Subsidiary to amend or propose to amend or otherwise change its certificate of incorporation or bylaws or similar governance documents, in each case, except to the extent required to comply with applicable Law, the provisions of this Agreement or the Transaction Agreements.

(e) Acquisitions. Neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, enter into in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(f) Dispositions. Neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, enter into a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 8.1(m) hereof) (excluding the disposition in the ordinary course of business for fair market value of assets having a fair market value not exceeding $500,000 in the aggregate).

(g) Indebtedness. Except for the incurrence of the Spinco Financing, neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to:

(i) incur any Indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any of the Spinco Entities or guarantee any debt securities of others or enter into any material lease other than in connection with operating leases in the ordinary course of business;

(ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or otherwise;

(iii) make any loans, advances, capital contributions to or investments in any other Person except (A) loans or advances by any Spinco Entity to Spinco or any of its wholly-owned Subsidiaries, (B) investments or capital contributions in any of Spinco’s wholly-owned Subsidiaries, (C) as required by binding Contracts in effect as of the date hereof set forth in Section 8.1(g) of the IP/Spinco Disclosure Schedules or (D) in the ordinary course of business; provided, that the aggregate amount of such loans, advances, capital contributions to or investments in any other Person made in reliance on this clause (D) shall not exceed $100,000;

(iv) authorize material capital expenditures or purchases of fixed assets other than from third parties in the ordinary course of business; or

(v) incur Liabilities secured by an Encumbrance on its assets other than in the ordinary course of business;

which, in the case of clauses (i), (ii), (iii), (iv) or (v) above, would obligate the Surviving Corporation or its Subsidiaries to pay any amounts, or assume any obligations to be performed by the Surviving Corporation or its Subsidiaries, at or after the Effective Time.

(h) Employee Arrangements. Except as set forth on Section 8.1(h) of the IP/Spinco Disclosure Schedules, pursuant to the terms of any collective bargaining agreements in effect as of the date hereof and disclosed on Section 5.15(a) of the IP/Spinco Disclosure Schedules, as contemplated by this Agreement, as set forth in the Employee Matters Agreement or as otherwise required by applicable Law, neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries, as applicable, to:

(i) unless permitted by Section 8.1(h)(iii), grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any Spinco Group Employee, except (A) pursuant to an action that generally applies uniformly to Spinco Group Employees and other similarly situated employees of IP or (B) any increases that would not reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries;

(ii) unless permitted by Section 8.1(h)(iii), pay or agree to pay to any Spinco Group Employee any pension, retirement allowance, severance benefit or other material employee benefit not required by any of the existing Spinco Benefit Plans as in effect on the date hereof, except (A) pursuant to an action that generally applies uniformly to Spinco Group Employees and other similarly situated employees of IP, (B) as would not reasonably be expected to result in a Liability of the Surviving Corporation or its Subsidiaries or (C) in connection with an Approved Spinco Offer;

(iii) except (i) in the ordinary course of business or (ii) in connection with an Approved Spinco Offer, enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, severance or termination Contract or other arrangement with any Spinco Group Employee or his or her representative; provided, that any such new collective bargaining agreement or any termination of or material amendment to any such existing collective bargaining agreement in the ordinary course of business shall be subject to review by UWWH reasonably in advance of the conclusion of such negotiations and thereafter subject to the approval of xpedx senior management and UWWH shall be informed periodically of the status of negotiations with respect thereto;

(iv) (A) become obligated under any new pension plan, welfare plan, employee benefit plan (including any equity incentive plan), severance plan, benefit arrangement or similar plan or arrangement sponsored or maintained by any Spinco Entity that was not in existence on the date hereof or (B) amend any such plan or arrangement in existence on the date hereof, except in the case of (B) (x) as would not result in a material increase in the annual aggregate cost (based on IP’s historical annual aggregate cost) of maintaining such pension plan, welfare plan, employee benefit plan, severance plan, trust, fund, policy or arrangement or (y) as would not reasonably be expected to result in a Liability of the Surviving Corporation or its Subsidiaries;

(v) grant any equity-based compensation to any Spinco Group Employee or director or independent contractor of any Spinco Entity in respect of the stock of any Spinco Entity, except to the extent UWWH has consented in writing to such grant;

(vi) make any offer for the employment or engagement of any Spinco Group Employee or other individual on a full-time, part-time, or consulting basis providing for an annual compensation in excess of $250,000, other than an Approved Spinco Offer;

(vii) implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate WARN; or

(viii) make any loan to (x) any director, officer or member of senior management of a Spinco Entity or (y) except in the ordinary course of business and in compliance with applicable Law, to any other Spinco Group Employee.

(i) No Liquidation or Dissolution. Neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions.

(j) Accounting Methods. Neither IP nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, make any material change in the methods of accounting or procedures of the Spinco Entities or the Spinco Business in effect at January 1, 2013, except (i) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to UWWH, (ii) as may be made in response to SEC guidance, in each case, as concurred with in writing by IP’s or Spinco’s independent auditors, (iii) as may be required in connection with the Transactions, so long as any such changes are in accordance with GAAP or (iv) changes permitted by Section 8.1(k), and neither IP nor Spinco shall change Spinco’s fiscal year.

(k) Taxes. Neither IP nor any of its Subsidiaries shall, with respect to the Spinco Business, (i) make, change or rescind any material Tax election, (ii) settle, compromise or abandon any material Action or controversy relating to Taxes, (iii) amend any material Returns, (iv) adopt or change any material method of Tax accounting or change any annual Tax accounting period or (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, with respect to the Spinco Business, in filing their respective Returns, in each case without the prior written consent of UWWH, which consent shall not be unreasonably withheld, conditioned or delayed, provided that IP and its Subsidiaries may, without the consent of UWWH, take any of the foregoing actions (A) in the ordinary course of business, (B) with respect to any U.S. Income Taxes or IP Income Tax Return related thereto, (C) if such action would not be binding on Spinco or any of its Subsidiaries after the Effective Time or would not reasonably be expected to result in an increase in Tax Liabilities or decrease in Tax attributes for Spinco or its Subsidiaries after the Effective Time, (D) that is expressly permitted pursuant to the Tax Matters Agreement or (E) as required by Law.

(l) Affiliate Transactions. Neither IP nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, except as contemplated by the Transaction Agreements or for arm’s length commercial arrangements entered into in the ordinary course of business that are limited to customary purchase, commercial service and supply arrangements on quantity, pricing, payment and other material terms consistent with past practice prior to June 30, 2013 and entered into without any intent to manipulate working capital or the other assets or Liabilities of Spinco in a manner favorable to IP, enter into or amend any Contract or arrangement with respect to the Spinco Business with any of their respective Affiliates, other than among Spinco and its wholly-owned Subsidiaries.

(m) Contracts. Neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, except in the ordinary course of business, modify, amend, terminate or enter into any Spinco Material Contract with a third party, or waive, release or assign any material rights or claims of any Spinco Entity or the Spinco Business thereunder, except in connection with an Approved Spinco Offer.

(n) Settlement of Litigation. Neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, pay, discharge, satisfy or settle any Action (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any Action in respect of Taxes, which shall be governed exclusively by the Tax Matters Agreement and Section 8.1(k), if such payment, discharge, satisfaction or settlement would (i) require any material payment by Spinco or the Spinco Subsidiaries prior to, or the Surviving Corporation or its Subsidiaries following, the Effective Time or (ii) restrict the Surviving Corporation or any of its Subsidiaries from operating the Spinco Business in any material respect or require the taking of any action by Spinco or any of its Subsidiaries that, in each case, would, or would reasonably be expected to, materially and adversely affect the operation of the Spinco Business or the Surviving Corporation following the Effective Time.

(o) Restrictive Agreements. Neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, enter into any Contract or arrangement that limits or otherwise restricts any Spinco Entity in any material respect, or that would or would reasonably be expected to, following the Effective Time, limit or restrict any Spinco Entity in any material respect from engaging in the Spinco Business.

(p) Intellectual Property. Neither IP, with respect to the Spinco Business, nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property that is necessary to carry on the Spinco Business substantially as currently conducted, except, in each case, in the ordinary course of business.

(q) Foregoing Actions. Neither IP nor Spinco shall agree or commit, and each shall not permit any of their respective Subsidiaries to agree or commit, to do any of the actions described in clauses (a) through (p) above.

Section 8.2 Conduct of the Unisource Business by UWWH Pending the Merger. Following the date of this Agreement and until the earlier of the Effective Time or the termination of this Agreement, except as contemplated or permitted by this Agreement or the Transaction Agreements or described in Section 8.2 of the UWWH Disclosure Schedules or to the extent that IP shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), UWWH agrees, as to itself and its Subsidiaries:

(a) Ordinary Course. UWWH shall conduct its business in, and shall cause its Subsidiaries to conduct their businesses in, and UWWH shall not take any action except in, the ordinary course of business, consistent with past practice, and shall use reasonable best efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its current officers and Key UWWH Employees and preserve its relationships with its customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time.

(b) Dividends; Changes in Stock. UWWH shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to (in each case whether by merger, consolidation, exchange or otherwise):

(i) declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or partnership or equity interests of UWWH or any of its Subsidiaries (whether in cash, securities, property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership or equity interests, all of which shares of capital stock or partnership or equity interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by Law to be held by Persons other than UWWH or its wholly-owned Subsidiaries), as applicable, of the applicable corporation, partnership or other entity are owned directly or indirectly by UWWH;

(ii) split, combine or reclassify any of the capital stock of UWWH or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of UWWH or any of its Subsidiaries; or

(iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit UWWH or any of its Subsidiaries to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of UWWH Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

(c) Issuance of Securities. UWWH shall not, nor shall UWWH permit any of its Subsidiaries, to (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of UWWH’s or any of its Subsidiaries’ capital stock of any class or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in UWWH or any of its Subsidiaries or (ii) accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement (other than as may be required by Law or under an applicable qualified retirement plan), in each case other than pursuant to Section 2.8(a) hereof, as permitted by Section 8.2(h) hereof, as set forth on Section 6.14(b) of the UWWH Disclosure Schedules.

(d) Governing Documents. UWWH shall not amend or propose to amend or otherwise change the certificate of incorporation or bylaws or similar governance documents of UWWH, nor shall UWWH permit any of its Subsidiaries to amend or propose to amend or otherwise change its certificate of incorporation or bylaws or similar governance documents, in each case, except to the extent required to comply with applicable Law, the provisions of this Agreement or the Transaction Agreements.

(e) Acquisitions. UWWH shall not, nor shall UWWH permit any of its Subsidiaries to, enter into in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(f) Dispositions. UWWH shall not, and shall not permit any of its Subsidiaries to, enter into a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 8.2(m) hereof) (excluding the disposition in the ordinary course of business for fair market value of assets having a fair market value not exceeding $500,000 in the aggregate).

(g) Indebtedness. Except with respect to the incurrence of Indebtedness under the Unisource Credit Facility in the ordinary course of business, UWWH shall not, and shall not permit any of its Subsidiaries to:

(i) incur any Indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of UWWH or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease other than in connection with operating leases in the ordinary course of business;

(ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or otherwise;

(iii) make any loans, advances, capital contributions to or investments in any other Person except (A) loans or advances by UWWH or any of UWWH’s wholly-owned Subsidiaries to it or any of its wholly-owned Subsidiaries, (B) investments or capital contributions in any of UWWH’s wholly-owned Subsidiaries, (C) as required by binding Contracts in effect as of the date hereof set forth in Section 8.2(g) of the UWWH Disclosure Schedules or (D) in the ordinary course of business; provided, that the aggregate amount of such loans, advances, capital contributions to or investments in any other Person made in reliance on this clause (D) shall not exceed $100,000;

(iv) authorize material capital expenditures or purchases of fixed assets other than from third parties in the ordinary course of business; or

(v) incur Liabilities secured by an Encumbrance on its assets other than in the ordinary course of business;

which, in the case of clauses (i), (ii), (iii), (iv) or (v) above, would obligate the Surviving Corporation or its Subsidiaries to pay any amounts, or assume any obligations to be performed by the Surviving Corporation or its Subsidiaries, at or after the Effective Time.

(h) Employee Arrangements. Except as set forth on Section 8.2(h) of the UWWH Disclosure Schedules, pursuant to the terms of any collective bargaining agreements in effect as of the date hereof and disclosed on Section 6.15(a) of the UWWH Disclosure Schedules, as contemplated by this Agreement, as set forth in the Employee Matters Agreement or as otherwise required by applicable Law, UWWH shall not, nor shall it permit any of its Subsidiaries to:

(i) grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any UWWH Employee except any increases that would not reasonably be expected to become a Liability of the Surviving Corporation or its Subsidiaries;

(ii) pay or agree to pay to any UWWH Employee any pension, retirement allowance, severance benefit or other material employee benefit not required by any of the existing UWWH Benefit Plans as in effect on the date hereof, except as would not reasonably be expected to result in a Liability of the Surviving Corporation or its Subsidiaries;

(iii) except in the ordinary course of business, enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, severance or termination Contract or other arrangement with any UWWH Employee or his or her representative, provided, that any such new collective bargaining agreement or any termination of or material amendment to any such existing collective bargaining agreement in the ordinary course of business shall be subject to review by xpedx senior management reasonably in advance of the conclusion of such negotiations, and xpedx senior management shall have been informed periodically of the status of negotiations with respect thereto;

(iv) (A) become obligated under any new pension plan, welfare plan, employee benefit plan (including any equity incentive plan), severance plan, benefit arrangement or similar plan or arrangement sponsored or maintained by UWWH or any of its Subsidiaries that was not in existence on the date hereof, or (B) amend any such plan or arrangement in existence on the date hereof, except in the case of (B) (x) as would not result in a material increase in the annual aggregate cost (based on UWWH’s historical annual aggregate cost) of maintaining such pension plan, welfare plan, employee benefit plan, severance plan, trust, fund, policy or arrangement or (y) as would not reasonably be expected to result in a Liability of the Surviving Corporation or its Subsidiaries;

(v) grant any equity-based compensation to any UWWH Employee or director or independent contractor of UWWH or any of its Subsidiaries;

(vi) make any offer for the employment or engagement of any UWWH Employee or other individual on a full-time, part-time, or consulting basis providing for an annual compensation in excess of $250,000;

(vii) implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate WARN; or

(viii) make any loan to (x) any director, officer or member of senior management of UWWH or any of its Subsidiaries or (y) except in the ordinary course of business and in compliance with applicable Law, to any other UWWH Employee.

(i) No Liquidation or Dissolution. UWWH shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions.

(j) Accounting Methods. UWWH shall not, and shall not permit any of its Subsidiaries to, make any material change in the methods of accounting or procedures of UWWH or its business in effect at January 1, 2013, except (i) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to IP, (ii) as may be made in response to SEC guidance in each case as concurred with in writing by UWWH’s independent auditors or (iii) as may be required in connection with the Transactions, so long as any such changes are in accordance with GAAP or (iv) changes permitted by Section 8.2(k), and UWWH shall not change its fiscal year.

(k) Taxes. Neither UWWH nor any of its Subsidiaries shall (i) make, change or rescind any material Tax election, (ii) settle, compromise or abandon any material Action or controversy relating to Taxes, (iii) amend any material Returns, (iv) adopt or change any material method of Tax accounting or change any annual Tax accounting period or (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment in filing their respective Returns, in each case without the prior written consent of IP, which consent shall not be unreasonably withheld, conditioned or delayed, provided that UWWH and its Subsidiaries may, without the consent of IP, take any of the foregoing actions (A) in the ordinary course of business, (B) if such action would not be binding on UWWH or any of its Subsidiaries after the Effective Time or would not reasonably be expected to result in an increase in Tax liabilities or decrease in Tax attributes for UWWH or its Subsidiaries after the Effective Time, (C) that is expressly permitted pursuant to the Tax Matters Agreement or (D) as required by Law.

(l) Affiliate Transactions. UWWH shall not, and shall not permit any of its Subsidiaries to, except as contemplated by the Transaction Agreements or for arm’s length commercial arrangements entered into in the ordinary course of business, enter into or amend any Contract or arrangement with any of their respective Affiliates (including, for the avoidance of doubt, GP and its Affiliates), other than with wholly-owned Subsidiaries of UWWH. UWWH shall not, and the UWWH Stockholder shall cause UWWH and its Subsidiaries not to, make any payment to any direct or indirect equity holder of UWWH or any of such equity holders’ respective Affiliates (other than UWWH and its Subsidiaries or their respective employees), including pursuant to or in connection with the Advisory Agreement (including the termination thereof), except as set forth on Section 8.2(l) of the UWWH Disclosure Schedules.

(m) Contracts. UWWH shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business, modify, amend, terminate or enter into any UWWH Material Contract with a third party, or waive, release or assign any material rights or claims of UWWH or any of its Subsidiaries thereunder.

(n) Settlement of Litigation. UWWH shall not, and shall not permit any of its Subsidiaries to, pay, discharge, satisfy or settle any Action (absolute, accrued, asserted or unasserted, contingent or otherwise) other than any Action in respect of Taxes, which shall be governed exclusively by the Tax Matters Agreement and Section 8.2(k), if such payment, discharge, satisfaction or settlement would (i) require any material payment by UWWH or any of its Subsidiaries prior to, or the Surviving Corporation or its Subsidiaries following, the Effective Time or (ii) restrict the Surviving Corporation or any of its Subsidiaries from operating their respective businesses in any material respect or require the taking of any action by UWWH or any of its Subsidiaries that, in each case, would, or would reasonably be expected to, materially and adversely affect the operation of the respective businesses of UWWH or the Surviving Corporation following the Effective Time.

(o) Restrictive Agreements. UWWH shall not, and shall not permit any of its Subsidiaries to, enter into any Contract or arrangement that limits or otherwise restricts UWWH or any of its Subsidiaries in any material respect, or that would or would reasonably be expected to, following the Effective Time, limit or restrict UWWH or any of its Subsidiaries in any material respect from engaging in their business.

(p) Intellectual Property. UWWH shall not, and shall not permit any of its Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property that is necessary to carry on the business of UWWH and its Subsidiaries as currently conducted, except, in each case, in the ordinary course of business.

(q) Foregoing Actions. UWWH shall not agree or commit, and shall not permit any of its Subsidiaries to agree or commit, to do any of the actions described in clauses (a) through (p) above.

Section 8.3 Directors and Officers of Spinco and the Surviving Corporation. The Spinco Board of Directors immediately prior to the Effective Time (as elected pursuant to the Distribution Agreement) shall be, from and after the Effective Time, the initial members of the Surviving Corporation Board of Directors immediately following the Closing. Section 8.3 of the IP/Spinco Disclosure Schedules (as it may be amended after the date hereof by the written consent of IP and UWWH) shall set forth names of the officers of Spinco immediately prior to the Effective Time that, from and after the Effective Time, shall be the initial officers of the Surviving Corporation; provided, that in the event that, prior to the Distribution Date, any of the individuals set forth on Section 8.3 of the IP/Spinco Disclosure Schedules no longer agree to, or can no longer, serve in their designated capacity as an officer of the Surviving Corporation, the Parties shall cooperate and consult with one another in good faith to determine mutually acceptable replacements for any such individuals. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s amended and restated certificate of incorporation and amended and restated bylaws. In furtherance of the foregoing, pursuant to the terms of the Distribution Agreement, IP and Spinco shall take all action necessary to obtain the resignations of directors and officers who will not be employed by Spinco after the Distribution Date.

Section 8.4 Preparation of Registration Statement and Prospectus.

(a) Promptly following the execution of this Agreement, IP, Spinco and UWWH shall prepare the Prospectus, and Spinco shall prepare and file with the SEC the Registration Statement, in which the Prospectus shall be included. UWWH shall use its reasonable best efforts to furnish to IP and Spinco all information concerning it as is required by the SEC in connection with the preparation of the Registration Statement (including any financial statements required to be included therein). Without limiting the foregoing, UWWH and Spinco shall each, and IP shall cause Spinco to, provide (i) interim financial statements (including footnotes) that are timely reviewed by UWWH’s or Spinco’s independent auditor, (ii) management’s discussion and analysis of interim and annual financial statements, (iii) the consent of UWWH’s or Spinco’s independent auditor to include annual financial statement reports in the Registration Statement and Prospectus, (iv) information necessary to prepare selected financial data and (v) information necessary to enable Spinco to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Spinco to prepare the Registration Statement and Prospectus. Spinco and UWWH shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act on a date to be mutually agreed upon by IP and UWWH and to keep the Registration Statement effective as long as is necessary to consummate the Distribution; provided, that such date is no earlier than the date on which the Surviving Corporation would be reasonably able to meet its obligations and requirements as a public company with securities listed on the NYSE and is otherwise reasonably prepared to operate as a standalone entity taking into account all resources available to it under the Transaction Agreements and on commercially reasonable terms from third parties. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Prospectus and the Registration Statement, and advise one another of any oral comments received from the SEC with respect to the Prospectus and the Registration Statement. The Parties shall cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Prospectus or the Registration Statement. No amendment or supplement to the Prospectus or Registration Statement shall be filed without the approval of all of the Parties, which approval shall not be unreasonably withheld, conditioned or delayed. IP will use its reasonable best efforts to cause the Prospectus to be mailed to the IP Stockholders promptly after the Registration Statement is declared effective under the Securities Act. The Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(b) If, at any time after the mailing of the Prospectus, any event should occur that results in the Prospectus or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Prospectus or the Registration Statement, the Parties shall promptly notify the other Parties of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Spinco shall, as may be required by the SEC, mail to the IP Stockholders each such amendment or supplement.

Section 8.5 No Solicitation of Acquisition Proposals.

(a) From the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement, UWWH agrees that neither it nor any of its Subsidiaries shall, and UWWH shall cause its Representatives, agents and other intermediaries (including any accountants, financial or legal advisors or other consultants) not to, (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a UWWH Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a UWWH Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement or confidentiality agreements with any UWWH Employees) to which it or any of its Subsidiaries is a party in connection with a UWWH Acquisition Proposal, (iv) enter into, maintain or continue any discussions or negotiations concerning a UWWH Acquisition Proposal or (v) otherwise cooperate with, participate in or facilitate any effort or attempt to make or implement a UWWH Acquisition Proposal or approve, agree to, recommend or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any UWWH Acquisition Proposal and UWWH shall request the return of any Confidential Information distributed to any such parties in connection with any such activities, discussions or negotiations. UWWH shall promptly (and, in any event, within 48 hours) notify IP of the receipt of any UWWH Acquisition Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, a UWWH Acquisition Proposal, indicating, in each case, the identity of the Person or group making such UWWH Acquisition Proposal, inquiry, offer, proposal or request for information and a copy of any UWWH Acquisition Proposal made in writing and the material terms and conditions of a UWWH Acquisition Proposal not made in writing (including, in each case, as applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep IP informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight hours), of the status and terms of any such UWWH Acquisition Proposal, inquiry, offer, proposal or request, including any material developments or modifications to the terms of any such UWWH Acquisition Proposal, inquiry, proposal, offer or request (including amendments thereto).

(b) From the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement, each of IP and Spinco agrees that neither it nor any of their respective Subsidiaries, as applicable, shall, and each of IP and Spinco shall cause its respective Representatives, agents and other intermediaries (including any accountants, financial or legal advisors, or other consultants) not to, (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Spinco Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Spinco Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement or confidentiality agreements with any Spinco Group Employees) to which it or any of its Subsidiaries, is a party relating primarily to the Spinco Business in connection with a Spinco Acquisition Proposal, (iv)

enter into, maintain or continue any discussions or negotiations concerning a Spinco Acquisition Proposal or (v) otherwise cooperate with, participate in or facilitate any effort or attempt to make or implement a Spinco Acquisition Proposal or approve, agree to, recommend or accept or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Spinco Acquisition Proposal and each of IP and Spinco shall request the return of any Confidential Information distributed to any such parties in connection with any such activities, discussions or negotiations. IP and Spinco shall promptly (and, in any event, within 48 hours) notify UWWH of the receipt of any Spinco Acquisition Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, a Spinco Acquisition Proposal, indicating, in each case, the identity of the Person or group making such Spinco Acquisition Proposal, inquiry, offer, proposal or request for information and a copy of any Spinco Acquisition Proposal made in writing and the material terms and conditions of a Spinco Acquisition Proposal not made in writing (including, in each case, as applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep UWWH informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight hours), of the status and terms of any such Spinco Acquisition Proposal, inquiry, offer, proposal or request, including any material developments or modifications to the terms of any such Spinco Acquisition Proposal, inquiry, proposal, offer or request (including amendments thereto).

Section 8.6 Tax Matters. Prior to the Effective Time, none of the Parties will (and each of the Parties will cause its respective Subsidiaries not to) take any action (or refrain from taking any action) which (i) is inconsistent with the facts presented and the representations made in the IRS Submissions with respect to such Party or its Affiliates (in the case of UWWH, the facts presented and representations made with respect to UWWH and its Subsidiaries contained in the redacted versions of the IRS Submissions) or (ii) could reasonably be expected to cause any “Tax-Free Transaction Failure” (as such term is defined in the Tax Matters Agreement).

Section 8.7 Cooperation. The Parties shall use their reasonable best efforts to, together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

(a) NYSE and Other Listings. IP shall cause Spinco to prepare and file, and shall use its reasonable best efforts to cause Spinco to have approved prior to the Effective Time, an application for the listing on the NYSE of the Spinco Common Stock to be issued pursuant to the Distribution and the Merger and shares of Spinco Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement, subject to official notice of issuance prior to the Closing Date.

(b) Blue Sky Filings. IP shall use its reasonable best efforts to cause Spinco to take such action as may be required under state securities or “blue sky” laws in connection with the issuance of shares of Spinco Common Stock pursuant to the Distribution and the Merger; provided that, other than as required pursuant to the Registration Rights Agreement, Spinco shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject or (iv) amend the Company’s certificate of incorporation or bylaws.

(c) Further Assistance. The Parties shall use their reasonable best efforts to provide such further assistance as any of the other Parties may reasonably request and as may be reasonably necessary or appropriate in connection with the foregoing and in effectuating the provisions of this Agreement.

(d) Cooperation of Third Parties. Where the cooperation of any third parties, such as insurers or trustees, would be necessary in order for any Party to completely fulfill its obligations under this Agreement or any Transaction Agreement, such Party will use its reasonable best efforts to seek the cooperation of such third parties.

Section 8.8 Competition Approvals; IRS Rulings.

(a) Competition Approvals. Subject to the terms and conditions of this Agreement, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and regulations to consummate and make effective the Transactions, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Transactions, as promptly as practicable, and to take all other actions necessary to consummate the Transactions contemplated hereby in a manner consistent with applicable Law, it being understood that this Section 8.8(a) does not address any filings required under the IRS Rulings (which is addressed in Section 8.8(b)). Without limiting the generality of the foregoing, IP, UWWH and Spinco agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required to consummate the Merger, to respond to any government requests for information, and to contest and resist any Action, and to have vacated, lifted, reversed or overturned any Order, that restricts, prevents or prohibits the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. The Parties will consult and cooperate with one another (including by permitting the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, any Governmental Authority), and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade Law, and will provide one another with copies of all material communications from and filings with, any Governmental Authorities in connection with the Transactions contemplated hereby. Any filing fees required to be paid by the Parties under any filing with any Governmental Authority shall be borne one-half by IP and one-half by UWWH. Notwithstanding anything to the contrary set forth above in this Section 8.8(a), none of UWWH, IP, Spinco or any of their respective Affiliates will be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time any assets, Licenses, operations, rights, product lines, business or interests therein of UWWH or IP or any of their respective Affiliates or agree to make any material changes or restriction on, or other impairment of UWWH’s, IP’s or either of their respective Affiliates’ ability to own, operate or exercise rights in respect of such assets, Licenses, operations, rights, product lines, business or interests therein, where the effect of such sale, divestiture, license, transfer, disposition, encumbrance or other restriction would be materially adverse to the business, financial condition or results of operations of UWWH, IP or any of their respective Affiliates.

(b) IRS Rulings and Opinions.

(i) IP and Spinco shall use their reasonable best efforts to seek, as promptly as practicable, one or more private letter rulings from the IRS, in form and substance reasonably satisfactory to IP (the “IRS Rulings”), and an opinion of Debevoise & Plimpton LLP (the “Spin-Off Tax Opinion”), (A) to the effect that (I) the transactions that comprise the Distribution will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, (II) IP will recognize no gain or loss under Section 361(c) of the Code upon the Distribution and (III) IP’s stockholders will recognize no gain or loss under Section 355(a) of the Code upon the receipt of Spinco Common Stock in the Distribution and (B) covering any other matters reasonably requested by IP. The IRS Rulings and the Spin-Off Tax Opinion may be based upon customary factual statements, representations and covenants by the Parties, their Subsidiaries and their stockholders. Each of UWWH and the UWWH Stockholder agree to cooperate and use its reasonable best efforts to, and to cause its Subsidiaries to, assist in obtaining the IRS Rulings and the Spin-Off Tax Opinion, including providing such appropriate information and representations as the IRS or Debevoise & Plimpton LLP shall reasonably require in connection with the IRS Rulings or the Spin-Off Tax Opinion.

(ii) IP, in consultation with UWWH, shall be responsible for the preparation and filing of all ruling requests and supplements thereto to be submitted to the IRS in connection with the IRS Rulings (the “IRS Submissions”). IP shall provide UWWH with consultation rights and a reasonable opportunity to review and comment on a draft of the IRS Submissions to the extent filed after the date hereof; provided, that such rights shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. Notwithstanding the foregoing, IP may redact from any IRS Submission any information (“Redactable Information”) that (y) IP, in its good faith judgment, considers to be Confidential Information or legal analysis/qualifications which in either case are not information about UWWH or its Subsidiaries or the actions that Spinco or its Subsidiaries will take (or refrain from taking) after the Distribution and (z) is not (and is not reasonably expected to become) a part of any other publicly available information. No IRS Submission shall be filed with the IRS after the date hereof unless, prior to such filing, UWWH shall have agreed (which agreement shall not be withheld unreasonably, conditioned or delayed) as to the contents of such IRS Submission, to the extent that such contents include information about UWWH or its Subsidiaries or the actions that Spinco or its Subsidiaries will take (or refrain from taking) after the Distribution. IP shall provide UWWH with copies of each IRS Submission as filed with the IRS promptly following the filing thereof. IP shall use its reasonable best efforts to notify UWWH of any substantive communications with or from the IRS regarding any material issue arising with respect to the IRS Rulings, including, without limitation, the IRS Submissions, provided that IP may redact from such IRS Submission any Redactable Information prior to providing such IRS Submission to UWWH.

(iii) IP and UWWH shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain (and shall cause their respective Subsidiaries and stockholders to cooperate in obtaining and use their reasonable best efforts to obtain), a written opinion of their respective tax counsel, Kirkland & Ellis LLP, in the case of the UWWH, and Debevoise & Plimpton LLP, in the case of IP and Spinco, in form and substance reasonably satisfactory to UWWH and IP, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that, if IP obtains an IRS Ruling providing that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, then IP may choose in its sole discretion to waive the requirement that it obtain the Merger Tax Opinion by Debevoise & Plimpton LLP and UWWH may choose in its sole discretion to waive the requirement that it obtain the Merger Tax Opinion from Kirkland & Ellis LLP. UWWH shall use its reasonable best efforts to obtain (and shall cause its respective Subsidiaries and stockholders to cooperate in obtaining and use their reasonable best efforts to obtain), and IP shall cooperate with UWWH in obtaining (and shall cause its respective Subsidiaries and stockholders to cooperate in obtaining and use their reasonable best efforts to obtain), a written opinion of Kirkland & Ellis LLP (the “Subsidiary Merger Tax Opinion”), in form and substance reasonably satisfactory to UWWH, dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Subsidiary Merger will qualify as a capital contribution within the meaning of Section 351(a) of the Code; provided, that if IP obtains an IRS Ruling providing that the Subsidiary Merger will qualify as a capital contribution within the meaning of Section 351(a) of the Code, then UWWH may choose in its sole discretion to waive the requirement that it obtain the Subsidiary Merger Tax Opinion by Kirkland & Ellis LLP. Each of the Parties shall deliver, if applicable, to Kirkland & Ellis LLP and Debevoise & Plimpton LLP, for purposes of the Merger Tax Opinions and the Subsidiary Merger Tax Opinion (and shall cause their Subsidiaries and stockholders to deliver) customary representations and covenants reasonably satisfactory in form and substance to Kirkland & Ellis LLP and Debevoise & Plimpton LLP.

Section 8.9 Stockholders and Member Approvals.

(a) Immediately following the execution and delivery of this Agreement, each of IP, Spinco, xpedx Intermediate and xpedx shall take all action necessary to obtain the Spinco Stockholder Approval and the xpedx Intermediate Member Approval and shall promptly (but in any event no later than two Business Days following the date hereof) deliver written documentation of such approvals to UWWH.

(b) Immediately following the execution and delivery of this Agreement, each of the UWWH Stockholder, UWWH and Unisource shall take all action necessary to obtain the UWWH Stockholder Approval and the Unisource Stockholder Approval and shall promptly (but in any event no later than two Business Days following the date hereof) deliver written documentation of such approvals to IP.

Section 8.10 Access.

(a) Subject to Section 8.17 hereof, upon reasonable notice, each of IP, with respect to the Spinco Business, Spinco and UWWH shall, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement, afford to each other and each other’s respective Representatives, reasonable access to its Representatives and, during normal business hours, in a manner that does not unreasonably interfere with business and operations, to its and its Subsidiaries’ and the Spinco Subsidiaries’ officers, properties, Contracts, commitments, books, records (including Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws, and shall use their respective reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ and the Spinco Subsidiaries’ respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request, and instruct its employees, legal counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other in such other Party’s investigation; provided, however, that the foregoing shall not permit any Party to conduct any invasive or destructive environmental sampling, testing or analysis (including without limitation any of the nature commonly referred to as a Phase II environmental assessment) on the other Party’s property.

(b) For the purposes of this Section 8.10, all communications, including requests for information or access, pursuant to this Section 8.10, shall only be made by and among representatives of each of IP, Spinco and UWWH, each of whom shall initially be designated in writing by each of IP, Spinco and UWWH, respectively, and may be replaced with a substitute representative by IP, Spinco or UWWH from time to time upon reasonable written notice to the other Parties.

(c) Notwithstanding the foregoing, none of IP, with respect to the Spinco Business, Spinco, UWWH or their respective Subsidiaries, as applicable, shall be required to provide any information to the extent that such information or to the extent that such access would jeopardize the attorney-client privilege or contravene any applicable Law or confidentiality obligation; provided that the Parties shall have used reasonable best efforts to make such disclosure or in a form or manner that would not jeopardize such privilege or violate such Law or confidentiality obligation (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement). Each of UWWH, Spinco and IP will hold, and will cause their respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and Section 8.17.

(d) Notwithstanding any other provision of this Section 8.10 or the other provisions of this Agreement, IP shall not be required to provide a copy of (or access to) any (i) information with respect to any business conducted by IP, other than the Spinco Business, or (ii) IP Income Tax Return or IP Non-Income Tax Return (other than as required pursuant to the Tax Matters Agreement).

Section 8.11 Director and Officer Indemnification; Insurance.

(a) The Surviving Corporation shall, and shall cause its Subsidiaries to, for a period of at least six years after the Effective Time, indemnify and hold harmless, and provide advancement of expenses (subject to an undertaking to reimburse such advancement if the party receiving such advancement is ultimately determined by an order (that is not subject to appeal) not to be entitled to indemnification for the matter or which such expenses were advanced) to, all past and present directors or officers of IP, Spinco, UWWH and their respective Subsidiaries, and each individual who prior to the Effective Time becomes a director or officer of IP, Spinco, UWWH or their respective Subsidiaries, to the maximum extent allowed under applicable Law in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement or the Transaction Agreements and the consummation of the Transactions).

(b) The Surviving Corporation shall maintain in effect for each of the applicable Persons referred to in clause (a) above for a period of six years after the Effective Time policies of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage, and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained by IP or UWWH, with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that such policies shall be no less favorable than the more favorable policies between those policies held by each of IP and UWWH immediately prior to the Effective Time; provided, further, that the Surviving Corporation may satisfy its obligations under this Section 8.11(b) by purchasing a “tail” policy which (i) has an effective term of six years from the Closing and (ii) covers each person currently covered by IP’s and UWWH’s directors’ and officers’ insurance policy in effect immediately prior to the Effective Time for actions and omissions occurring on or prior to the Closing.

Section 8.12 Material Licenses. IP shall use its reasonable best efforts to deliver to UWWH as soon as reasonably practicable after the date hereof a list setting forth each license agreement or Contract that is in effect as of the date hereof and that is material to the Spinco Business under which any IP Entity or Spinco Entity is a licensee or licensor of any Intellectual Property or that is a settlement, royalty, covenant not to sue, consent, concurrent use or other agreement with respect to any Intellectual Property that is material to the Spinco Business (in each case other than non-disclosure agreements entered into in the ordinary course of business and licenses and related service agreements for any item of commercially available, unmodified software with an annualized license fee of less than $2.5 million).

Section 8.13 Public Announcements. IP, Spinco and UWWH shall consult with each other prior to making any press release or public announcement relating to the Transactions and shall not issue any such press release or make any such public announcement prior to such consultation and without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as (i) may be required by applicable Law, Order or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with, and accept reasonable comment from, the other Party a reasonable time before issuing any such press release or making any such public announcement or (ii) is substantially similar in content to previous written press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties.

Section 8.14 Defense of Litigation. Each of IP, Spinco and UWWH shall use its reasonable best efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions or seek damages with respect to the Transactions. None of IP, Spinco or UWWH shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties; provided that no Party shall settle any such Action without the prior written consent of the other Parties if (a) such Action involves injunctive or equitable relief or (b) a settlement of such Action would impose Liability on Spinco, UWWH, the Surviving Corporation or any of their respective Subsidiaries. Each of IP, Spinco and UWWH shall use its reasonable best efforts to cause each of its Affiliates, directors and officers to use its reasonable best efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 8.14 to the same extent as if such Person was a Party.

Section 8.15 Notification of Certain Events. Each of the Parties shall promptly notify the other Parties of: (a) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which could reasonably be expected to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate if the effect thereof would be that the condition to Closing set forth in Section 9.2(a)(i) or (ii) or Section 9.3(a)(i) or (ii) hereof, as applicable, would be incapable of being fulfilled as of the Closing Date; (b) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused or would reasonably be expected to cause a UWWH Material Adverse Effect or a Spinco Material Adverse Effect, as applicable; (c) the breach by such Party of any covenant or agreement set forth in this Agreement to be performed or complied with by it prior to the Effective Time and, as a result thereof, the condition set forth in Section 9.2(a)(iii) or Section 9.3(a)(iii) hereof, as applicable, would be incapable of being fulfilled as of the Closing Date; and (d) any Action in which such Party is named as a defendant that challenges or otherwise seeks to enjoin, restrain or prohibit the Transactions.

Section 8.16 [Reserved].

Section 8.17 Confidentiality.

(a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed and will continue to disclose to each other Information, including Confidential Information.

(b) Subject to Section 8.2 of the Distribution Agreement, which shall govern Privileged Information, the Parties shall hold, and shall cause each of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including without limitation by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement, the Distribution Agreement or the other Transaction Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Subsidiaries; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Each Party further agrees to take all reasonable best efforts (and to cause each of its Affiliates that receive Confidential Information or are controlled by the applicable Party to take all reasonable best efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its reasonable best efforts to ensure confidential treatment is accorded to such disclosed information.

(c) Each Party acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other Party or its Affiliates entered into with a third party prior to the Effective Time. Such Party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Effective Time or, if more restrictive, the terms set forth herein.

(d) If the Merger is not consummated, the other Party shall promptly (i) deliver or cause to be delivered to such requesting Party (and if in electronic format, delete or destroy or cause to be deleted or destroyed) all Confidential Information furnished to it or to any of its Affiliates and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify promptly in writing to such requesting Party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(e) IP and UWWH acknowledge that they have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and that the provisions of this Section 8.17 are in furtherance of, and do not limit the obligations of, IP and UWWH under the Confidentiality Agreement. If the Closing occurs, this Section 8.17 shall terminate on the two year anniversary of the Closing Date.

(f) Notwithstanding anything in this Agreement to the contrary, the provision of Returns and other Information relating to Tax matters shall be exclusively governed by the Tax Matters Agreement and, to the extent applicable, the Distribution Agreement and the Tax Receivable Agreement, and not this Agreement.

Section 8.18 Control of Other Party’s Business. Nothing contained in this Agreement shall give IP or Spinco, directly or indirectly, the right to control or direct UWWH’s operations prior to the Effective Time. Nothing contained in this Agreement shall give UWWH, directly or indirectly, the right to control or direct IP’s or Spinco’s operations prior to the Effective Time. Prior to the Effective Time, each of IP, Spinco and UWWH shall exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act), complete control and supervision over their respective operations, including, in the case of IP and Spinco, complete control and supervision of all programs, employees, finances and policies of the Spinco Business.

Section 8.19 Financing.

(a) IP, Spinco and UWWH shall use, and shall cause their respective Subsidiaries and Representatives and advisors to use, their reasonable best efforts to arrange and to consummate the Spinco Financing as soon as reasonably practicable after the date of this Agreement on terms and conditions no less favorable in the aggregate than the terms set forth in the Spinco Commitment Letter (including any market “flex” provisions) as in effect on the date hereof, as it may be amended or replaced in accordance with the terms of this Section 8.19, including using their respective reasonable best efforts, as applicable, to (i) maintain in effect the Spinco Commitment Letter, (ii) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to IP, Spinco or UWWH, as the case may be, in the Spinco Commitment Letter and such definitive documents to be entered into pursuant to the Spinco Commitment Letter, (iii) negotiate and enter into definitive agreements with respect thereto consistent with the terms and conditions contained in the Spinco Commitment Letter provided on the date of this Agreement (including any market “flex” provisions, if any) or on other terms no less favorable in the aggregate to IP, Spinco or UWWH (in each case, upon written consent of IP and UWWH to enter into such definitive agreements in the event the terms thereof are inconsistent with the terms contained in the Spinco Commitment Letter delivered on the date hereof , as it may be amended or replaced in accordance with this Section 8.19), (iv) in the case of Spinco, comply with its obligations and, in the case of IP and UWWH, cooperate with Spinco to enable Spinco to comply with its obligations under the Spinco Commitment Letter (including, without limitation, in the case of IP, taking such actions as necessary to cause the payment to IP of the Special Payment and in the case of UWWH, the repayment in full of the Unisource Credit Facility in connection with the consummation of the Merger) and (v) cooperate in all aspects necessary or reasonably requested by IP or UWWH in connection with the arrangement and consummation of the Spinco Financing as required by the terms of the Spinco Commitment Letter, including, without limitation, (A) participation in a reasonable number of meetings, presentations, and meetings with, and presentations to, prospective lenders and rating agencies; (B) assisting with the marketing and due diligence efforts with respect to the Spinco Financing, including the preparation of materials for rating agency presentations, bank information memoranda, lender presentations and other customary marketing materials, including execution and delivery of customary authorization letters (by each of the Persons required by the Lenders to deliver such letters), in each case consistent with the terms required by the Spinco Commitment Letter in connection therewith; (C) furnishing financial and other information regarding UWWH, Spinco and their respective Subsidiaries, as required by the Spinco Commitment Letter (all such information in this clause (C), the “Required Information”); (D) using their reasonable best efforts to obtaining legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the Spinco Financing as required by the Spinco Commitment Letter; (E) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, mortgages, documents and instruments relating to guarantees, or documents, in each case as and when required by the Spinco Commitment Letter (including a certificate of the Chief Financial Officer (or officer of equivalent duties) of Spinco or any Subsidiary with respect to solvency matters (which certificate shall be in the form attached to the Spinco Commitment Letter), all back-up and supporting information, as may be reasonably required by the person signing such certificate to support the conclusions set forth therein) and otherwise facilitating the pledging of collateral and providing of guarantees contemplated by the Spinco Commitment Letter (including cooperation in connection with the pay-off of existing Indebtedness and the release of related liens); (F) using their reasonable best efforts in taking all reasonable actions necessary to (I) permit the prospective persons involved in the Spinco Financing to evaluate UWWH, Spinco and their respective Subsidiaries, including Spinco’s and UWWH’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (II) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing as required by the terms of the Spinco Commitment Letter, provided that no such arrangement or agreement shall become effective prior to the Closing Date; (G) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, Encumbrances and Contracts to which any Subsidiary of Spinco or UWWH is a party, in each case to the extent required by the terms of the Spinco Commitment Letter; (H) furnishing all documentation and other information concerning such Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, and (I) using reasonable best efforts to cooperate with the lenders in their efforts to benefit from the existing lending relationships of IP, Spinco or UWWH; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of IP, Spinco or UWWH or any of their respective Subsidiaries; provided, further, that for the avoidance of doubt, nothing set forth in this Section 8.19 shall require IP, Spinco or UWWH or any of their respective Subsidiaries to enter into any documentation prior to the Closing Date (other than an authorization letter pursuant to clause (iv)(B) above) or deliver any financial statements except as expressly contemplated by the Spinco Commitment Letter provided on the date of this Agreement. IP, Spinco and UWWH will update any such Required Information in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading, as and to the extent required by the terms of the Spinco Commitment Letter. Each of Spinco and UWWH hereby consents to the use of its and its Subsidiaries’ logos in connection with the Spinco Financing provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage it or its reputation or goodwill or any of its intellectual property rights.

(b) In the event that any portion of the Spinco Financing becomes unavailable on the terms and conditions contemplated in the Spinco Commitment Letter provided on the date of this Agreement (including any market “flex” provisions), IP and Spinco (unless the unavailability of the Spinco Financing is a result of the failure of UWWH to comply with Section 8.19(a)) and UWWH (unless the unavailability of the Spinco Financing is a result of the failure of IP or Spinco to comply with Section 8.19(a)) shall use their reasonable best efforts to obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable following the occurrence of such event. The terms of any such alternative financing shall be no less favorable in the aggregate to Spinco and its Subsidiaries and UWWH than the terms of the Spinco Commitment Letter in effect on the date hereof unless otherwise agreed by IP and UWWH (it being understood and agreed that whether such alternative financing is more or less restrictive with respect to payments under the Tax Receivables Agreement than the terms of the Spinco Commitment Letter in effect on the date hereof shall not be taken into account for purposes of determining whether the terms of such alternative financing are less favorable to Spinco, its Subsidiaries and UWWH). IP, Spinco and UWWH shall use their respective reasonable best efforts to cause the terms of any such alternative financing to be no more restrictive with respect to payments under the Tax Receivable Agreement than the terms of the Spinco Commitment Letter in effect on the date hereof.

(c) Spinco shall not, without the prior written consent of IP and UWWH, (i) terminate any Spinco Commitment Letter, unless such Spinco Commitment Letter is replaced by a substitute commitment letter that would be permitted under the following clause (c)(ii) if it were an amendment to the Spinco Commitment Letter, (ii) consent to any amendment or modification to the Spinco Commitment Letter that would change or add to the conditions precedent, delay or prevent the funding under the Spinco Financing, be more restrictive with respect to payments under the Tax Receivable Agreement or otherwise adversely affect in any material respect those terms set forth in the Spinco Commitment Letter provided on the date of this Agreement or result in terms less favorable in the aggregate to IP, Spinco or UWWH or (iii) enter into any definitive documentation with respect to the Spinco Financing in the event the terms thereof are inconsistent with the terms contained in the Spinco Commitment Letter delivered on the date hereof, as it may be amended or replaced in accordance with Section 8.19. In the event that Spinco enters into a substitute commitment letter pursuant to this Section 8.19(b), references in this Agreement to the Spinco Commitment Letter shall be deemed to refer to such substitute commitment letter and references in this Agreement to the Spinco Financing shall be deemed to refer to the debt financing contemplated by such substitute commitment letter.

(d) Each Party shall use its reasonable best efforts to cause its outside auditors to participate in the preparation of any pro forma financial statements necessary or desirable for use in connection with obtaining any Indebtedness incurred under the Spinco Financing.

(e) Each of IP, Spinco and UWWH shall use, and shall cause their respective Subsidiaries and Representatives and advisors to use, their reasonable best efforts to cooperate with each other, and assist in marketing the Surviving Corporation and the Spinco Common Stock to potential investors, IP stockholders and the general investment and capital market communities, including using reasonable best efforts to (i) participate in investor meetings and (ii) take the types of action and provide the types of information described in Section 8.19(a) as are appropriate in connection with such marketing and/or as may be reasonably requested by UWWH, IP or Spinco.

Section 8.20 Non-Solicitation of Employees.

(a) IP agrees that, for a period of 18 months from and after the Closing Date, it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of the Surviving Corporation, directly or indirectly through another Person, (i) approach, solicit, induce or attempt to induce any Restricted Employee of the Surviving Corporation or its Subsidiaries to leave the employ of such Person or (ii) be involved in hiring, or hire, employ or enter into a consulting agreement with, any person who is or was a Restricted Employee, unless such person ceased to be an employee of any Spinco Entity six months prior to, or his or her employment was involuntarily terminated by any Spinco Entity at any time prior to, such action by IP or any of its Subsidiaries (other than Spinco).

(b) The restrictions set forth in the foregoing clause (a)(i) shall not apply to (i) general solicitations (such as advertisements or headhunter searches) for employment placed by IP or any of its Subsidiaries and not specifically targeted at any Restricted Employees or (ii) replying to any Restricted Employee who responds to search firm inquiries (so long as not directed to solicit such person) conducted on behalf of IP or any of its Subsidiaries; it being understood that IP and its Subsidiaries shall continue to be restricted under the foregoing clause (a)(ii) from hiring, employing or entering into a consulting arrangement with any Restricted Employee during such eighteen-month period.

(c) The Surviving Corporation shall notify each Restricted Employee of the restrictions set forth in Section 8.20(a).

Section 8.21 Non-Solicitation of Customers.

(a) IP agrees that, for a period of two years from and after the Closing Date (the “Non-Solicitation Period”), it shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Surviving Corporation, directly or indirectly through another Person, solicit any Restricted Customer to purchase directly from IP or any of its Subsidiaries any Covered Products that are, with respect to such Restricted Customer, Restricted Direct Sales Products; provided, however, that nothing set forth in this Section 8.21(a) shall prohibit IP or its Subsidiaries from selling, distributing or otherwise providing any Covered Products to (x) any customer that is not a Restricted Customer, or (y) any Restricted Customer to which IP or its Subsidiaries (other than the Spinco Business) directly sells Covered Products prior to the date hereof, but solely as to the category of Covered Products that IP or its Subsidiaries (other than the Spinco Business) sells to such Restricted Customer prior to the date hereof.

(b) For the avoidance of doubt, the restriction set forth in paragraph (a) shall not prevent IP or its Subsidiaries from responding to unsolicited requests initiated by Restricted Customers for IP to sell, quote or make any other offer to sell Restricted Direct Sale Products, or from selling any Restricted Direct Sale Products in connection with such a request. Notwithstanding the foregoing, in the event that, during the Non-Solicitation Period, any Restricted Customer makes such an unsolicited request of IP or any of its Subsidiaries in connection with seeking bids from two or more suppliers for the sale to such Restricted Customer of any Restricted Direct Sale Product that is then being sold to such Restricted Customer by the Surviving Corporation, IP or such Subsidiary shall, before responding to such solicitation and to the extent not prohibited by any obligation of confidentiality, inform the Surviving Corporation (by email or other written means to one or more contact persons agreed upon by IP and the Surviving Corporation from time to time) of such solicitation and the fact that IP intends to make a proposal in response to it.

(c) With respect to any Restricted Customer to which the Surviving Corporation or any of its Subsidiaries sells any category of Restricted Direct Sales Products (“IP Product Business”), the restrictions set forth in paragraphs (a) and (b) of this Section 8.21 shall no longer apply to IP and its Subsidiaries solely with respect to sales of such category of Restricted Direct Sale Products to such Restricted Customer, in the event that the Surviving Corporation or any of its Subsidiaries either (i) has not during the immediately preceding 30 days (or more) sold such category of Restricted Direct Sales Products to the Restricted Customer, and (after receipt of a written inquiry from IP requesting an explanation for such failure to sell) IP and the Surviving Corporation reasonably agree that such failure to sell is due to such Restricted Customer procuring such category of Restricted Direct Sale Products from a supplier other than (x) the Surviving Corporation or its Subsidiaries or (y) if such failure is due to such Restricted Customer procuring such category of Restricted Direct Sale products from IP or its Subsidiaries as a result of IP or its applicable Subsidiary having breached its obligations under Section 8.21 with respect to such Restricted Customer and such category of Restricted Direct Sale Products, IP or its Subsidiaries, or (ii) transfers such IP Product Business for such Restricted Customer away from IP and to another supplier of such products, unless the Surviving Corporation shall have given IP reasonable notice of the price and other terms on which such other supplier is prepared to sell such products at the time of such transfer and IP shall have failed to agree to provide such IP Product Business for such Restricted Customer to the Surviving Corporation on price and other terms that are not less favorable than those offered by the other supplier of such products to which the Surviving Corporation transfers such business.

(d) In the event that all or substantially all of a “Covered Product Category Division” (which term, with respect to any particular category of Covered Products, shall mean the business of IP and its Subsidiaries related to the manufacture and sale of such category of Covered Product) is transferred (whether by merger, sale of stock, or sale of assets) to any Person or Persons other than IP (any such Covered Product Category Division that is transferred, a “Transferred Business”), then the obligations in this Section 8.21 shall, and IP shall cause the obligations set forth in this Section 8.21 to, continue to be binding upon such Transferred Business from and after such transfer until the end of the Non-Solicitation Period; provided, for the avoidance of doubt, that the obligations set forth in this Section 8.21 shall not be binding on the acquiring or surviving entity or any of its other subsidiaries or affiliates, or any of their respective assets or businesses, other than the Transferred Business and the Covered Products that are manufactured and sold by such Transferred Business as of the date of such transfer.

Section 8.22 Covenant Not to Compete.

(a) IP hereby acknowledges and agrees that UWWH, Spinco and the Spinco Business would be irreparably damaged if IP or its Subsidiaries were to, directly or indirectly, engage in the Restricted Business and that doing so would result in a significant loss of goodwill and value by Spinco and the Spinco Business. Therefore, in further consideration of the amounts to be paid for the Spinco Common Stock and the goodwill of Spinco, IP covenants and agrees that, for a period of four years from and after the Closing Date, neither IP nor any of its Subsidiaries shall, without the prior written consent of the Surviving Corporation, directly or indirectly, either for itself or for any other Person, own or acquire any interest in, operate, manage, control, or engage in, any business or Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages, or proposes to engage in, any portion of the Restricted Business; provided, however, that nothing set forth in this Section 8.22 shall prohibit IP or its Subsidiaries from (i) selling, distributing or otherwise providing any products manufactured by third parties that are ancillary to, and sold in connection with, sales of products manufactured by IP or its Affiliates (e.g., polypropylene lids for IP-manufactured food containers) (“IP Ancillary Products”) so long as all such IP Ancillary Products in the aggregate (other than polypropylene lids for IP-manufactured food containers) are of a de minimis value in relation to all IP manufactured Covered Products in the aggregate, (ii) selling any products to or performing any services for the Surviving Corporation or any of its Subsidiaries; or (iii) acquiring the assets or capital stock or other equity interests of any other Person engaged in a Restricted Business; provided, that, subject to Section 8.22(b), in the case of clause (iii), IP shall divest or terminate such Restricted Business within 12 months of its acquisition.

(b) The obligation and ability of IP to divest in accordance with the proviso to clause (iii) of Section 8.22(a) above shall be subject to the following:

(i) If prior to the fourth anniversary of the Closing Date, IP or any of its Subsidiaries acquires the assets or capital stock or other equity interests of any other Person engaged in a Restricted Business (which, for the avoidance of doubt will include the Persons listed on Schedule 8.22(b)) (an “Acquired Competing Business”), IP shall no later than 20 Business Days after such acquisition notify the Surviving Corporation in writing of such acquisition. IP’s notice to the Surviving Corporation (the “Proposed Sale Notice”) shall state IP’s intention to sell all of the Acquired Competing Business (the “Proposed Sale”), the price that IP proposes to be paid for such Acquired Competing Business (the “Proposed Sale Price”), and the other material terms of the Proposed Sale.

(ii) At any time within 90 days after the date of the receipt by the Surviving Corporation of the Proposed Sale Notice, the Surviving Corporation shall have the right and option (but not the obligation) to purchase all of the Acquired Competing Business covered by the Proposed Sale Notice at the Proposed Sale Price (or, if the Proposed Sale includes any consideration other than cash, then at the equivalent cash price, determined in good faith by IP and the Surviving Corporation) and on the terms and conditions described in the Proposed Sale Notice, by delivering an irrevocable written notice (the “Acceptance Notice”) to IP indicating that the Surviving Corporation (or designee thereof) shall purchase the Acquired Competing Business being offered in the Proposed Sale and designating a date for the closing that is within 90 days after receipt of the Acceptance Notice (subject to any necessary extensions for regulatory or other required approvals to consummate such closing).

(iii) During such 90-day period, for purposes of evaluating the Proposed Sale, IP, with respect to the Acquired Competing Business, shall provide, or cause to be provided to, the Surviving Corporation and its Representatives reasonable access to the Representatives of IP and the Acquired Competing Business during normal business hours and in a manner that does not unreasonably interfere with business and operations of IP and the Acquired Competing Business. Such access shall include access to the Acquired Competing Business’ properties, Contracts, commitments, books, records, financial and operating data and other information, including environmental information, papers, plans and drawings and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, none of IP, the Acquired Competing Business or their respective Subsidiaries, as applicable, shall be required to provide any information to the extent that such information or to the extent that such access would constitute a waiver of the attorney-client privilege or violate any law or Contract. The Surviving Corporation will hold, and will cause its respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from IP or the Acquired Competing Business, directly or indirectly, in confidence.

(iv) The closing will be effected by delivery by wire transfer of immediately available funds (and any such non-cash consideration to be paid) to IP at the principal office of the Surviving Corporation against delivery of certificates or other instruments representing the Acquired Competing Business so purchased, appropriately endorsed by IP (or other conveyance documentation reasonably requested by the purchaser in the case of uncertificated securities or other acquired assets). If at the end of the 90-day period the Surviving Corporation has not delivered an Acceptance Notice, IP may, during the 270 days immediately following such 90-day period, sell the Acquired Competing Business that is the subject of the Proposed Sale to a transferee for consideration having a value of not less than 100% of the Proposed Sale Price and on other terms not materially less favorable in the aggregate to IP than those contained in the Proposed Sale Notice. Promptly after such sale, IP shall notify the Surviving Corporation of the consummation thereof and shall furnish such written evidence of the completion of such sale and of the terms thereof as may reasonably be requested by the Surviving Corporation. If IP is unable to sell the Acquired Competing Business that is the subject of the Proposed Sale during such 270 days in accordance with the terms set forth in this Section 8.22(b), then IP shall offer to sell such Acquired Competing Business to the Surviving Corporation at a price determined by an independent valuation firm mutually selected in good faith by the Parties; provided that, for the avoidance of doubt, in connection with such offer to sell, the Surviving Corporation shall have no obligation to purchase such Acquired Competing Business.

(c) The Parties agree that the covenants included in Section 8.20, Section 8.21 and this Section 8.22 are, taken as a whole, reasonable in their geographic and temporal coverage and are necessary to protect the goodwill of the businesses of the Surviving Corporation and its Subsidiaries and the substantial investment made by the stockholders of the Surviving Corporation, and no Party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of Section 8.20, Section 8.21 or this Section 8.22 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem and such provisions shall be enforced with such reforms.

(d) The Parties acknowledge and agree that in the event of a breach or threatened breach of the provisions of Section 8.20, Section 8.21 or this Section 8.22, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the non-breaching Party shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the non-breaching Party at law or in equity (including, without limitation, awards of monetary damages):

(i) in the case of Section 8.20, Section 8.21 and this Section 8.22, the right and remedy to have the provisions of Section 8.20, Section 8.21 or this Section 8.22 specifically enforced by a court of competent jurisdiction without the requirement of posting a bond or proving actual damages, it being agreed that any breach or threatened breach of Section 8.20, Section 8.21 or this Section 8.22 would cause irreparable injury to the non-breaching Party and that money damages alone would not provide an adequate remedy to the non-breaching Party.

(ii) in the case of Section 8.21 and this Section 8.22 (and not Section 8.20) and the provisions of the second proviso of Section 8.5 of the Distribution Agreement, the right and remedy to require the breaching Party, on a joint and several basis, to pay to the Surviving Corporation the greater of (x) the amount of any payments, profits or other benefits derived or received directly or indirectly by such Person (determined net of any related costs incurred in such sales, including cost of goods sold) as the result of any actions constituting a breach of the provisions of Section 8.21 or this Section 8.22 and the provisions of the second proviso of Section 8.5 of the Distribution Agreement and (y) the total amount of any damages a court may award to the non-breaching Party for breach of the provisions of Section 8.21 or this Section 8.22, or the provisions of the second proviso in Section 8.5 of the Distribution Agreement.

Section 8.23 Post-Closing Access; Preservation of Records. From and after the Effective Time (a) upon reasonable written notice, IP and the Surviving Corporation will make or cause to be made available to the other Parties, as applicable, and their respective Representatives during regular business hours all information and assistance as is necessary for any reasonable business purpose relating to the Spinco Business, including, financial reporting and accounting matters and in connection with any disclosure obligation or the defense of any Action, and (b) upon reasonable written notice, IP shall (provided the Surviving Corporation reimburses IP for any reasonable out-of-pockets cost) use reasonable best efforts to provide, and shall cause its Affiliates and their respective Representatives to provide, all required financial statement information for any period prior to the Closing Date, in form reasonably requested by the Surviving Corporation, in connection with any financial reporting requirements which the Surviving Corporation or any of its Affiliates is or may subsequently become subject to, including without limitation, comparative interim financial statements for each of the completed quarters prior to the Closing Date and the partial quarter ending on the Closing Date reviewed by IP’s independent accountant and required financial information supporting any SEC filing, including selected historical financial data, MD&A, guarantor and non-guarantor footnote presentation and segment reporting. Each of IP and the Surviving Corporation shall, and shall cause each of their respective Subsidiaries, successors and assigns to, retain, maintain and preserve all such books, records and other documents (including personnel files) that relate to the Spinco Business for periods prior to the Closing Date for the greater of (i) five years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the other Party at the end of any such period by providing the other Party with not less than 20 days’ written notice of its intention to destroy or dispose of such records so that such other Party may exercise its rights to obtain such records within such 20 day period. Notwithstanding anything in this Agreement to the contrary, information provision and record retention relating to Tax matters shall be exclusively governed by the Tax Matters Agreement and, to the extent applicable, the Distribution Agreement and the Tax Receivable Agreement, and not this Agreement.

Section 8.24 Payoff Letters; Transaction Expenses.

(a) At least three Business Days prior to the Closing Date, (i) IP and Spinco shall deliver to UWWH and (ii) UWWH shall deliver to IP, in each case, the payoff letters and guarantee releases (collectively, the “Payoff Letters”) for all Indebtedness set forth in Section 8.24(a) of the IP/Spinco Disclosure Schedules and Section 8.24(a) of the UWWH Disclosure Schedules, respectively, which Payoff Letters shall be in form and substance reasonably satisfactory to the Party to which such Payoff Letters are to be delivered pursuant to this Section 8.24(a) and executed by all Persons required therefor and provide that (i) all Liabilities of the applicable Party under or with respect to such Indebtedness shall be satisfied (other than unmatured contingent indemnification obligations set forth in the written agreements governing such Indebtedness) and all amounts owing thereunder for which any member of the applicable Party is liable shall be repaid upon receipt of the amounts indicated therein, (ii) all Encumbrances and guarantee obligations in respect of such Indebtedness relating to the assets and properties of the applicable Party shall be released and terminated automatically upon, and subject only to, receipt of the payoff amounts indicated therein, (iii) the parties executing such Payoff Letters have all authorizations and power required, without approval of any other Person, to cause the Encumbrance and guarantee releases therein provided on behalf of the lenders for such Indebtedness and (iv) the applicable Party and their respective financing sources shall be entitled to rely thereon.

(b) At least three Business Days prior to the Closing Date, (i) IP and Spinco shall use their reasonable best efforts to deliver to UWWH and (ii) the UWWH Stockholder and UWWH shall use their reasonable best efforts to deliver to IP, in each case, final invoices and/or releases for all its respective Shared Expenses and, in the case of UWWH and the UWWH Stockholder, their Transaction Expenses and those of their respective Affiliates (including, for the avoidance of doubt, GP and its Affiliates) that are to be paid by UWWH, Spinco or any of their respective Subsidiaries, in each case subject to and pursuant to Section 10.3, which final invoices and/or releases shall be in form and substance reasonably satisfactory to the Party to which such invoice and/or release shall be delivered pursuant to this Section 8.24(b), and indicate that all obligations of IP, Spinco or any of their respective Subsidiaries or the UWWH Stockholder, UWWH or any of its Subsidiaries, as applicable, under or with respect to such Shared Expenses and Transaction Expenses shall be satisfied (other than contingent indemnification obligations set forth in the written agreements governing such Transaction Expenses) and all amounts owing thereunder shall be paid in full upon receipt of the amounts indicated therein.

Section 8.25 Advisory Agreement. At or prior to the Effective Time, the Advisory Agreement shall be terminated (except with respect to Sections 6 and 7 thereto) pursuant to an agreement in form and substance reasonably satisfactory to IP.

Section 8.26 Financial Statements.

(a) As soon as available but in any event within 60 days after the end of each fiscal quarter prior to the Closing, on an as-reported basis, and then as soon as available but in any event within 90 days after the end of each such fiscal quarter on a carve-out basis, IP shall deliver, or cause to be delivered, to UWWH an unaudited consolidated balance sheet of the Spinco Business and the related unaudited statement of operations, for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be prepared in accordance with GAAP (except for the absence of footnotes and subject to changes resulting from year-end audit adjustments); provided that the as-reported financial statements are prepared in accordance with GAAP for internal reporting of the Spinco Business as a division and financial reporting segment of IP, and do not include the type of carve-out adjustments required to prepare the Spinco Audited Financial Statements.

(b) As soon as available and in any event no later than 120 days after the end of the 2013 fiscal year, IP shall deliver, or cause to be delivered, to UWWH an audited consolidated balance sheet of the Spinco Business as of December 31, 2013 and the related audited statements of operations, cash flows and parent company equity for the year ended December 31, 2013, including the notes thereto, in each case, audited by Deloitte & Touche LLP.

(c) As soon as available but in any event within 60 days after the end of each fiscal quarter prior to the Closing, UWWH shall deliver, or cause to be delivered, to IP an unaudited consolidated balance sheet of UWWH and the related unaudited statements of operations and cash flows for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be prepared in accordance with GAAP (except for the absence of footnotes and subject to changes resulting from year-end audit adjustments).

(d) As soon as available and in any event no later than 120 days after the end of the 2013 fiscal year, UWWH shall deliver, or cause to be delivered, to IP an audited consolidated balance sheet of UWWH as of December 31, 2013 and the related audited statements of operations, cash flows and stockholder’s equity for the year ended December 31, 2013, including the notes thereto, in each case, audited by PricewaterhouseCoopers LLP.

Section 8.27 Required Amendments. Notwithstanding anything to the contrary set forth herein or in any other Transaction Agreement, the Parties will cooperate and negotiate in good faith with respect to any amendment to the Transaction Agreements reasonably requested by a Party in order to enable its counsel to deliver the written opinion(s) contemplated by Section 8.8(b)(iii), if required, as the case may be (any such amendment, a “Proposed Amendment”). Neither Party will withhold its consent to a Proposed Amendment that (i) does not result in any change in the Aggregate Merger Consideration, (ii) is not adverse to the interests of any Party or (iii) does not unreasonably impede or delay consummation of the Merger. Any Proposed Amendment that the Parties consent to will be reflected through the execution of appropriate written amendments to the applicable Transaction Agreements.

Section 8.28 Disclosure Controls. Prior to Closing, each of IP, Spinco and UWWH shall use its reasonable best efforts to implement such programs and take such steps as are reasonably necessary to (i) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information required to be disclosed by Spinco in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations and is timely made known to the management of the Surviving Corporation by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, (ii) cooperate reasonably with each other in preparing for the transition and integration of the financial reporting systems of Spinco and its Subsidiaries with the financial reporting systems of UWWH following the Effective Time and (iii) otherwise enable the Surviving Corporation to maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act.

Section 8.29 Severance. The Surviving Corporation shall bear all Severance Obligations and all Transaction Bonus Obligations; provided that (i) any Transaction Severance/Bonus Obligation entered into by IP or any of its Affiliates that is not set forth on Section 8.29 of the IP Disclosure Schedules shall be borne by IP, which shall reimburse the Surviving Corporation for any amounts paid pursuant to such Transaction Severance/Bonus Obligation and (ii) any Transaction Severance/Bonus Obligation entered into by UWWH or any of its Affiliates that is not set forth on Section 8.29 of the UWWH Disclosure Schedules shall be borne by the UWWH Stockholder, which shall reimburse the Surviving Corporation for any amounts paid pursuant to such Transaction Severance/Bonus Obligation. UWWH has provided true and complete copies of the agreements set forth on Section 8.29 of the UWWH Disclosure Schedules to IP and IP has provided true and complete copies of the agreements set forth on Section 8.29 of the IP/Spinco Disclosure Schedules to UWWH, in each case, in effect on the date hereof.

Section 8.30 Restructuring. Prior to the Closing, IP shall continue restructuring activities with respect to the Spinco Business in accordance with and at the direction of xpedx management at a cost of up to $15 million in cash restructuring charges on or prior to the Closing Date.

ARTICLE IX

CONDITIONS OF THE MERGER

Section 9.1 Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the Merger are subject to the satisfaction as of the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each Party to the extent permitted by applicable Law:

(a) The Separation shall have been consummated in accordance with the Distribution Agreement;

(b) Spinco shall have consummated the Spinco Financing on terms entered into in accordance with Section 8.19 and Spinco shall have received the proceeds therefrom in an amount sufficient to pay the Special Payment and consummate the Transactions;

(c) IP shall have received the IRS Rulings in form and substance reasonably satisfactory to IP and UWWH (taking into account any changes pursuant to Section 8.8(b) hereof) and such rulings shall continue to be valid and in full force and effect (and, for the avoidance of doubt, such rulings shall not have been invalidated, modified or otherwise affected by any change in any Law or fact on or after the date such rulings were issued by the IRS); provided, that for purposes of this ARTICLE IX, the IRS Rulings need not conclude that the Merger will qualify as a reorganization under Section 368 of the Code;

(d) The UWWH Stockholder Approval and the Unisource Stockholder Approval shall have been obtained in accordance with applicable Law and in accordance with Section 8.9(b) hereof;

(e) The Spinco Stockholder Approval and the xpedx Intermediate Member Approval shall have been obtained in accordance with applicable Law and in accordance with Section 8.9(a) hereof;

(f) All consents, approvals and authorizations of any Governmental Authority required for the consummation of the Transactions (other than under the HSR Act, the Competition Act of Canada, the Federal Law on Economic Competition of Mexico and the Austrian Cartel Act of 2005) shall have been obtained and shall be in full force and effect at the Effective Time;

(g) The IP Board of Directors shall have received a customary “solvency” and “surplus” opinion of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to the IP Board of Directors and the UWWH Board of Directors (such opinions to be dated as of the date the IP Board of Directors declares the Distribution and the Distribution Date, the date on which the Spinco Board of Directors declares the Special Payment, and the date on which each such dividend or distribution is paid);

(h) (i) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated, (ii) any applicable waiting period under Section 123 of the Competition Act (Canada) relating to the Transactions shall have expired or been terminated, or the obligation to submit a notification relating to the Transactions under Part IX of the Competition Act (Canada) shall have been waived under paragraph 113(c) of such Act, (iii) no stop order shall have been issued under the Federal Law on Economic Competition of Mexico and (iv) any applicable waiting period under Chapter 3 of the Austrian Cartel Act of 2005 relating to the Transactions shall have expired;

(i) (i) The Registration Statement shall have been declared effective in accordance with the Securities Act and neither the Registration Statement nor the Prospectus shall be the subject of any stop Order or Actions initiated or threatened by the SEC seeking a stop Order, and (ii) the shares of Spinco Common Stock to be issued in the Distribution and the Merger and such other shares to be reserved for issuance in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(j) No Order issued by any Governmental Authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transactions shall be in effect.

Section 9.2 Additional Conditions to the Obligations of IP, Spinco, xpedx Intermediate and xpedx. The obligations of IP, Spinco, xpedx Intermediate and xpedx to consummate the Merger are subject to the satisfaction as of the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by IP to the extent permitted by applicable Law:

(a) (i) The representations and warranties of the UWWH Stockholder, UWWH and Unisource contained in this Agreement (other than Sections 6.2 (Authorization and Validity of Agreement), 6.4 (Capitalization), 6.18 (Board Approvals; Votes Required), 6.19 (Dividends), 6.20 (Brokers or Finders; Transaction Bonuses), 7.8 (Authorization and Validity of Agreement) and 7.9 (Company Authority Relative to this Agreement; No Violation) hereof) (disregarding all materiality or UWWH Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a UWWH Material Adverse Effect; (ii) the representations and warranties set forth in Sections 6.2 (Authorization and Validity of Agreement), 6.4 (Capitalization), 6.18 (Board Approvals; Votes Required), 6.19 (Dividends), 6.20 (Brokers or Finders; Transaction Bonuses), 7.8 (Authorization and Validity of Agreement) and 7.9 (Corporate Authority Relative to this Agreement; No Violation) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) the UWWH Stockholder, UWWH and Unisource shall have performed in all material respects their respective covenants and agreements (other than those covenants and agreements in Sections 8.2(b) (Dividends; Changes in Stock), 8.2(c) (Issuance of Securities), 8.2(d) (Governing Documents) and 8.2(g) (Indebtedness), which shall have been performed in all respects) contained in this Agreement required to be performed at or prior to the Effective Time;

(b) UWWH shall have delivered to IP a certificate, dated as of the Effective Time, of an executive officer of UWWH (on UWWH’s behalf and without any personal liability) certifying the satisfaction by the UWWH Stockholder, UWWH and Unisource of the conditions set forth in Section 9.2(a) hereof;

(c) Since June 30, 2013, no UWWH Material Adverse Effect shall have occurred;

(d) IP and Spinco shall have received the Spin-Off Tax Opinion, in form and substance reasonably satisfactory to IP and dated as of the Closing Date;

(e) Unless waived by IP pursuant to Section 8.8(b)(iii), IP and Spinco shall have received an opinion of Debevoise & Plimpton LLP, in form and substance reasonably satisfactory to IP and Spinco and dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion, to the effect that the Merger will constitute a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code (the “IP Tax Opinion”). In rendering such IP Tax Opinion, Debevoise & Plimpton LLP may require and rely upon customary representations contained in certificates of officers of IP, UWWH, Spinco and others;

(f) UWWH and the UWWH Stockholder, as applicable, shall have entered into and delivered to IP and Spinco the Transaction Agreements to which it or any of its Subsidiaries is a party and such agreements shall be in full force and effect and no default thereunder;

(g) The UWWH Stockholder shall have furnished to Spinco a certification in accordance with Treasury Regulations Section 1.1445-2(b) certifying that the UWWH Stockholder is not a “foreign person”, substantially in the form attached hereto as Exhibit F;

(h) The Advisory Agreement shall have been terminated without Liability to Spinco or its Subsidiaries after the Effective Time (except with respect to Sections 6 and 7 thereto) and IP shall have been provided with evidence of such termination reasonably satisfactory to it.

Section 9.3 Additional Conditions to the Obligations of UWWH and Unisource. The obligations of UWWH and Unisource to consummate the Merger are subject to the satisfaction as of the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by UWWH to the extent permitted by applicable Law:

(a) (i) The representations and warranties of IP, Spinco, xpedx Intermediate and xpedx contained in this Agreement (other than Sections 5.2 (Authorization and Validity of Agreement), 5.4 (Capitalization), Section 5.18 (Board Approvals; Votes Required), 5.19 (Status of New Spinco Common Stock), 5.20 (Operations of Spinco) and 5.22 (Brokers or Finders; Transactions Bonuses) hereof) (disregarding all materiality or Spinco Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect; (ii) the representations and warranties set forth in Sections 5.2 (Authorization and Validity of Agreement), 5.4 (Capitalization), Section 5.18 (Board Approvals; Votes Required), 5.19 (Status of New Spinco Common Stock), 5.20 (Operations of Spinco) and 5.22 (Brokers or Finders; Transactions Bonuses) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) IP, Spinco, xpedx Intermediate and xpedx shall have performed in all material respects their respective covenants and agreements (other than those covenants and agreements in Sections 8.1(b) (Changes in Stock), 8.1(c) (Issuance of Securities), 8.1(d) (Governing Documents) and 8.1(g) (Indebtedness), which shall have been performed in all respects) contained in this Agreement required to be performed at or prior to the Effective Time;

(b) IP shall have delivered to UWWH a certificate, dated as of the Closing Date, of an executive officer of IP (on IP’s behalf and without any personal liability) certifying the satisfaction by IP of the conditions applicable to it set forth in Section 9.3(a) hereof;

(c) Spinco shall have delivered to UWWH a certificate, dated as of the Effective Time, of an executive officer of Spinco (on Spinco’s behalf and without any personal liability) certifying the satisfaction by Spinco, xpedx Intermediate and xpedx of the conditions applicable to them set forth in Section 9.3(a) hereof;

(d) Since June 30, 2013, no Spinco Material Adverse Effect shall have occurred;

(e) Unless waived by UWWH pursuant to Section 8.8(b)(iii), UWWH shall have received opinions of Kirkland & Ellis LLP, in form and substance reasonably satisfactory to UWWH and dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion, to the effect that (i) the Merger will constitute a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code and (ii) the Subsidiary Merger will qualify as a capital contribution within the meaning of Section 351(a) of the Code (collectively, the “UWWH Tax Opinions”). In rendering such UWWH Tax Opinion, Kirkland & Ellis LLP may require and rely upon customary representations contained in certificates of officers of IP, UWWH, Spinco and others;

(f) The applicable IP Entities, Spinco, xpedx Intermediate and xpedx, as applicable, shall have entered into and delivered the applicable Transaction Agreements and such agreements shall be in full force and effect and no default thereunder; and

Section 9.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger, the Subsidiary Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger or the Subsidiary Merger, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Transactions by any stockholders required to approve the Transactions:

(a) by the mutual written consent of IP and UWWH;

(b) by either IP or UWWH if the Effective Time shall not have occurred on or before January 5, 2015 (the “Termination Date”), unless the failure of the Effective Time to have occurred by the Termination Date shall be due to the failure of the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) to perform or otherwise comply with in all material respects the covenants and agreements of such party set forth herein.

(c) by UWWH (so long as UWWH is not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of IP or Spinco not to be satisfied if the Closing were to occur at the time of termination), if there has been a material breach by IP or Spinco of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 9.3(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within 30 Business Days following receipt by IP or Spinco, if applicable, of notice of such breach;

(d) by IP (so long as IP is not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of UWWH or the UWWH Stockholder not to be satisfied if the Closing were to occur at the time of termination), if there has been a material breach by UWWH of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 9.2(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within 30 Business Days following receipt by UWWH of notice of such breach; or

(e) by either IP or UWWH if any Law or Order by any Governmental Authority preventing or prohibiting consummation of the Transactions shall have become final and nonappealable.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 will give written notice of such termination to the other Party, specifying the provision pursuant to which such termination is effected.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated by IP or UWWH pursuant to Section 10.1 hereof, then this Agreement shall become void and have no effect with no Liability on the part of the Parties, except to the extent that such termination results from the intentional breach by a Party of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of the Confidentiality Agreement, this Section 10.2, Section 10.3 and ARTICLE XI shall remain in full force and effect and shall survive any termination of this Agreement.

(b) If this Agreement is terminated pursuant to Section 10.1(d) and (i) a UWWH Acquisition Proposal shall have been commenced, publicly disclosed, publicly proposed, publicly announced or otherwise communicated to UWWH or the UWWH Stockholder prior to such termination and (ii) within 15 months of such termination, UWWH or any of its Subsidiaries or Affiliates enters into any definitive agreement with respect to, or consummates, a UWWH Acquisition Proposal, UWWH shall pay to IP, at or prior to the earlier of the time UWWH, any of its Subsidiaries or Affiliates enters into such agreement with respect to, or consummates, such UWWH Acquisition Proposal, a termination fee equal to $6 million by wire transfer of immediately available funds.

(c) If this Agreement is terminated pursuant to Section 10.1(c) and (i) a Spinco Acquisition Proposal shall have been commenced, publicly disclosed, publicly proposed, publicly announced or otherwise communicated to IP or the IP Stockholders prior to such termination and (ii) within 15 months of such termination, IP or any of its Subsidiaries or Affiliates enters into any definitive agreement with respect to, or consummates, a Spinco Acquisition Proposal, then IP shall pay to UWWH at or prior to the earlier of the time IP, any of its Subsidiaries or Affiliates enters into such agreement with respect to, or consummates, such Spinco Acquisition Proposal, a termination fee equal to $6 million by wire transfer of immediately available funds.

Section 10.3 Fees and Expenses.

(a) General Rule. Except as otherwise provided in this Section 10.3, this Agreement or any other Transaction Agreement, or unless otherwise mutually agreed to by IP and UWWH in writing, all fees and expenses incurred in connection with the Transactions (including all Transaction Expenses) shall be paid by the Party incurring such fees or expenses (it being agreed for clarification that any fees and expenses incurred by Spinco or any of its Subsidiaries on or prior to the Separation shall be deemed to have been incurred by IP).

(b) Shared Expenses. All Shared Expenses shall be borne (i) by the Surviving Corporation if the Merger is consummated or (ii) 50% by IP and 50% by UWWH if the Merger is not consummated. The Surviving Corporation shall reimburse IP or the UWWH Stockholder (on behalf of UWWH or any of its Subsidiaries), as applicable, for any Shared Expenses paid by such Person (or, in the case of the UWWH Stockholder, UWWH or any of its Subsidiaries) in order to give effect to the obligations set forth in subsection (i) of the foregoing sentence. IP and/or UWWH, as applicable, shall reimburse the other for Shared Expenses in order to give effect to the obligations set forth in subsection (ii) of the foregoing sentence.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Non-Survival of Representations and Warranties; Survival of Certain Covenants.

(a) Except as provided in any other Transaction Agreement, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time or termination of this Agreement; provided, however, that the covenants and agreements contained in ARTICLE II, ARTICLE III, ARTICLE IV, ARTICLE VIII, ARTICLE X and this ARTICLE XI (and any related definitions) that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time.

(b) Other than with respect to any claim under Sections 6.3(a)(iii) and 6.3(b)(iii) of the Distribution Agreement, IP and the UWWH Stockholder on behalf of itself and their respective Affiliates, successors, predecessors, partners, members, managers and assigns, and their respective officers, directors, legal representatives, employees, agents, and attorneys and other professionals, and their respective heirs, executors, administrators, trustees, successors and assigns (each, a “Releasing Party”), hereby irrevocably releases and forever discharges and covenants not to sue (i) the Surviving Corporation and each of their respective Subsidiaries, (ii) each of their respective successors, predecessors, shareholders, partners, members, managers and assigns, and (iii) each of the respective officers, directors, legal representatives, employees, agents or advisors, and their respective heirs, executors, administrators, trustees, successors and assigns, in each case of each Person identified in the foregoing clause (i) or (ii) (each Person described in the foregoing clause (i), (ii) or (iii), a “Released Party”), of and from any and all claims, debts, suits, remedies, liabilities, demands, rights, obligations, damages, expenses, attorneys’ or other professionals’ fees and causes of action whatsoever that arise out of or relate to the Registration Statement or Prospectus (each, a “Released Claim”). Other than with respect to any claim under Section 6.3(a)(iii) and 6.3(b)(iii) of the Distribution Agreement, IP and the UWWH Stockholder shall indemnify, defend and hold harmless each of the Released Parties from and against any Losses relating to or arising from any Released Claim brought by any Releasing Party.

Section 11.2 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a)	if to IP, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: C. Cato Ealy and Sharon R. Ryan

Facsimile No.: (901) 214-0647

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey J. Rosen

Michael A. Diz

Facsimile No.: (212) 909-6836

(b)	if to Spinco, xpedx Intermediate or xpedx prior to the Effective Time, to:

xpedx Holding Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: Mary A. Laschinger

Facsimile No.: (901) 214-1960

with a copy to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: C. Cato Ealy and Sharon R. Ryan

Facsimile No.: (901) 214-0647

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey J. Rosen

Michael A. Diz

Facsimile No.: (212) 909-6836

(c)	if to Spinco, xpedx Intermediate or xpedx following the Effective Time, to:

xpedx Holding Company

6285 Tri-Ridge Boulevard

Loveland, Ohio 45140

Attention: Mary Laschinger

Facsimile No.: (513) 965-2849

with a copy to:

Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Attention: Matt Levin

Seth Meisel

Facsimile No.: (617) 516-2010

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention: Matthew E. Steinmetz, P.C.

Jeffrey W. Richards, P.C.

Neal J. Reenan

Facsimile No.: (312) 862-2200

(d)	if to UWWH or Unisource, to:

UWW Holdings, Inc.

6600 Governors Lake Parkway

Norcross, GA 30071

Attention: Chief Financial Officer

General Counsel

Facsimile No.: (770) 659-4618

with a copy to:

Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Attention: Matt Levin

Seth Meisel

Facsimile No.: (617) 516-2010

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention: Matthew E. Steinmetz, P.C.

Jeffrey W. Richards, P.C.

Neal J. Reenan

Facsimile No.: (312) 862-2200

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 11.3 Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than IP, Spinco, xpedx Intermediate, xpedx, UWWH, Unisource, the UWWH Stockholder and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person shall be deemed a third party beneficiary under or by reason of this Agreement, except for Section 11.7(b) and Section 11.7(c) which shall be for the benefit of, among others, the Lenders and the Lender Related Parties and the Lenders, among others, will have the rights provided for therein. In addition, and without limiting the generality of the foregoing, nothing contained in any provision of this Agreement (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement or (ii) create any third-party beneficiary rights or obligations in any Spinco Group Employee, UWWH Employee or former employee of the Spinco Group or UWWH, including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment or (y) the ability of IP, Spinco, UWWH or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.

Section 11.5 Entire Agreement. This Agreement, the Exhibits, the IP/Spinco Disclosure Schedules and the UWWH Disclosure Schedules hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter (including that certain Non-binding Letter of Intent by and between IP and UWWH, dated as of April 19, 2013).

Section 11.6 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that Spinco or UWWH may assign any or all of its rights, interests under this Agreement without the consent of the other Parties hereto (a) to any Person providing the Spinco Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Spinco Financing or (b) to any purchaser of all or substantially all of the assets of such Person; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.7 Governing Law; WAIVER OF JURY TRIAL.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b) Notwithstanding the foregoing and without limiting Section 11.7(a), the Parties hereby further agree that, no Party will bring any legal proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, against the Lenders or any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Spinco Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT OR THE SPINCO FINANCING, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT OR THE SPINCO FINANCING SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.8 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 11.8, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS

BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 11.8 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 11.10 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 11.11 Attorneys’ Fees. If any Action at law or equity, including an Action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time before or after approval hereof by the Spinco Stockholders, the stockholders of xpedx, the UWWH Stockholder and UWWH; provided, however, that after such stockholder approvals there shall not be made any amendment that by Law requires further approval by the Spinco Stockholders, the stockholders of xpedx, UWWH or the UWWH Stockholder without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this

Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of the first sentence of Section 11.2, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.14 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent (but only to the extent such waiver or consent is not adverse to any member of the Spinco Entities) and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to January 28, 2014 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.15 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 11.16 Damages Waiver. No Party shall be liable to another Party or any of its Affiliates (or any of their respective Related Parties) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim (as such term is defined in the Distribution Agreement)).

Section 11.17 Reference to Time. All references in this Agreement to times of the day shall be to New York City time.

Section 11.18 No Representations or Warranties.

(a) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF IP (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF THE UWWH STOCKHOLDER, UWWH OR ANY OF ITS SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF IP (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT THE UWWH STOCKHOLDER, UWWH OR ANY OF ITS SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NEITHER IP NOR ANY OF ITS SUBSIDIARIES NOR SPINCO NOR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF THE UWWH STOCKHOLDER, UWWH (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF IP OR ANY OF ITS SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF THE UWWH STOCKHOLDER, UWWH (ON BEHALF OF ITSELF AND ITS

SUBSIDIARIES) AND SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT IP OR ANY OF ITS SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NONE OF THE UWWH STOCKHOLDER, UWWH OR ANY OF ITS SUBSIDIARIES OR SPINCO OR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

[SIGNATURE PAGE FOLLOWS]

In WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President

XPEDX HOLDING COMPANY

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Vice President

XPEDX INTERMEDIATE, LLC

By:	International Paper Company, its Sole Member

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President

XPEDX, LLC

By:	International Paper Company, its Sole Member

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President

[Signature Page to

Agreement and Plan of Merger]

UWW HOLDINGS, LLC

By:	/s/ Seth Meisel
Name:	Seth Meisel
Title:	Authorized Signatory

UWW HOLDINGS, INC.

By:	/s/ Allan R. Dragone
Name:	Allan R. Dragone
Title:	Chief Executive Officer

UNISOURCE WORLDWIDE, INC.

By:	/s/ Allan R. Dragone
Name:	Allan R. Dragone
Title:	Chief Executive Officer

[Signature Page to

Agreement and Plan of Merger]

Exhibit A

Subsidiary Certificate of Incorporation

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

UNISOURCE WORLDWIDE, INC.

ARTICLE I

Name

The name of the corporation is Unisource Worldwide, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $.01 per share.

ARTICLE V

Directors

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

(2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

Indemnification of Directors, Officers and Others

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner

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he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of chancery or such other court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VI, or in defense of any claim, issue. or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under Sections (1) and (2) of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders of the Corporation.

(5) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation authorized in this Article VI, Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

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(7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising, out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law.

(8) For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(9) For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(10) The indemnification and advancement of expenses provided by or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

By-Laws

The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

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ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision of this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by Iaw, and all rights conferred on stockholders in this Restated Certificate of Incorporation are subject to this reservation.

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Exhibit B

Subsidiary Bylaws

AMENDED AND RESTATED BY-LAWS

OF

UNISOURCE WORLDWIDE, INC.

A Delaware corporation

(Adopted as of January 27, 2003)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place and Time of Meetings. An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by the chief executive officer of the corporation; provided, that if the chief executive officer does not act, the board of directors shall determine the date, time and place of such meeting.

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the chief executive officer and shall be called by the chief executive officer upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, such written request shall state the purpose or purposes of the meeting and shall be delivered to the chief executive officer.

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Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction. of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6. Quorum. The holders of a majority of the outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest.and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11. Action by Written Consent. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a

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meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mall, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders, who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE III

DIRECTORS

Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The first board of directors shall consist of one director. Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation. Any director or the entire board of directorsmay be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

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Section 4. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.

Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the chief executive officer on at least twenty-four (24) hours notice to each director, either personally, by telephone, by mail, or by telegraph.

Section 7. Quorum, Required Vote and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Committees. The board of directors may, by resolution passed by a majority of the ‘whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The-board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a

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majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully Galled or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and shall consist of a chief executive officer, one or more vice-presidents, secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the’ board of directors, Any number of offices. may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of chief executive officer and secretary shall be filled as expeditiously as possible.

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Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The chief executive officer shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The chief executive officer shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6. The Chief Executive Officer. The chief executive officer shall preside at all meetings of the stockholders and board of directors at which he is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The chief executive officer shall have such authority and perform such other duties as may be prescribed by the board of directors in accordance with these by-laws.

Section 7. Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors or by the chief executive officer, shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all the restrictions of the chief executive officer. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe.

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Section 8. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

Section 9. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer or treasurer may, from time to time, prescribe.

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Section 10. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 11. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final ..disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

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Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty (60) days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State .of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such. applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

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Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were ‘serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

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ARTICLE VI

CERTIFICATES OF STOCK

Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chief executive officer or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares of a specific class or series owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chief executive officer, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen,, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at arty meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than

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sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution ‘ taking such prior action.

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

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Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance

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may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name .of the corporation and the words “Corporate Seal, Delaware”: The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. -

Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9. Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10. Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the certificate of incorporation, the General’ Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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ARTICLE VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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Exhibit C

Form of Tax Receivable Agreement

FORM OF TAX RECEIVABLE AGREEMENT

by and among

XPEDX HOLDING COMPANY

and

UWW HOLDINGS, LLC

Dated as of [                    ]

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS
Section 1.01	Definitions	2

ARTICLE II
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT
Section 2.01	NOL Utilization	6
Section 2.02	Tax Benefit Schedule	6
Section 2.03	Procedures, Amendments	6

ARTICLE III
TAX BENEFIT PAYMENTS
Section 3.01	Payments	7
Section 3.02	No Duplicative Payments; Intent	8

ARTICLE IV
TERMINATION
Section 4.01	Termination and Breach of Agreement	8

ARTICLE V
LATE PAYMENTS
Section 5.01	Late Payments by Spinco	9
Section 5.02	Compliance with Indebtedness	9

ARTICLE VI
SPINCO TAX MATTERS; CONSISTENCY; COOPERATION
Section 6.01	Representative Participation in Spinco Tax Matters	9
Section 6.02	Consistency	9
Section 6.03	Cooperation	10

ARTICLE VII
MISCELLANEOUS
Section 7.01	Notices	10
Section 7.02	Counterparts	11
Section 7.03	Entire Agreement; Third Party Beneficiaries	11
Section 7.04	Governing Law	12
Section 7.05	Severability	12
Section 7.06	Successors; Assignment; Amendments; Waivers	12
Section 7.07	Titles and Subtitles	13
Section 7.08	Resolution of Disputes	13
Section 7.09	Reconciliation	14
Section 7.10	Withholding	15
Section 7.11	Affiliated Corporations; Admission of Spinco into a Consolidated Group	15
Section 7.12	Confidentiality	15
Section 7.13	Representative	16
Section 7.14	Tax Characterization of the Agreement	17

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [                    ], is hereby entered into by and among xpedx Holding Company, a Delaware corporation (“Spinco”) and UWW Holdings, LLC, a Delaware limited liability company (“Holdings”), in its capacity as a Beneficiary (as defined below) and a representative of the Beneficiaries (in such representative capacity, and along with any successor as provided in Section 7.06(a), the “Representative”).

RECITALS

WHEREAS, as of the date hereof, the Equity holders listed on Schedule A directly own one-hundred percent (100%) of the issued and outstanding equity interests of Holdings;

WHEREAS, immediately prior to the Merger (as defined below), Holdings directly owned one-hundred percent (100%) of the issued and outstanding stock of UWW Holdings, Inc., a Delaware corporation (“UWWH”);

WHEREAS, immediately prior to the Merger, UWWH directly owned one-hundred percent (100%) of the issued and outstanding stock of Unisource Worldwide, Inc., a Delaware corporation (“Unisource”);

WHEREAS, as of the date hereof, UWWH will merge with and into Spinco (the “Merger”), with Spinco surviving, and the stock of UWWH owned by Holdings will be converted into the right to receive 49% of the issued and outstanding shares of common stock in Spinco and the rights and benefits set forth in the Agreement;

WHEREAS, on the day following the effective time of the Merger, Spinco will be the common parent of an affiliated group of corporations, including Unisource, within the meaning of Section 1504(a) of the Code (the “Spinco Consolidated Group”);

WHEREAS, UWWH and its Subsidiaries have generated NOLs (as defined herein) prior to the Merger that Spinco and its Subsidiaries may be able to utilize;

WHEREAS, if utilized, the Pre-Merger NOLs (as defined herein) will reduce the actual liability for Taxes (as defined herein) that Spinco and its Subsidiaries might otherwise be required to pay;

WHEREAS, subject to the completion of the Merger, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-Merger NOLs on the actual liability for Taxes of Spinco and its Subsidiaries;

WHEREAS, this Agreement is intended to provide payments to Holdings and the Permitted Assignees (as defined herein) (Holdings and each such Permitted Assignee referred to herein as a “Beneficiary” and collectively, the “Beneficiaries”) in an amount equal to eighty-five percent (85%) of the aggregate reduction in Taxes payable realized by Spinco and its Subsidiaries from the utilization of the Pre-Merger NOLs;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE XIII

DEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means any nationally recognized law or accounting firm that is expert in Tax matters that is agreed to by Spinco and the Representative.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by Spinco to the Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such schedule, notice or other information relates.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Aggregate Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Agreed Rate” means a rate per annum equal to one-year LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.02(b) of this Agreement.

“Applicable Percentage” with respect to any Beneficiary, means the percentage set forth opposite such Beneficiary’s name on Schedule B, as amended from time to time to reflect any Permitted Assignment.

“Base Payment” is defined in Section 3.01(b) of this Agreement.

“Beneficiary” is defined in the preamble of this Agreement.

“Board” means the board of directors of Spinco.

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“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Cumulative Actual Tax Liability” means, as of the end of any Taxable Year, the aggregate liability for Taxes of Spinco and its Subsidiaries for taxable periods (or portions thereof) beginning after the date of the Merger and ending on or before the end of such Taxable Year.

“Cumulative Non-NOL Tax Liability” means, as of the end of any Taxable Year, the aggregate liability for Taxes of Spinco and its Subsidiaries for taxable periods (or portions thereof) beginning after the date of the Merger and ending on or before the end of such Taxable Year, applying the applicable Tax rates for each Tax period, and using the same methods, elections, conventions and similar practices used on the relevant Spinco Return for each applicable Tax Period, but assuming that there were no Pre-Merger NOLs.

“Cumulative Realized Tax Benefit” means, as of the end of any Taxable Year, the excess (if any) of (i) the Cumulative Non-NOL Tax Liability (as of such time) over (ii) the sum of (A) the Cumulative Actual Tax Liability (as of such time) and (B) the aggregate amount of Base Payments (previously made pursuant to this Agreement as of such time), provided that (x) if, as of such time, there is an unresolved claim, proposed adjustment or similar item by a Taxing Authority that would increase the Cumulative Realized Tax Benefit, the Cumulative Realized Tax Benefit shall be computed as if such Taxing Authority prevailed with respect to such claim, proposed adjustment or similar item and (y) if International Paper Company is entitled to payments from Spinco under Section 2.10 of the Tax Matters Agreement as a result of any step-up in tax basis, the Cumulative Realized Tax Benefit shall be computed as if such step-up did not exist.

“CPR” means the International Institute for Conflict Prevention and Resolution.

“Deconsolidation” means any event pursuant to which a corporation ceases to be includable in the same affiliated group of corporations, within the meaning of Section 1504(a) of the Code, as Spinco.

“Deconsolidation Election” is defined in Section 4.01(b) of the Agreement.

“Default Rate” means a rate per annum equal to one-year LIBOR plus 500 basis points.

“Equity holders” means the holders of equity of Holdings as of the date hereof listed on Schedule A.

“Expert” is defined in Section 7.09 of this Agreement.

“Fair Market Value Schedule” is defined in Section 7.14 of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

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“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 28, 2014, by and among International Paper Company, Spinco, Holdings and the other parties thereto.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOL Payment” is defined in Section 5.01 of this Agreement.

“NOLs” shall mean all net operating losses for U.S. federal and state and Canadian income tax purposes.

“Objection Notice” is defined in Section 2.02(a) of this Agreement.

“Pre-Merger NOLs” shall mean NOLs generated by UWWH and its Subsidiaries prior to the date of the Merger. If the Taxable Year of UWWH and/or its Subsidiaries includes but does not end on the date of the Merger (a “Straddle Period”), such Taxable Year shall be deemed to end on the date of the Merger for purposes of calculating all Pre-Merger NOLs; provided that the amount, if any, of the Pre-Merger NOLs attributable to such Straddle Period shall be reasonably determined by Spinco and the Representative in good faith.

“Post-Merger NOLs” shall mean NOLs, if any, generated by Spinco and its Subsidiaries that are not Pre-Merger NOLs.

“Payment Date” means any date on which a Tax Benefit Payment is required to be made by Spinco pursuant to this Agreement.

“Permitted Assignee” means any Person who receives rights under this Agreement pursuant to a Permitted Assignment.

“Permitted Assignment” is defined in Section 7.06(b) of this Agreement.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, a trust, a joint stock company, a trust, an association, a joint venture, an unincorporated organization or association, a governmental authority or any other entity of whatever nature.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” is defined in Section 7.09 of this Agreement.

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“Representative” is defined in the preamble of this Agreement, and any successor Representative appointed pursuant to Section 7.06(a).

“Rules” is defined in Section 7.08(a) of this Agreement.

“Section 336(e) Election” has the meaning set forth in the Tax Matters Agreement.

“Spinco” is defined in the preamble of this Agreement.

“Spinco Consolidated Group” is defined in the preamble of this Agreement.

“Spinco Return” means each U.S. federal and state and Canadian income tax return of Spinco and/or its Subsidiaries filed with respect to Taxes of any Taxable Year.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of any Subsidiary.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among IP, Spinco and UWWH, dated January 28, 2014.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable Year” means a taxable year of Spinco for U.S. federal income tax purposes, as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve months for which a Spinco Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and Canadian taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

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“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

ARTICLE II

DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01 NOL Utilization. Spinco, on the one hand, and the Beneficiaries, on the other hand, acknowledge that Spinco and its Subsidiaries shall, to the fullest extent permitted by law, claim the Pre-Merger NOLs to reduce the amount of Taxes that Spinco and its Subsidiaries would otherwise be required to pay.

Section 2.02 Tax Benefit Schedule. Within ninety (90) calendar days after the filing of all of the Spinco Returns for any Taxable Year, Spinco shall provide to the Representative a schedule showing, in reasonable detail, (i) the calculation of the Cumulative Realized Tax Benefit as of the end of such Taxable Year, if any and (ii) the calculation of any payment to be made to the Beneficiaries pursuant to Article III as of the end of such Taxable Year and (iii) all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time Spinco delivers to the Representative a Tax Benefit Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), Spinco shall also (x) deliver to the Representative schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter with respect to such Tax Benefit Schedule to the extent reasonably requested by the Representative and (y) allow the Representative and its advisors reasonable access (at the Representative’s sole expense) to the appropriate representatives, books, records and work papers at each of Spinco and the Advisory Firm in connection with a review of such Tax Benefit Schedule. The applicable Tax Benefit Schedule shall, subject to Section 2.03(b), become final and binding on all parties unless the Representative, within forty-five (45) calendar days after receiving any Tax Benefit Schedule or amendment thereto, provides Spinco with notice of a material objection to such Tax Benefit Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty (30) calendar days of receipt by Spinco of such notice, Spinco and the Representative shall employ the Reconciliation Procedures.

(b) Amended Schedule. The Tax Benefit Schedule for any Taxable Year shall be amended by Spinco (i) to correct inaccuracies in such Tax Benefit Schedule after the date such Tax Benefit Schedule was provided to the Representative, (ii) to comply with the Expert’s determination under the Reconciliation Procedures, (iii) to reflect a change (relative to the amounts in the original Tax Benefit Schedule or the prior Amended Schedule) in the Cumulative Realized Tax Benefit as of the end of such Taxable Year attributable to any change in fact or law, including a carryback or carryforward (including, to the extent affecting the Non-NOL Tax

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Liability, a hypothetical carryback or carryforward attributable to any Post-Merger NOLs) of a loss or other tax item to such Taxable Year or (iv) to reflect the consequences of a Tax audit or the filing of an amended Tax Return (such Tax Benefit Schedule, an “Amended Schedule”). Spinco shall provide any Amended Schedule to the Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence (or, to the extent such event occurs in connection with the preparation of a Spinco Return filing described in Section 2.02, concurrently with the delivery of the Tax Benefit Schedule pursuant to Section 2.02) and any such Amended Schedule shall be subject to the approval procedures described in Section 2.03(a); provided, however, that any Amended Schedule provided pursuant to an Expert’s determination under the Reconciliation Procedures as described in clause (ii) of the preceding sentence shall, subject to this Section 2.03(b), be final and binding on all parties hereto and not subject to the approval procedures described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Timing of Payments to the Beneficiaries. (i) Within five (5) Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.03(a), Spinco shall pay to the Beneficiaries the Tax Benefit Payments as of the end of such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts previously designated by the Beneficiaries to Spinco or as otherwise agreed by Spinco and the Beneficiaries. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal, state and Canadian income tax payments. For the avoidance of doubt, no payments shall be required to be made by any Beneficiary to Spinco under this Agreement, except as provided in Section 7.10.

(b) The “Tax Benefit Payment” with respect to any Beneficiary means an amount equal to such Beneficiary’s Applicable Percentage of the Aggregate Tax Benefit Payment. The “Aggregate Tax Benefit Payment” means, as of the end of a Taxable Year, an amount, not less than zero, equal to eighty-five percent (85%) of the Cumulative Realized Tax Benefit as of the end of such Taxable Year (each such payment, a “Base Payment”) and the Interest Amount (as defined below). The “Interest Amount” shall equal the interest on any Base Payment calculated at the Agreed Rate from the date that Spinco’s U.S. federal income Tax return is filed, but no later than the due date (without extensions) for filing such Tax return with respect to Taxes for the Taxable Year for which the Aggregate Tax Benefit Payment is being measured until the Payment Date.

(c) Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of any Tax Benefit Payments for any Straddle Period that includes the date of the Merger, such Straddle Period shall be treated as two Taxable Years, (i) the first ending on the date of the Merger and (ii) the second starting the day following the date of the Merger. All allocations of taxable items between the two periods shall be done on the basis of an interim closing of the books, as reasonably determined by Spinco and the Representative in good faith.

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Section 3.02 No Duplicative Payments; Intent. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that eighty-five percent (85%) of Spinco’s Cumulative Realized Tax Benefit and Interest Amount for all years be paid to the Beneficiaries pursuant to this Agreement. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of (a) any U.S. federal tax item shall be considered to be subject to the rules of the Code (or any successor U.S. federal income tax statute) and the Treasury Regulations or (b) any state or Canadian tax item, shall be considered subject to the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-Merger NOLs and another portion that is not, Spinco’s Cumulative Realized Tax Benefit shall be determined using such “with and without” methodology. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.01 Termination and Breach of Agreement.

(a) This Agreement shall terminate on the date on which all NOL Payments have been made under this Agreement.

(b) In the event of a Deconsolidation of Unisource from the Spinco Consolidated Group, Spinco shall cause the common parent of the affiliated group of corporations within the meaning of Section 1504(a) of the Code that includes Unisource after such Deconsolidation to enter into a tax receivables agreement with the Representative that is substantially similar to this Agreement with respect to such consolidated group’s use of the Pre-Merger NOLs after the date of such Deconsolidation (with appropriate adjustments). In the event that such common parent and the Representative do enter into such tax receivables agreement, this Agreement shall terminate and Spinco shall not have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by Spinco and the Representative as due and payable but unpaid as of the date of such Deconsolidation and (ii) the Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of such Deconsolidation.

(c) In the event that Spinco breaches any of its material obligations under this Agreement by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, then all obligations hereunder shall be accelerated.

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ARTICLE V

LATE PAYMENTS

Section 5.01 Late Payments by Spinco. The amount of all or any portion of any Tax Benefit Payment required to be made by Spinco to the Beneficiaries under this Agreement (an “NOL Payment”) not made to the Beneficiaries when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such NOL Payment was due and payable and ending on the date such NOL Payment is made.

Section 5.02 Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if, at the time any amounts become due and payable hereunder, Spinco is not permitted, pursuant to the terms of Spinco’s or its direct or indirect subsidiary’s debt documentation to pay such amounts, or Spinco’s direct or indirect subsidiaries are not permitted, pursuant to the terms of Spinco’s or its direct or indirect subsidiary’s debt documentation, to make payments to Spinco to allow Spinco to pay such amounts, then Spinco shall, by notice to the Representative, be permitted to defer the payment of such amounts until the condition described in this Section 5.02 is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If Spinco defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate per annum, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid.

ARTICLE VI

SPINCO TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.01 Representative Participation in Spinco Tax Matters. Except as otherwise provided herein, Spinco shall have full responsibility for, and sole discretion over, all Tax matters concerning Spinco including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that Spinco act in good faith in connection with its control of any matter which is reasonably expected to affect the Beneficiaries’ rights and obligations under this Agreement. Notwithstanding the foregoing, Spinco shall notify the Representative of, and keep the Representative reasonably informed with respect to, the portion of any audit of Spinco by a Taxing Authority the outcome of which is reasonably expected to affect the Beneficiaries’ rights and obligations under this Agreement, and shall give the Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02 Consistency. Except upon the written advice of an Advisory Firm, Spinco, and Representative agree to report and cause to be reported for all purposes, including federal, state, local and foreign tax purposes and financial reporting purposes, all Tax-related items (including without limitation the NOL Payments) in a manner consistent with that specified by Spinco in any Tax Benefit Schedule or statement required to be provided by or on behalf of Spinco under this Agreement or under applicable Tax law. Any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that only the Representative shall have the right to object to such advice pursuant to this Section 6.02. In the

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event that an Advisory Firm is replaced with another firm acceptable to Spinco and the Representative pursuant to the definition of “Advisory Firm,” such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law (or Spinco and the Representative agree to the use of other procedures and methodologies).

Section 6.03 Cooperation. Each of Spinco, on the one hand, and the Representative, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority relating to this Agreement, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Spinco, to:

xpedx Holding Company

6285 Tri-Ridge Boulevard

Loveland, Ohio 45140

Facsimile: (513) 965-2849

Attn: Mary Laschinger

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If to the Representative, to:

UWW Holdings, LLC

6600 Governors Lake Parkway

Norcross, GA 30071

Facsimile: (770) 659-4618

Attn:         Chief Executive Officer

                 General Counsel

with a copy (which shall not constitute notice) to:

Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 516-2010

Attn:         Matt Levin

                 Seth Meisel

and

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Facsimile: (312) 862-2200

Attn:         Matthew E. Steinmetz, P.C.

                 Jeffrey W. Richards, P.C.

                 Neal J. Reenan

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including by pdf) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03 Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Merger Agreement and the agreements and documents referenced therein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including that certain Non-binding Letter of Intent by and between International Paper Company and UWWH, dated as of April 19, 2013). This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Beneficiaries are expressly made third party beneficiaries to this Agreement. Except as otherwise provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Section 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06 Successors; Assignment; Amendments; Waivers.

(a) The Representative may, solely in its capacity as Representative, assign this Agreement to any Person without the written consent of Spinco and any such assignee shall be treated as the successor to the Representative, provided that any assignment of rights as a Beneficiary shall be made pursuant to Section 7.06(b). Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise, by or on behalf of Spinco without the prior written consent of the Representative.

(b) Subject to this Section 7.06(b), each Beneficiary may freely assign or transfer its rights under this Agreement without the prior written consent of Spinco to (i) any Equity holder or its affiliates or (ii) any lender as collateral security. If a Beneficiary (including any transferee of any Beneficiary) proposes to transfer any of its rights (a “Proposed Transferor”) other than as set forth in the immediately preceding sentence to any Person or Persons, then the Proposed Transferor shall first give written notice (a “Proposed Transfer Notice”) to Spinco at least sixty (60) days prior to the proposed transfer setting forth (i) the name of the proposed transferee, (ii) the price (the “Proposed Price”), (iii) the other material terms and conditions of such transfer and (iv) any other information about such transfer that is reasonably requested by Spinco. The Proposed Transfer Notice shall contain an irrevocable offer to transfer such rights to Spinco (in the manner set forth below) at the Proposed Price and on the terms and conditions described in the Proposed Transfer Notice. Spinco shall thereafter have the right exercisable by written notice (the “Acceptance Notice”) to the Proposed Transferor within thirty (30) days after receipt of the Proposed Transfer Notice to acquire all (but not less than all) such rights at the Proposed Price and on the same terms and conditions as provided in the Proposed Transfer Notice. If at the end of such thirty (30)-day period, Spinco has not delivered an Acceptance Notice, the Proposed Transferor may, during the succeeding sixty (60)-day period (subject to extension to the extent necessary to obtain required governmental or other approvals), transfer its rights covered by the Proposed Transfer Notice to a transferee at the Proposed Price and on the same terms and conditions as provided in the Proposed Transfer Notice. After such transfer, the Proposed Transferor shall notify Spinco of the consummation thereof and shall furnish such evidence of the completion of such transfer and of the terms thereof as may reasonably be requested by Spinco. If, at the end of sixty (60) days following the expiration of the thirty (30)-

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day period during which Spinco is entitled hereunder to deliver an Acceptance Notice, the Proposed Transferor has not completed the transfer of such rights as aforesaid, any such transfer by the Proposed Transferor shall again be subject to the provisions of this Section 7.06(b) with respect to a proposed subsequent transfer. Any assignment or transfer of a Beneficiary’s rights meeting the requirements of this paragraph shall be referred to herein as a “Permitted Assignment” and Schedule B hereto shall be amended to reflect such Permitted Assignment and the change in the Applicable Percentage of the assignor and assignee.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by Spinco and the Representative, whereupon the Beneficiaries shall be bound. No provision of this Agreement may be waived unless such waiver is in writing and signed by Spinco or the Representative, as applicable, against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any transferee pursuant to a Permitted Assignment. Spinco shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Spinco, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Spinco would be required to perform if no such succession had taken place.

Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Resolution of Disputes.

(a) Other than with respect to any disputes under Section 2.02, 6.02 or 7.14 (which are to be resolved pursuant to Section 7.09), any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the CPR Rules for Non-Administered Arbitration then in effect (the “Rules”). The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the Rules. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the CPR. The arbitrator shall be a former judge. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), either party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder,

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and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Beneficiary (through the Representative) (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, and (ii) irrevocably appoints Spinco as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Representative of any such service of process, shall be deemed in every respect effective service of process upon all Beneficiaries in any such action or proceeding.

(c) (1) SPINCO AND THE BENEFICIARIES (THROUGH THE REPRESENTATIVE) HEREBY IRREVOCABLY AGREE THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08 SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). The parties acknowledge that the forum designated by this paragraph (c) has a reasonable relation to this Agreement and to the parties’ relationship with one another.

(i) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.08 and such parties agree not to plead or claim the same.

(ii) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 7.09 Reconciliation. Notwithstanding the provisions of Section 7.08, in the event that Spinco and the Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.02, 6.02 or 7.14 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Spinco or the Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of

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Commerce Centre for Expertise. The Expert shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days, or as soon thereafter as is reasonably practicable, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Spinco, subject to adjustment (by an increase or decrease in the amount of subsequent payments otherwise due under this Agreement) or amendment of such Tax Returns upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Spinco, except as provided in the next sentence. Each of Spinco and the Representative shall bear its own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on Spinco and all Beneficiaries and may be entered and enforced in any court having jurisdiction. These procedures described in this Section 7.09 shall be referred to as the “Reconciliation Procedures.”

Section 7.10 Withholding. Spinco shall be entitled to deduct and withhold from any amount payable to a Beneficiary pursuant to this Agreement such amounts as Spinco is required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to entering into or making payments under this Agreement. To the extent that amounts are so withheld and paid over to the appropriate governmental authority by Spinco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Beneficiary in respect of whom such withholding was made. Spinco shall provide evidence of such payment to such Beneficiary. To the extent the amount of any withholding hereunder cannot be finally determined until after such withholding is required to be made, Spinco shall be entitled to deduct and withhold the maximum amount of tax that, in Spinco’s reasonable judgment, may be required to be remitted to the applicable government authority, and after the applicable amount of withholding is finally determined, Spinco shall promptly pay over any excess withheld amounts to the applicable Beneficiary.

Section 7.11 Affiliated Corporations; Admission of Spinco into a Consolidated Group. If Spinco is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any comparable provision of applicable state, local or foreign Tax law: (i) the provisions of this Agreement relating to Spinco shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

Section 7.12 Confidentiality.

(a) The Representative and the Beneficiaries (through the Representative) and each of its assignees acknowledges and agrees that the information of Spinco is confidential and, except in the course of performing any duties as necessary for Spinco and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired

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pursuant to this Agreement, of Spinco or the Beneficiaries. This Section 7.12 shall not apply to (i) any information that has been made publicly available by Spinco or any of its Affiliates, becomes public knowledge (except as a result of an act of a Representative or Beneficiary in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Beneficiaries to prepare and file their Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary contained in this Section 7.12 or elsewhere in this Agreement, nothing herein shall prohibit, limit or restrict Bain Capital Partners, Inc. and its Affiliates (collectively, “Bain”) from communicating in the ordinary course with its Affiliates (other than any of its portfolio companies), limited partners, other Bain investors, Bain employees or prospective limited partners or investors with respect to this Agreement and the transactions contemplated hereby or from monitoring and enforcing its rights or the rights of its Affiliates hereunder.

(b) If the Representative or a Beneficiary or its assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Spinco shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Spinco or any of its Subsidiaries and the accounts and funds managed by Spinco and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Representative.

(a) Appointment. Without further action of any of Spinco, the Representative or the Beneficiaries, and as partial consideration of the benefits conferred by this Agreement, the Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Beneficiary with respect to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Representative. No bond shall be required of the Representative and the Representative shall receive no compensation for their services.

(b) Expenses. If at any time a Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to Spinco from the Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, Spinco shall reduce any future payments (if any) due to the Beneficiaries by the amount of such expenses which it shall instead remit directly to the requesting Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, a Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

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(c) Limitation on Liability. The Representative shall not be liable to the Beneficiaries for any act of the Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Beneficiary as a direct result of the gross negligence, bad faith or willful misconduct of the Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Representative shall not be liable for, and shall be indemnified by the Beneficiaries for, any liability, loss, damage, penalty or fine incurred by the Representative (and any cost or expense incurred by the Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the direct result of the gross negligence, bad faith or willful misconduct of the Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall the Beneficiaries be obligated to indemnify the Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Beneficiary hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Beneficiary.

(d) Actions of the Representative. A decision, act, consent or instruction of the Representative shall constitute a decision of all Beneficiaries and shall be final, binding and conclusive upon each Beneficiary, and Spinco may rely upon any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each Beneficiary. Spinco is hereby relieved from any liability to any person for any acts done by Spinco in accordance with any such decision, act, consent or instruction of the Representative.

Section 7.14 Tax Characterization of the Agreement. Spinco and Holdings acknowledge and agree that, for U.S. federal income tax purposes, it is intended that the rights received by Holdings under this Agreement: (i) constitute “other property” with respect to the Merger within the meaning of Section 356 of the Code, and (ii) constitute an “installment obligation” as such term is used in Section 453 of the Code. Within one-hundred and twenty (120) calendar days of the Merger, Spinco shall provide to the Representative a schedule showing in reasonable detail the calculation of fair market value, as of the date hereof, of the rights received by Holdings under this Agreement (the “Fair Market Value Schedule”). Spinco and the Representative shall negotiate in good faith to resolve any disputes over the Fair Market Value Schedule during the sixty (60) calendar days following the Representative’s receipt of the schedule. If Spinco and the Representative are unable to resolve such dispute within such 60-day period, Spinco and the Representative shall employ the Reconciliation Procedures. Spinco and Holdings acknowledge and agree that, for U.S. federal income tax purposes, the rights received by Holdings under this Agreement shall have a fair market value as of the date hereof equal to the amount set forth on the Fair Market Value Schedule, as finally determined. Except as required by applicable law, neither Holdings nor Spinco shall take any position inconsistent with the foregoing on any Tax Return.

(Signatures on following pages)

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IN WITNESS WHEREOF, Spinco and the Representative have duly executed this Agreement as of the date first written above.

By: UWW HOLDINGS, LLC

/s/
Name:
Title:

By: XPEDX HOLDING COMPANY

/s/
Name:
Title:

Signature Page to Tax Receivable Agreement

Schedule A

Schedule B

Exhibit D

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

BETWEEN

UWW HOLDINGS, LLC

AND

XPEDX HOLDING COMPANY

Dated as of                     , 2014

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7.3.	Adjustments Affecting Investor Registrable Securities	20
7.4.	Board of Directors Matters	20
7.5.	Restriction on Acquisitions of Common Stock by the Investor	20
7.6.	Remedies	20
7.7.	Amendment and Waiver	21
7.8.	Successors and Assigns; Permitted Transferees	21
7.9.	Severability	21
7.10.	Counterparts	21
7.11.	Descriptive Headings; No Strict Construction	21
7.12.	Notices	22
7.13.	Electronic Delivery	23
7.14.	Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL	23
7.15.	Exercise of Rights and Remedies	24
7.16.	Dilution	24

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REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of             , 2014 by and among:

(i)	xpedx Holding Company, a Delaware corporation (together with its successors and permitted assigns, the “Company”); and

(ii)	UWW Holdings, LLC, a Delaware limited liability company (the “Investor”).

Unless otherwise noted herein, capitalized terms used herein shall have the meanings set forth in Section 6.

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Agreement and Plan of Merger, dated [            ], 2014 (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of the Investor will merge with and into the Company and, in connection therewith, the Investor will receive as consideration shares of common stock of the Company, $0.01 par value per share (“Common Stock”), in a private placement pursuant to Section 4(2) of the Securities Act; and

WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions under the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

AGREEMENT

1. DEMAND REGISTRATIONS.

1.1. Requests for Registration. Subject to Section 2 and the other terms and conditions of this Agreement, at any time following the date that is 180 days after the Closing Date, the Investor on behalf of holders of the Investor Registrable Securities may initiate (a) up to three (3) registrations of all or part of the Investor Registrable Securities on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”); provided, however, that a registration shall not count as one of the permitted Long-Form Registrations until it has become effective; and (b) if available, an unlimited number of registrations of all or part of the Investor Registrable Securities on Form S-3 or any successor short-form registration (“Short-Form Registrations”).

1.2. Demand Notice. All requests for Demand Registrations shall be made only by the Investor giving written notice to the Company (a “Demand Notice”). Each Demand Notice shall specify the approximate number of Investor Registrable Securities requested to be registered and the intended methods of disposition. Within seven (7) days after receipt of any such Demand Notice, the Company shall give written notice of such requested registration to all other holders of Investor Registrable Securities and, subject to Section 1.5, shall include in such registration (and in all related registrations and qualifications under state securities laws or in compliance with other registration requirements and in any related underwriting) all Investor Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the delivery of the Company’s notice.

1.3. Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use Form S-3 or any successor short-form registration. The Company will use its reasonable best efforts to make Short-Form Registrations available for the sale of Investor Registrable Securities.

1.4. Shelf Registrations. Whenever the Company is permitted to use Form S-3 or any successor short-form registration, the Investor on behalf of holders of the Investor Registrable Securities may require the Company to file any Demand Registration with the Securities and Exchange Commission in accordance with and pursuant to Rule 415 under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”) for the sale or distribution by the holders of Investor Registrable Securities on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, including by way of an underwritten offering, block sale or other distribution plan, and the Company shall use its reasonable best efforts to cause such registration statement to be filed and declared effective under the Securities Act in accordance with Section 4 hereof. Once effective, the Company shall cause the Shelf Registration to remain effective for a period ending on the date on which all Investor Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration. In connection with a takedown requested by the Investor on behalf of holders of the Investor Registrable Securities pursuant to any Shelf Registration, the Company shall (i) cooperate with the Investor and take all actions reasonably requested by the Investor in connection therewith and (ii) comply with Section 4.6 below.

1.5. Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Investor Registrable Securities without the prior written consent of the Investor which shall not be unreasonably withheld, conditioned or delayed. In any Underwritten Offering, if the managing underwriter(s) advises the Company in writing that in its opinion the number of Investor Registrable Securities and, if permitted hereunder, other securities requested to be included in such Underwritten Offering exceeds the number of Investor Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, then the Company shall include in such registration only such number of shares of Common Stock that in the opinion of the managing underwriter(s) can be sold without adversely affecting the marketability of the offering, which shares shall be included in the following order of priority: (a) first, the Investor Registrable Securities for which registration was requested, pro rata among the holders of such Investor Registrable Securities on the basis of the number of Investor Registrable Securities owned by each such holder, (b) second, any securities proposed to be registered by the Company and (c) third, any other securities proposed to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

1.6. Selection of Underwriters. The Investor shall have the right to select the underwriter or underwriters to administer any underwriting offering in connection with a Demand Registration, subject to the Company’s approval which shall not be unreasonably withheld, conditioned or delayed.

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1.7. Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any Person with respect to any securities of the Company other than this Agreement.

2. RESTRICTIONS ON REGISTRATIONS.

2.1. Restrictions on Demand Registrations. The Company will not be obligated to file any registration statement with respect to any Demand Registration more than once in any 150-day period or more than two times in any 365-day period. The Company shall not be obligated to effect any Demand Registration unless the reasonably anticipated gross proceeds from the sale of Investor Registrable Securities in such Demand Registration are $40 million in the case of a Long-Form Registration and $15 million in the case of a Short-Form Registration; provided that if the Investor is proposing a Short-Form Registration to sell all of the remaining Investor Registrable Securities (assuming the exercise in full of any over-allotment option), the $15 million minimum Short-Form Registration limit shall not apply. Notwithstanding anything in this Agreement to the contrary, no Investor Registrable Securities may be registered, offered, sold or otherwise transferred under, and the Company shall not be required to maintain the effectiveness of, more than one registration statement with respect to Investor Registrable Securities at any time.

2.2. Right to Defer or Suspend Registrations. The Company may, at its option, (x) defer any registration or offering of Investor Registrable Securities in response to a Demand Notice or Take-Down Notice or (y) require holders to suspend any offering of Investor Registrable Securities, in either case for no more than 120 days in each 360-day period:

(a) if the Company is subject to any of its customary suspension or blackout periods, for all or part of such period;

(b) upon issuance by the Securities and Exchange Commission of a stop order suspending the effectiveness of any registration statement with respect to Investor Registrable Securities or the initiation of proceedings with respect to such registration statement under Section 8(d) or 8(e) of the Securities Act;

(c) if the Company believes that any such registration or offering (i) should not be undertaken because it would reasonably be expected to materially interfere with any material corporate development or plan or (ii) would require the Company, under applicable securities laws and other laws, to make disclosure of material nonpublic information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests, provided that this exception (ii) shall continue to apply only during the time that such material nonpublic information has not been disclosed and remains material;

(d) if the Company elects at such time to offer Common Stock or other equity securities of the Company to (i) fund a merger, third-party tender offer or other business combination, acquisition of assets or similar transaction or (ii) meet rating agency and other capital funding requirements; and

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(e) if the Company is pursuing a primary underwritten offering of Common Stock pursuant to a registration statement; provided that the Investor shall have Piggyback Registration rights with respect to such primary underwritten offering in accordance with and subject to the restrictions set forth in Section 3;

provided that, in the case of a deferral by the Company of a Demand Registration, the Investor will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration and the Company will pay all Registration Expenses in connection with such requested registration. Upon the occurrence of any of the conditions described in (a) through (e) above, the Company shall give prompt notice of such deferral or suspension (a “Suspension Notice”) to the Investor or, in the Company’s sole discretion, to each seller of Investor Registrable Securities included in any applicable registration statement. Upon the termination of such condition, the Company shall give prompt notice thereof (a “Suspension Termination Notice”) to the Investor and, if applicable, any sellers to whom a Suspension Notice was delivered. The Company shall promptly proceed with any Demand Registration that was suspended pursuant to this Section 2.2.

3. PIGGYBACK REGISTRATIONS.

3.1. Right to Piggyback. Whenever the Company proposes to register any of its Common Stock (whether or not in combination with any other equity or debt security or otherwise) under the Securities Act (other than pursuant to a Demand Registration or in connection with registration on Form S-4 or Form S-8 or any successor or similar forms, or relating solely to the sale of debt or convertible debt instruments) and the registration form to be used may be used for the registration of Investor Registrable Securities (a “Piggyback Registration”), the Company shall give written notice at least 20 days before the anticipated filing date to the Investor on behalf of the holders of the Investor Registrable Securities of its intention to effect such a registration. Each such Company notice shall specify the approximate number of shares of Common Stock to be registered. Subject to Sections 3.2 and 3.3 below, the Company will include in such registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Investor Registrable Securities with respect to which the Company has received from the Investor a written request for inclusion therein within 15 days after the delivery of such Company notice; provided that (i) each seller must sell its Investor Registrable Securities to the underwriter or underwriters selected by the Company in connection with such offering on the same terms and conditions as apply to the Company and (ii) if, at any time after giving notice to the Investor of its intention to effect such registration, the Company shall determine for any reason not to register any of its Common Stock under the Securities Act, the Company shall give notice to the Investor on behalf of such sellers and, thereupon, shall be relieved of its obligation to register any Investor Registrable Securities in connection with such registration and, except for the obligation to pay Registration Expenses pursuant to Section 4.2, the Company shall have no liability to the holders of Investor Registrable Securities in connection with such termination or withdrawal. The Company shall have the right to select the underwriter or underwriters to administer any underwritten offering in connection with such registration and related offering.

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3.2. Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company and the managing underwriter(s) advises the Company in writing (with a copy to the Investor on behalf of each holder requesting registration of Investor Registrable Securities) that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the Company will include in such registration only such number of shares of Common Stock that in the opinion of the managing underwriter(s) can be sold without adversely affecting the marketability of the offering, which shares shall be included in the following order of priority: (a) first, the shares of Common Stock the Company proposes to sell, (b) second, the Investor Registrable Securities requested to be included in such registration, pro rata among the holders of such Investor Registrable Securities on the basis of the number of Investor Registrable Securities owned by such holder, and (c) third, any other shares of Common Stock requested to be included in such registration.

3.3. Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Common Stock (other than the holders of Investor Registrable Securities), and the managing underwriter(s) advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration only such number of shares of Common Stock that in the opinion of the managing underwriter(s) can be sold without adversely affecting the marketability of the offering, which shares shall be included in the following order of priority: (a) first, the shares of Common Stock requested to be included therein by the applicable holders requesting registration and the Investor Registrable Securities requested to be included in such registration, pro rata among the holders of such shares of Common Stock and Investor Registrable Securities on the basis of the number of shares owned by each such holder, and (b) second, any other shares of Common Stock requested to be included in such registration.

4. REGISTRATION AND COORDINATION GENERALLY

4.1. Registration Procedures. Whenever the Investor on behalf of holders of Investor Registrable Securities has requested that any Investor Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Investor Registrable Securities in accordance with the intended method of disposition thereof and pursuant thereto the Company will as expeditiously as possible:

(a) prepare and (within sixty (60) days after the end of the period within which a Demand Notice has been received) file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Investor Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Investor copies of all such documents proposed to be filed, which documents will be subject to review by such counsel);

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(b) notify each holder of Investor Registrable Securities of (i) the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Investor Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each registration statement filed hereunder;

(c) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary (i) to keep such registration statement effective until the holder or holders of Investor Registrable Securities have completed the distribution described in the registration statement relating to such distribution, and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

(d) furnish to the Investor such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Investor Registrable Securities;

(e) use its reasonable best efforts to register or qualify such Investor Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in respect of doing business in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

(f) promptly notify each seller of such Investor Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, the Company will prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the prospective purchasers of such Investor Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

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(g) cause all such Investor Registrable Securities to be listed or quoted on each securities exchange on which similar securities issued by the Company are then listed or quoted;

(h) provide a transfer agent and registrar for all such Investor Registrable Securities not later than the effective date of such registration statement;

(i) enter into such customary agreements (including underwriting agreements in customary form) and perform the Company’s obligations thereunder and take all such other actions as the Investor or the managing underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Investor Registrable Securities;

(j) in the case of an Underwritten Offering, make available for inspection by the Investor on behalf of holders of Investor Registrable Securities, any managing underwriter participating in any disposition pursuant to such registration statement and any attorney or accountant retained by such sellers or any managing underwriter, all material financial and other records and pertinent corporate and business documents of the Company as will be reasonably necessary to enable them to exercise their due diligence responsibilities; provided that each such seller, any such managing underwriter, attorney or accountant will enter into a confidentiality agreement satisfactory to the Company;

(k) in the case of an Underwritten Offering, cooperate and participate as reasonably requested by the Investor or the managing underwriter(s) in road show presentations, in the preparation of the registration statement, each amendment and supplement thereto, the prospectus included therein, and other activities as the Investor or the managing underwriter(s) may reasonably request in order to facilitate the disposition of the Investor Registrable Securities;

(l) take all reasonable actions to ensure that any prospectus or Free Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder (i) complies in all material respects with the Securities Act, (ii) is filed in accordance with the Securities Act to the extent required thereby and is retained in accordance with the Securities Act to the extent required thereby, (iii) when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iv) in the case of such prospectus or Free Writing Prospectus (when taken together with the related prospectus), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(m) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen (18) months after the effective date of the registration statement, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(n) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts to promptly obtain the withdrawal of such order;

(o) use its reasonable best efforts to cause such Investor Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Investor Registrable Securities;

(p) in the case of an Underwritten Offering, use its reasonable best efforts to make available the executive officers of the Company to participate with the Investor and any managing underwriter in any “road shows” or other selling efforts that may be reasonably requested by the Investor in connection with the methods of distribution for the Investor Registrable Securities;

(q) in the case of an Underwritten Offering, use its reasonable best efforts to obtain one or more comfort letters, signed by the Company’s independent public accountants in the then-current customary form and covering such matters of the type customarily covered from time to time by comfort letters as the managing underwriter(s) reasonably requests;

(r) in the case of an Underwritten Offering, use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, addressed to the managing underwriters, with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in the then-current customary form and covering such matters of the type customarily covered from time to time by legal opinions of such nature;

(s) cooperate with the sellers of Investor Registrable Securities covered by the registration statement and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates, if any (not bearing any restrictive legends), representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter(s), if any, or such holders may request;

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(t) notify counsel for the Investor on behalf of the sellers of the Investor Registrable Securities included in the registration statement and the managing underwriter(s), if any, promptly, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment prospectus shall have been filed, (ii) of the receipt of any comments from the Securities and Exchange Commission, (iii) of any request of the Securities and Exchange Commission to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(u) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus;

(v) in the case of an Underwritten Offering, if requested by the managing underwriter(s) or by the Investor, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) or the Investor reasonably requests to be included therein, including, with respect to the number of Investor Registrable Securities being sold by each holder to such underwriter, the purchase price being paid therefor by such underwriter and with respect to any other terms of the underwritten offering of the Investor Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment; and

(w) in the case of an Underwritten Offering, cooperate with the Investor on behalf of the sellers of Investor Registrable Securities and each managing underwriter participating in the disposition of such Investor Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

The Company may require the Investor or the holders of Investor Registrable Securities covered by the registration statement to furnish in writing to the Company such information relating to the sellers of Investor Registrable Securities and the sale or registration of the Investor Registrable Securities by such sellers and the distribution thereof as the Company may from time to time reasonably request in writing. In the event of a Piggyback Registration, if within 15 days

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of the receipt of a written request from the Company, any such seller fails to provide to the Company any information relating to the such seller that is required by applicable law to be disclosed in any registration statement, the Company may exclude such seller’s Investor Registrable Securities from such registration statement.

If any registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Company and if in such holder’s sole and exclusive judgment, such holder is or might be deemed to be an underwriter or a controlling person of the Company, such holder shall have the right to (i) require the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, require the deletion of the reference to such holder; provided, that with respect to this clause (ii), if requested by the Company, such holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

4.2. Registration Expenses.

(a) All (i) expenses incident to the Company’s performance of or compliance with this Agreement (including, all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts, selling commissions and transfer taxes applicable to the sale of the Investor Registrable Securities hereunder, which shall be borne by holders of Investor Registrable Securities covered by the registration statement ) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) and (ii) Selling Expenses will be paid by the Company in respect of each Demand Registration (including any Shelf Offering) and each Piggyback Registration, whether or not it has become effective, including that the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

(b) In connection with each Demand Registration (including any Shelf Offering) and each Piggyback Registration, whether or not it has become effective, the Company will pay, and reimburse the holders of Investor Registrable Securities covered by such registration for the payment of, the reasonable fees and disbursements of one counsel selected by Investor and such expenses shall be considered Registration Expenses hereunder.

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4.3. Participation in Underwritten Offerings; Suspension of Dispositions. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no holder of Investor Registrable Securities will be required to sell more than the number of Investor Registrable Securities that such holder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and (iii) cooperates with the Company’s reasonable requests in connection with such registration.

(b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any Suspension Notice pursuant to Section 2.2 or any notice from the Company of the happening of any event of the kind described in Section 4.1(f) above, such Person will forthwith discontinue the disposition of its Investor Registrable Securities pursuant to the registration statement until such Person’s receipt of the Suspension Termination Notice as contemplated by Section 2.2 or the copies of a supplemented or amended prospectus as contemplated by such Section 4.1(f), as the case may be. In the event the Company shall give any such notice, the applicable time period mentioned in Section 4.1(c) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each seller of an Investor Registrable Security covered by such registration statement shall have received the Suspension Termination Notice contemplated by Section 2.2 or the copies of the supplemented or amended prospectus contemplated by Section 4.1(f).

4.4. Lock-Up Agreements.

(a) The Company shall not effect any public sale or distribution of its Common Stock or any securities convertible into or exchangeable or exercisable for its Common Stock during (a) with respect to any underwritten Demand Registration or any underwritten Piggyback Registration in which Investor Registrable Securities are included, the seven (7) days prior to and the ninety (90)-day period beginning on the effective date of such registration, and (b) upon notice from the Investor on behalf of holders of the Investor Registrable Securities of the intention to effect an Underwritten Offering of Investor Registrable Securities pursuant to a Shelf Registration, the seven (7) days prior to and the ninety (90)-day period beginning on the date of the commencement of such distribution; in each case except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8, and in each case unless the managing underwriter(s) otherwise requires.

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(b) No holder of Investor Registrable Securities shall effect any public sale or distribution of any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock during (a) with respect to any underwritten Demand Registration or any underwritten Piggyback Registration in which Investor Registrable Securities are included, the seven days prior to and the 90-day period beginning on the date of the commencement of such registration, and (b) upon notice from the Company of the commencement of an underwritten distribution of its Common Stock, the seven days prior to and the 90-day period beginning on the date of the commencement of such distribution; in each case except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8, and in each case unless the managing underwriter(s) otherwise requires.

4.5. Current Information; Rule 144 Reporting.

At all times after the date of this Agreement, the Company will use its reasonable best efforts to timely file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder at any time when the Company is subject to such reporting requirements, and will take such further action as any holder or holders of Investor Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Investor Registrable Securities pursuant to Securities Act Rule 144.

4.6. Shelf Take-Down Procedures. At any time that a Shelf Registration is effective, if the Investor on behalf of holders of the Investor Registrable Securities delivers a notice to the Company (a “Take-Down Notice”) stating that they intend to effect an offering of all or part of the Investor Registrable Securities included on such registration, whether such offering is underwritten or non-underwritten (a “Shelf Offering”) and stating the number of the Investor Registrable Securities to be included in the Shelf Offering, then the Company shall amend or supplement such registration as may be necessary in order to enable such Investor Registrable Securities to be distributed pursuant to the Shelf Offering. The Company will not be obligated to effect any Shelf Offering unless the reasonably anticipated aggregate gross proceeds from the sale of Investor Registrable Securities from such Shelf Offering are at least $15 million; provided that if the Investor is proposing a Shelf Offering to sell all of the remaining Investor Registrable Securities (assuming the exercise in full of any over-allotment option), the $15 million minimum Shelf Offering limit shall not apply. In connection with any Shelf Offering that is an underwritten offering, in the event that the managing underwriter(s) advises the Company in writing that in its opinion the number of Investor Registrable Securities to be included in such Shelf Offering exceeds the number of Investor Registrable Securities which can be sold therein without adversely affecting the marketability of the offering, such managing underwriter(s) may limit the number of Investor Registrable Securities which would otherwise be included in such Shelf Offering in the same manner as is described in Section 1.5. The Company shall deliver the Take-Down Notice to all other holders of Investor Registrable Securities included on such Shelf Registration and permit each such holder to include its Investor Registrable Securities included on such registration in the Shelf Offering if such holder notifies the Investor and the Company within five (5) days after delivery of the Take-Down Notice to such holder.

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4.7. Right to Terminate Registration. The Investor shall have the right to terminate or withdraw any registration initiated under Section 1 prior to the effectiveness of such registration and, for purposes of this Agreement, such terminated or withdrawn registration shall not count as one of the Investor’s Demand Registrations. The Registration Expenses of any such terminated or withdrawn registration shall be borne by the Company in accordance with Section 4.2 hereof.

5. INDEMNIFICATION.

5.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Investor and each holder of Investor Registrable Securities and, as applicable, their respective officers, directors, trustees, employees, unitholders, holders of beneficial interests, members, general and limited partners, agents and representatives and each Person who controls the Investor or such holder (within the meaning of the Securities Act) (collectively, “Investor Indemnitees”) against any and all losses, claims, actions, damages, liabilities and expenses (including reasonable attorney’s fees and expenses), to which the Investor or any such holder or Investor Indemnitee may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, result from or are based upon (a) any untrue or alleged untrue statement of material fact contained in any registration statement of the Company under the Securities Act that covers any Investor Registrable Securities pursuant to this Agreement, or prospectus or preliminary prospectus or any amendment thereof or supplement thereto relating to the Investor Registrable Securities, together with any documents incorporated therein by reference, or (b) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading. In addition, the Company will reimburse the Investor and each such holder and Investor Indemnitee for any legal or any other expenses, including any amounts paid in any settlement effected with the consent of the Company, which consent will not be unreasonably withheld or delayed, incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, action, damage, liability or expense (or action or proceeding in respect thereof) arises out of, results from or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, in reliance upon, and in conformity with, written information prepared and furnished to the Company by or on behalf of such holder expressly for use therein.

5.2. Indemnification by Holders of Investor Registrable Securities. In connection with any registration statement in which a holder of Investor Registrable Securities is participating, each such holder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless the Company and its officers, directors, employees, agents, representatives, trustees and each Person who controls the Company (within the meaning of the Securities Act) (collectively, the “Company Indemnitees”) against any losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees and expenses) to which the Company or any such Company Indemnitee may

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become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, result from or are based upon (a) any untrue or alleged untrue statement of material fact contained in any registration statement of the Company under the Securities Act that covers any Investor Registrable Securities pursuant to this Agreement, or prospectus or preliminary prospectus or any amendment thereof or supplement thereto relating to the Investor Registrable Securities, together with any documents incorporated therein by reference, or (b) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of (a) and (b), only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, any such prospectus or preliminary prospectus or any amendment thereof or supplement thereto, together with any documents incorporated therein by reference, in reliance upon and in conformity with written information prepared and furnished to the Company by or on behalf of such holder expressly for use therein. In addition, such holder will reimburse the Company and each such Company Indemnitee for any legal or any other expenses including any amounts paid in any settlement effected with the consent of such holder, which consent will not be unreasonably withheld or delayed, incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the obligation to indemnify will be individual (and not join and several) to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Investor Registrable Securities pursuant to such registration statement, less any other amounts paid by such holder in respect of such untrue statement, alleged untrue statement, omission or alleged omission.

5.3. Procedure. Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to give such notice), and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

5.4. Entry of Judgment; Settlement. The indemnifying party shall not, except with the approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without any payment or consideration provided by such indemnified party.

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5.5. Contribution. If the indemnification provided for in this Section 5 is, other than expressly pursuant to its terms, unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (a) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the sellers of Investor Registrable Securities and any other sellers participating in the registration statement on the other hand from the sale of Investor Registrable Securities pursuant to the registered offering of securities as to which indemnity is sought, or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefits referred to in clause (a) above but also the relative fault of the Company on the one hand and of the sellers of Investor Registrable Securities and any other sellers participating in the registration statement on the other hand in connection with the statement or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand, and the sellers of Investor Registrable Securities and any other sellers participating in the registration statement on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) to the Company bear to the total net proceeds from the offering (before deducting expenses) to the sellers of Investor Registrable Securities and any other sellers participating in the registration statement. The relative fault of the Company on the one hand, and of the sellers of Investor Registrable Securities and any other sellers participating in the registration statement on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged statement or omission to state a material fact relates to information supplied by the Company or by the sellers of Investor Registrable Securities or other sellers participating in the registration statement and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the sellers of Investor Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, no seller of Investor Registrable Securities shall be required to contribute any amount in excess of the net proceeds received by such seller from the sale of Investor Registrable Securities covered by the registration statement filed pursuant hereto, less any other amounts paid by such seller in respect of such untrue statement, alleged untrue statement, omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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5.6. Other Rights. The indemnification and contribution by any such party provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Investor Registrable Securities and the termination or expiration of this Agreement.

5.7. Indemnification Payments.

The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices relating thereto are received or liability is incurred, subject to refund if the party receiving such payments is subsequently found not to have been entitled thereto hereunder.

5.8. Survival.

The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, agent or employee and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such indemnified party, and will survive the transfer of securities.

6. DEFINITIONS AND RULES OF CONSTRUCTION.

6.1. Definitions.

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Common Stock” shall have the meaning set forth in the recitals hereof.

“Demand Registrations” shall mean Long-Form Registrations and Short-Form Registrations requested pursuant to Section 1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

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“FINRA” means the Financial Industry Regulatory Authority (or any successor thereto).

“Free Writing Prospectus” shall mean a free-writing prospectus, as defined in Rule 405.

“Investor Registrable Securities” shall mean (a) all shares of Common Stock issued to the Investor pursuant to the Merger Agreement and (b) any equity securities of the Company issued or issuable directly or indirectly with respect to the foregoing securities referred to in clause (a) immediately above, in each case, by way of stock dividend or stock split or in connection with a combination or exchange of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Investor Registrable Securities, such shares will continue to be Investor Registrable Securities in the hands of any Permitted Transferee thereof, and such shares will cease to be Investor Registrable Securities (i) when they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the registration statement covering them, (ii) when they have been sold to the public pursuant to Securities Act Rule 144 or other exemption from registration under the Securities Act, (iii) when they have been repurchased by the Company or a subsidiary of the Company or (iv) when the aggregate number of Investor Registrable Securities held by the Investor and its Affiliates cease to equal at least 3% of (X) the outstanding shares of Common Stock and (Y) any equity securities of the Company issued or issuable directly or indirectly with respect to the foregoing securities referred to in clause (X) immediately above by way of stock dividend or stock split or in connection with a combination or exchange of shares, recapitalization, merger, consolidation or other reorganization.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

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“Permitted Transferee” shall mean (i) any Affiliate of the Investor, (ii) any successor entity or with respect to an investor organized as a trust, any successor trustee or co-trustee of such trust or (iii) any direct or indirect partner, investor or member of the Investor or any Affiliate of the Investor; provided that, in each case described in clauses (i), (ii) and (iii), only to the extent such transferee agrees to be bound by the terms of this Agreement in accordance with the provisions hereof (it being understood that any Transfer not made in accordance with the terms hereof shall be deemed not a Transfer to a Permitted Transferee). In addition, any Person shall be a Permitted Transferee of the Permitted Transferees of itself.

“Rule 144” shall mean Securities and Exchange Commission Rule 144 under the Securities Act, as Rule 144 may be amended from time to time, or any similar successor rule that may be issued by the Securities and Exchange Commission.

“Rule 405” shall mean Securities and Exchange Commission Rule 405 under the Securities Act, as Rule 405 may be amended from time to time, or any similar successor rule that may be issued by the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933 and the rules promulgated thereunder, in each case as amended from time to time.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force.

“Selling Expenses” means all transportation and other expenses incurred by or on behalf of the Company or any underwriters, or their representatives, in connection with “roadshow” presentations and the holding of meetings with potential investors to facilitate the distribution and sale of the Investor Registrable Securities.

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“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Investor Registrable Securities (or any voting or economic interest therein) to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Underwritten Offering” shall mean a broadly distributed bona fide underwritten registered public offering of any Investor Registrable Securities.

6.2. Rules of Construction.

Capitalized terms used in this Agreement that are not defined in Section 6.1 have the meanings specified elsewhere in this Agreement. Defined terms used in this Agreement in the singular shall import the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any statute or laws defined or referred to herein shall include any rules, regulations or forms promulgated thereunder from time to time and as from time to time, amended, amended and restated, modified or supplemented, including by succession of comparable rules, regulations or forms. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, amended and restated, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the number of shares of capital stock of the Company means such shares of capital stock of the Company as appropriately adjusted to give effect to any share combinations or exchanges, restructuring or other recapitalizations of the Company or its capital structure. Any reference herein to the holder of a particular class or series of capital stock of the Company shall be a reference to such Person solely in its capacity as a holder of that particular class or series of such capital stock of the Company. For purposes of this Agreement, the obligation of a party to use its “reasonable best efforts” to achieve a particular result may require such party to expend resources, incur costs or expenses, or pay amounts, in each case to the extent such expenditures, costs, expenses or payments, together with all other actions to be taken by such party in pursuit of such result, would constitute the exercise of such party’s “reasonable best efforts”.

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7. MISCELLANEOUS.

7.1. Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the written consent of the parties hereto or their respective successors in interest, (b) the date on which no Investor Registrable Securities remain outstanding and (c) the dissolution, liquidation or winding up of the Company.

7.2. No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which violates the rights granted to the holders of Investor Registrable Securities in this Agreement.

7.3. Adjustments Affecting Investor Registrable Securities. The Company will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of any holder of Investor Registrable Securities to include its Investor Registrable Securities in a registration undertaken pursuant to this Agreement.

7.4. Board of Directors Matters.

Upon the Investor and its Affiliates in the aggregate ceasing to hold at least 3% of (i) the outstanding shares of Common Stock and (ii) any equity securities of the Company issued or issuable directly or indirectly with respect to the foregoing securities referred to in clause (i) immediately above by way of stock dividend or stock split or in connection with a combination or exchange of shares, recapitalization, merger, consolidation or other reorganization, any individual nominated to the Board by the Investor shall promptly tender his or her resignation to the Board and, unless a majority of the Board affirmatively votes not to accept such director’s resignation, such director shall no longer remain a director of the Company.

7.5. Restriction on Acquisitions of Common Stock by the Investor.

Commencing on the Closing Date and ending on the second anniversary thereof (immediately upon which, the restrictions set forth in this Section 7.5 will be of no further force or effect with respect to the Investor or any other holder of Investor Registrable Securities), the Investor will not acquire any shares of Common Stock, other than shares of Common Stock issued in respect of outstanding shares of Common Stock by way of stock dividend or stock split or in connection with a combination or exchange of shares, recapitalization, merger, consolidation or other reorganization. In the event that the Investor desires to Transfer to a Permitted Transferee prior to the second anniversary of the Closing Date, such Permitted Transferee shall, as a condition to such Transfer, enter into an agreement with the Company to be bound by this Section 7.5 (it being understood that any Transfer prior to the second anniversary of the Closing Date not made in accordance with the terms hereof shall be deemed not a Transfer to a Permitted Transferee).

7.6. Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

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7.7. Amendment and Waiver. This Agreement may be amended, modified, extended, terminated or waived (an “Amendment”), and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Investor; provided that the admission of new parties pursuant to the terms of Section 7.8 shall not constitute an amendment of this Agreement for the purposes of this Section 7.7. Each such Amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder, as to itself, by an instrument in writing signed by such party. The failure of any party to enforce any provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. To the extent the Amendment of any Section of this Agreement would require a specific consent pursuant to this Section 7.7, any Amendment to the definitions used in such Section as applied to such Section shall also require the same specified consent.

7.8. Successors and Assigns; Permitted Transferees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Investor Registrable Securities shall cease to be Investor Registrable Securities after any Transfer to any Person other than a Permitted Transferee. Prior to the Transfer of any Investor Registrable Securities to any Permitted Transferee, and as a condition thereto, the Investor shall cause such Permitted Transferee to deliver to the Company its written agreement, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement.

7.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.10. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format (i.e., pdf)), each of which shall be an original and all of which taken together shall constitute one and the same Agreement.

7.11. Descriptive Headings; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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7.12. Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile, or (c) sent by overnight courier, in each case, addressed as follows:

The Company:

[Spinco, Inc.]

[            ]

[            ]

Attention: [            ]

Facsimile No.: [            ]

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Michael Diz
Peter J. Loughran

Facsimile No.: (212) 909-6836

and

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards, P.C.
Neal J. Reenan

Facsimile No.: (312) 862-2200

The Investor:

UWW Holdings, LLC

c/o Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Attention:	Matt Levin
Seth Meisel

Facsimile No.: (617) 516-2010

with a copy to (which shall not constitute notice):

Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Attention: Matt Levin

Seth Meisel

Facsimile No.: (617) 516-2010

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and

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards, P.C.
Neal J. Reenan

Facsimile No.: (312) 862-2200

If to any other Person, to it at the address set forth in the records of the Company.

Notice to the holder of record of any capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter, and (z) two Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.13. Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

7.14. Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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(b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Agreement shall properly (but not exclusively) lie in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court in the State of Delaware) and any federal or state court located in the State of Delaware from which appeal therefrom validly lies. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION DOCUMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.15. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

7.16. Dilution. If, from time to time, there is any change in the capital structure of the Company by way of a split, dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue.

* * * * *

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

XPEDX HOLDING COMPANY

By:
Name:
Its:

UWW HOLDINGS, LLC

By:
Name:
Its:

Exhibit E

Form of Transition Services Agreement

FORM OF TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of [•], between International Paper Company, a New York corporation (“IP”), and xpedx Holding Company, a Delaware corporation (“Spinco” and, together with IP, the “Parties”).

WHEREAS, IP, Spinco and UWW Holdings, Inc., a Delaware corporation, have entered into the Contribution and Distribution Agreement, dated as of January 28, 2014 (the “Contribution and Distribution Agreement”), pursuant to which, among other things, certain assets and liabilities constituting the Spinco Business will be transferred to Spinco and its Subsidiaries, and all of the outstanding shares of Spinco Common Stock will be distributed to IP’s stockholders;

WHEREAS, the Spinco Business uses certain services provided by IP or by third parties under contract to IP, and Spinco desires to obtain the use of these services for the purpose of enabling it to manage an orderly transition;

WHEREAS, Spinco acknowledges that IP is not in the business of providing such services to third parties; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution and Distribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Additional Services” has the meaning set forth in Section 2.11.

“Agreement” has the meaning set forth in the preamble.

“Contribution and Distribution Agreement” has the meaning set forth in the recitals.

“Distribution Date” means the date of closing of the transactions contemplated by the Contribution and Distribution Agreement.

“Excluded Services” are those services set forth on Schedule II hereto.

“First Extension Period” means the period of time from and including the 13th month following the Distribution Date through and including the 18th month following the Distribution Date.

“Intellectual Property” means, collectively, any U.S. and non-U.S. issued, registered, unregistered and pending: (i) patents and patent applications (including any divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions, provisional and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor; (ii) works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration; (iii) trademarks and service marks (including those which are protected without registration due to their well-known status), trade names, corporate names, domain names, logos, slogans, taglines, trade dress, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing; (iv) unpatented inventions (whether or not patentable), trade secrets under applicable law, know-how and confidential or proprietary information, including (in whatever form or medium), discoveries, ideas, compositions, rights in software (including all source and object code related thereto), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes; (v) all claims and rights related to any of the foregoing; and (vi) all other intellectual property or proprietary rights.

“Licensee” has the meaning set forth in Section 16.

“Licensor” has the meaning set forth in Section 16.

“Losses” means any damage, loss, liability, expense, lost profits or diminution in value (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses), but shall not include liability to another Party or any of its Affiliates (or any of their respective Related Parties (as defined in the Contribution and Distribution Agreement) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

“Materials” has the meaning set forth in Section 15.1.

“Merger Agreement” has the meaning set forth in the Contribution and Distribution Agreement.

“Migration” means the transition or migration from the provision of a particular Service by Service Provider to Service Recipient under this Agreement to performance of such Service by Service Recipient or a third party designated by Service Recipient.

“Migration Services” has the meaning set forth in Section 5.2.

“Omitted Services” has the meaning set forth in Section 2.9.

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“Party” means either IP or Spinco, as the context requires, and “Parties” means both of them, as the context requires.

“Post-Term Invoice” has the meaning set forth in Section 3.9.

“Project Manager” has the meaning set forth in Section 14.1.

“Providing Party” has the meaning set forth in Section 11.

“Receiving Party” has the meaning set forth in Section 11.

“Reference Period” means the 2013 calendar year.

“Reverse Transition Services” means each service specified in Part B of Schedule I hereto to be provided from Spinco to IP.

“Sales and Service Taxes” has the meaning set forth in Section 3.7.

“Second Extension Period” means the period of time from and including the 19th month following the Distribution Date through and including the 24th month following the Distribution Date.

“Schedules” shall mean Schedule I, Schedule II, Schedule III and any Supplemental Schedule.

“Security Policies” has the meaning set forth in Section 2.5.

“Service” means, as the context requires, one or more Transition Services and/or one or more Reverse Transition Services.

“Service Delivery Environment” means the equipment, software, systems, databases, communications networks and connectivity, and facilities used by Service Provider to provide the Services.

“Service Fees” has the meaning set forth in Section 3.1.

“Service Provider” means, in the case of Transition Services, IP and any of its Affiliates providing Transition Services hereunder, and, in the case of Reverse Transition Services, Spinco and any of its Subsidiaries to the extent that they are providing Reverse Transition Services hereunder.

“Service Provider Fiscal Month” means a month during Service Provider’s fiscal year, as determined by Service Provider for accounting purposes.

“Service Provider Indemnitees” has the meaning set forth in Section 6.2.

“Service Recipient” means, in the case of Transition Services, Spinco and any of its Affiliates receiving Transition Services hereunder, and, in the case of Reverse Transition Services, IP and any of its Subsidiaries to the extent that they are receiving Reverse Transition Services hereunder.

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“Service Recipient Data” means all the data owned and provided solely by Service Recipient, or created by Service Provider solely on behalf, or for the benefit, of Service Recipient, that is used by Service Provider solely in relation to the provision of the Services, including employee information, customer information, product details and pricing information.

“Service Recipient Indemnitees” has the meaning set forth in Section 6.1.

“Supplemental Schedule” has the meaning set forth in Section 2.1.

“Term” has the meaning set forth in Section 2.1.

“Transition Period” means the period from the Distribution Date until all of the Terms for all of the Services have expired or otherwise terminated in accordance with Section 12, and no further Services are being provided in connection with the Migration; provided that in no event shall the Transition Period exceed a period of time of one year or, if extended by Service Recipient pursuant to Section 2.12, up to two years, after the Distribution Date.

“Transition Service” means each service specified in Part A of Schedule I hereto to be provided by IP to Spinco.

1.2 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and by this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires, “or,” “neither,” “nor,” “any,” and “either,” shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. When a reference is made in this Agreement to “Service Provider” or “Service Recipient,” such reference shall be to the provider or recipient of either Transition Services or Reverse Transition Services as the context requires with reference to the particular Transition Service or Reverse Transition Service at issue. Notwithstanding that each of IP and Spinco, and their respective Affiliates, may act under this Agreement in the capacity of both a Service Provider and a Service Recipient, the rights, duties, obligations or liabilities of a Service Provider or Service Recipient set forth in this Agreement shall be limited as the context requires to the rights, duties, obligations or liabilities of the Party acting in the capacity of Service Provider or Service Recipient with reference to the

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particular Services, rights, duties, obligations or liabilities at issue. For purposes of this Agreement, the obligation of a Party to use its “reasonable best efforts” to achieve a particular result may require such Party to expend resources, incur costs or expenses, or pay amounts, in each case to the extent such expenditures, costs, expenses or payments, together with all other actions to be taken by such Party in pursuit of such result, would constitute the exercise of such Party’s “reasonable best efforts”.

2. TERM AND PROVISION OF SERVICES

2.1 Subject to Section 12, the term of this Agreement shall be for the Transition Period. Subject to Section 12, each Service shall be provided for the period of time following the Distribution that is indicated on the Schedules for such Service and each Additional Service, Omitted Service or Migration Service, if any, shall be provided for the period of time as specified in a supplemental written schedule (i) mutually agreed upon by the Parties acting reasonably and in good faith, in the case of Additional Services or Migration Services, or (ii) subject to prior confirmation in good faith by Service Provider acting reasonably, delivered by Service Recipient, in the case of Omitted Services (each such supplemental written schedule, a “Supplemental Schedule”) setting forth the terms of such Additional Service, Omitted Service or Migration Service to be provided (any such period of time with respect to a Service, an Additional Service, an Omitted Service or a Migration Service, including any extension period agreed to by the Parties pursuant to Section 2.12, a “Term”); provided that in no event shall any Term exceed a period of time of one year or, if extended by Service Recipient pursuant to Section 2.12, up to two years, after the Distribution Date.

2.2 During the Transition Period, but subject to Section 12, the applicable Term and the provisions set forth in this Agreement, Service Provider shall provide to Service Recipient (or cause to be provided by its Affiliates or third parties to Service Recipient) each Service set forth on Schedule I hereto, which Schedule I shall also include the scope of such Service and fees associated with such Service. For the avoidance of doubt, any Supplemental Schedule shall be deemed to be part of Schedule I hereto.

2.3 Except as otherwise expressly provided in the Schedules, Service Provider shall provide each Service to Service Recipient (i) in at least substantially the same manner, scope and nature, at substantially the same level of professionalism, workmanship and quality, with substantially equal priority and substantially equal treatment as such Service was provided, or caused to be provided, by Service Provider or any of its Affiliates to the Spinco Business, in the case of a Transition Service, and to the IP Business, in the case of a Reverse Transition Service, during the Reference Period and (ii) in compliance with all applicable Laws; provided, that, in the case of clause (i) above, for the purposes of determining the manner, scope, nature, professionalism, workmanship, quality and priority of any Service during the Reference Period, appropriate and reasonable modifications in manner of delivery may be made for security, confidentiality, and data integrity so long as such modifications do not adversely affect the scope, nature, professionalism, workmanship, quality or priority to the Service Recipient of the Services delivered hereunder in any material respect.

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2.4 Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, comply with applicable privacy and data security Laws in the provision or receipt of Services.

2.5 Service Recipient shall comply with all of Service Provider’s security policies, procedures and requirements relating to the Service Delivery Environment that have been, from time to time, previously provided in writing to Service Recipient (including those adopted after the date hereof to the extent so provided) in connection with its access and use of the Services (the “Security Policies”), and shall not tamper with, compromise or circumvent any security or audit measures employed by Service Provider.

2.6 Service Provider shall limit access to the Service Delivery Environment to Service Provider personnel who are specifically authorized to have such access, and shall take such measures to prevent unauthorized access, use, destruction, alteration or loss of Spinco Business data and other information contained therein as employed with respect to IP Business data. Service Recipient shall access and use only that portion of the Service Delivery Environment for which Service Recipient has been granted the right to access and use; provided, however, that Service Provider shall not unreasonably limit the grant of such access and use by authorized personnel. Neither Party shall establish any type of external network connectivity into the other Party’s systems or network, including WAN or Internet connectivity, without the prior written consent of the other Party. Service Recipient shall limit access of its personnel to the Service Delivery Environment to those personnel who are specifically authorized to have such access and shall cause such personnel to comply with the Security Policies in accessing the Service Delivery Environment in accordance with the terms of Section 2.5.

2.7 If, at any time, a Party determines that (a) any of its personnel has sought to circumvent, or has circumvented, the Security Policies, (b) any unauthorized personnel of such Party has accessed the Service Delivery Environment, or (c) any of its personnel has engaged in activities that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall promptly terminate such personnel’s access to the Service Delivery Environment and promptly notify the other Party in writing. In addition, Service Provider shall have the right to deny personnel of Service Recipient access to the Service Delivery Environment upon at least 24 hours’ written notice to Service Recipient in the event that Service Provider reasonably believes that such personnel have engaged in any of the activities set forth in this Section 2.7 or otherwise pose a security concern. Each Party will reasonably cooperate with the other Party in investigating any apparent unauthorized access to or use of the Service Delivery Environment.

2.8 The Parties acknowledge that, subject to Section 2.3, the manner, means, and resources to provide the Services are in the reasonable discretion of Service Provider; provided that Service Provider shall in good faith discuss and consider any reasonable suggestions of Service Recipient with respect to the foregoing that are consistent with the terms of this Agreement.

2.9 If any services (other than Excluded Services) that either (i) were previously provided to or for the benefit of either Party or their respective Subsidiaries, or caused to be provided to or for the benefit of either Party or their respective Subsidiaries, in each case by the

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other Party or its Subsidiaries, or (ii) are not of the type described in clause (i) but that Spinco reasonably believes are necessary for Spinco to operate the Spinco Business as currently conducted, have been omitted from Schedule I hereto (“Omitted Services”), then at the request of Service Recipient (in the case of clause (i), made within one year after the Distribution Date, and in the case of clause (ii), made within six months after the Distribution Date), (A) in the case of services pursuant to the foregoing clause (i), Service Provider shall provide such services, or cause such services to be provided, as promptly as reasonably practicable, pursuant to a Supplemental Schedule and (B) in the case of services pursuant to the foregoing clause (ii), so long as (x) Service Provider has the capability and existing capacity to provide such services, (y) Service Provider has provided such services to any of its other businesses within six months prior to the date of such request and (z) Service Recipient is unable to secure such services from a third party on commercially reasonable terms, Service Provider shall use its reasonable best efforts to provide such services, or cause such services to be provided, as promptly as reasonably practicable, pursuant to a Supplemental Schedule; provided, in each case, that the obligations of Service Provider to provide any Omitted Services shall be subject to Service Recipient’s use of its reasonable best efforts to cooperate with Service Provider in the provision of such services, and to the extent that changes to the systems, operations or business of Service Recipient implemented in connection with the transactions contemplated by the Contribution and Distribution Agreement or Merger Agreement or after the Distribution Date require alterations in the means of providing any such service, Service Provider shall be obligated only to use its reasonable best efforts to make such alterations. Service Recipient shall use its reasonable best efforts to cooperate with Service Provider in the provision of such services. Any Omitted Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.9 shall be a “Transition Service” or a “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

2.10 Subject to the service level requirements set forth in Section 2.3, Service Provider may use third parties to provide some or all of the Services. Service Provider agrees that, to the extent such third-party Services are provided to Service Recipient pursuant to contracts between Service Provider and the third-party service provider, Service Provider will (i) to the extent such contracts allow Service Provider to take such actions for the benefit of Service Recipient (after the use by Service Provider of its reasonable best efforts to obtain consent to do so, if applicable), pass-through or grant to Service Recipient any license to Intellectual Property granted to Service Provider to the extent such license is necessary for Service Recipient to receive or utilize the Services; and (ii) enforce its rights and remedies, including indemnification obligations and obligations of the third-party service provider to comply with specified service levels and warranties, against any such third parties relating to the Services to the extent it would otherwise enforce such rights and remedies on behalf of itself or any of its Affiliates under similar circumstances relating to similar matters. Any reasonable and out-of-pocket costs incurred by Service Provider in pursuing remedies on Service Recipient’s behalf and at Service Recipient’s direction and request, to the extent associated with a failure to provide Services hereunder, shall be invoiced to Service Recipient as Service Fees. Unless specifically agreed in writing by the Parties, Service Recipient will be responsible for incremental costs incurred and associated with third-party contracts initiated during the Transition Period by Service Provider, subject to Section 3.3; provided, that Service Provider shall use its reasonable best efforts to minimize such incremental costs. Service Provider will consult with and obtain the prior written

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consent of (such consent to be provided within five (5) Business Days and not to be unreasonably withheld) Service Recipient prior to retaining any third party to provide Services where such third party (a) is not also providing substantially similar services to Service Provider for Service Provider’s business, or (b) did not provide the Services (or substantially similar services) to the Spinco Business, in the case of Transition Services, or to the IP Business, in the case of Reverse Transition Services, as applicable, prior to Distribution. Notwithstanding any such use of third parties, Service Provider shall remain fully obligated for the provision of such Services to the Service Recipient in accordance with the terms hereof; provided, however, if (i) Service Provider elects to use a third-party service provider for all or substantially all of its and its Subsidiaries’ requirements and/or needs and (ii) Service Provider is able to assign, and has assigned, to Service Recipient, Service Provider’s rights and remedies against such third-party service provider, such that Service Recipient may pursue such rights and remedies directly, Service Provider shall have no liability to Service Recipient in connection with a failure to perform by such third party that is not caused by the action or inaction of Service Provider.

2.11 In the event that Service Recipient requires any additional services (excluding any Excluded Services and other than Omitted Services or Migration Services, which shall be governed by Sections 2.9 and 5.2, respectively) (“Additional Services”), Service Recipient may submit a written request describing such services to Service Provider’s Project Manager, and the Project Managers of each of Service Recipient and Service Provider shall meet to discuss such request. Service Provider shall act reasonably and in good faith in determining whether to provide such additional services. Any Additional Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.11 shall be a “Transition Service” of “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

2.12 In the event that any Service is required beyond its Term, Service Recipient shall provide Service Provider with a written notice of extension no later than forty-five (45) days prior to the expiration of the Term of such Service. Such notice shall indicate the period during which Service Recipient wishes to receive such Service after the date of expiration of the Term for such Service; provided that such period shall not extend beyond the date which is two years from the Distribution Date. Subject to obtaining any necessary third-party consents, Service Provider shall provide, or cause to be provided, the Service to Service Recipient for such period, it being understood and agreed that the fees for each applicable Service shall be increased by (i) 10% during the First Extension Period and (ii) 20% during the Second Extension Period. Service Recipient will reimburse Service Provider for any reasonable and documented incremental fees charged by third-party service providers in connection with granting any consent or otherwise extending the Service, in each case, solely with respect to an extension beyond the Term.

2.13 Service Provider shall not be required to provide a Service to the extent the provision of such Service by Service Provider materially conflicts with any contract or agreement to which Service Provider is a party prior to the date hereof or the rights of any third party with respect thereto or violates any applicable Law. The Service Provider shall use reasonable best efforts to obtain any consents from third-parties that Service Provider reasonably believes are necessary in order for Service Provider to provide the Services. In the event that Service Provider is unable to obtain any such consent, the Parties shall work together to agree upon, and Service Provider shall use its reasonable best efforts (and Service Recipient will cooperate with Service Provider) to implement, a commercially reasonable alternative arrangement.

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2.14 Notwithstanding anything to the contrary that may be set forth or implied elsewhere in this Agreement or in the Contribution and Distribution Agreement, Service Provider shall not, and shall be under no obligation to, provide any Excluded Services after the Distribution Date.

2.15 Unless otherwise provided for in this Agreement, the Parties shall use their reasonable best efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services and the Reverse Transition Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with the Transition Services and Reverse Transition Services and obtaining all consents, licenses, sublicenses or approvals necessary (including the payment of any reasonable fees or expenses) to permit each Party to perform its obligations hereunder, in each case, subject to the restrictions of Section 11. Each Party shall cooperate with the other Party in determining the extent to which any Tax is due and owing with respect to any of the Transition Services or Reverse Transition Services, as applicable, and in providing and making available appropriate documentation or information reasonably requested by the other Party including, but not limited to, applicable resale and/or exemption certificates.

3. PRICING, BILLING AND PAYMENT

3.1 With respect to each Service, Service Recipient shall pay to Service Provider those amounts determined in accordance with the rates and charges, including any set-up or one-time costs, set forth in the Schedule for such Service, and in addition, Service Recipient shall pay Service Provider all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services, including air fare (coach class), lodging, meals, mileage, parking and ground transportation, in each case in accordance with Service Provider’s standard policies with respect to such incidental costs and expenses (collectively, the “Service Fees”). Service Fees for Migration Services shall be at the rate of $200 per hour, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Migration Services.

3.2 Service Fees (if any) for Omitted Services and Additional Services shall be developed in good faith by the Parties pursuant to the following guidelines:

(a) with respect to internal resources of Service Provider or its Affiliates used in delivering the Service, together with any third-party products or services used or consumed in the ordinary course of delivering the Service that are not pass-through costs or reimbursable expenses, Service Fees shall be based on a good faith allocation of Service Provider’s centralized costs associated with the Service consistent with Service Provider’s recent historical practices over the Reference Period for allocating such costs among its lines of business, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services; and

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(b) with respect to any Services provided by third-party service providers, Service Fees shall be based on the reasonable and documented actual cost paid by Service Provider to the third-party service provider for the products or services furnished by the third-party service provider for the benefit of Service Recipient, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services.

3.3 In the event that any Service is terminated by Service Recipient in accordance with Section 12.3, the Service Fees shall automatically be adjusted downward (by the associated fee for such Service set forth on the respective Schedule from and after the first day of the month following termination of such Service). To the extent that such Service is provided to Service Provider by a third-party service provider, Service Provider may at any time increase the charges for any Service upon written notice to Service Recipient provided such increase is only to the extent of the amount of increase charged by such third-party service provider.

3.4 Not later than twenty-one (21) days after the last day of each calendar month, Service Provider shall provide to Service Recipient an itemized invoice for the preceding month’s Service Fees. The amount stated in such invoice (to the extent such amount is not the subject of a good faith dispute in accordance with the terms set forth in Section 3.10) shall be paid by Service Recipient in full within thirty (30) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Service Provider. To protect confidential or competitively sensitive information, Service Provider may aggregate the Service Fees with respect to some or all of the Services included in such invoice; provided, that Service Provider shall, and shall cause its Affiliates to, cooperate and provide such information as reasonably requested by Service Recipient and provide such back-up therefor as reasonably requested by Service Recipient in connection therewith to the extent reasonably required to permit Service Recipient and its Representatives to review and evaluate the amounts set forth in such invoice and verify such amounts. If any such review reveals any overpayment by Service Recipient, Service Provider shall promptly refund the amount of such overpayment to Service Recipient (including any interest accrued daily on such overpayment at an annual interest rate equal to 6% and reimburse, to the extent any such review reveals an overpayment of 10% or more, Service Recipient for its reasonable and documented out-of-pocket costs and expenses incurred in connection with such review. Any dispute regarding overpayment shall be resolved by engaging KPMG LLP to arbitrate and resolve such dispute, which shall be resolved in accordance with the processes and procedures set forth in Section 5.2(c) of the Contribution and Distribution Agreement. If KPMG LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from among the remaining nationally recognized firms which are not the regular independent auditor firm of IP or the Spinco, and in such event references herein to KPMG LLP shall be deemed to refer to such replacement accounting firm.

3.5 Without prejudice to Service Provider’s other rights and remedies, in the event any sum due (other than those subject to dispute in good faith) to Service Provider pursuant to the terms of this Agreement remains unpaid ten (10) Business Days after the applicable due date, interest shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to 6%.

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3.6 The cost of each Service is a monthly cost, and the full monthly cost of each Service (applying the volume level, if applicable, of such Service at the beginning of a Service Provider Fiscal Month) shall apply in respect of such Service until such Service is terminated in its entirety as provided in Section 12.3.

3.7 All payments due to Service Provider pursuant to the terms of this Agreement shall be exclusive of any sales, service, value-added or other similar Tax or levy imposed upon the Transition Services or Reverse Transition Services, as applicable, provided pursuant to this Agreement (“Sales and Service Taxes”), which shall be payable by Service Recipient unless (for the avoidance of doubt) the applicable Law provides that the relevant Sales and Service Taxes are levied directly on the Service Provider; in such case the Service Provider will pay the relevant Sales and Service Tax directly to the Taxing authority in accordance with applicable Law and Service Recipient shall reimburse Service Provider for such relevant Sales and Services Taxes. In connection with the Transition Services or Reverse Transition Services, as applicable, provided pursuant to this Agreement, each Party shall be responsible for, and shall withhold or pay or both (or cause to be withheld or paid or both), as may be required by Law, all Taxes pertaining to the employment of its personnel, agents, servants or designees. Each of Service Provider and Service Recipient shall pay and be responsible for their own Taxes based on their own income or profits or assets.

3.8 Payments for Services or other amounts due under this Agreement shall be made net of withholding Taxes; provided, however, that if Service Provider reasonably believes that a reduced rate of withholding Tax applies or Service Provider is exempt from withholding Tax, Service Provider shall provide Service Recipient with appropriate and customary documentation to Service Recipient that Service Provider qualifies for a reduction to or exemption from withholding under applicable Law.

3.9 With respect to any Service Fees that accrue or are incurred by Service Provider or its Affiliates during the Transition Period but that are not billed by Service Provider in a monthly invoice, or of which Service Provider does not become aware until after the Transition Period, Service Provider shall set forth such fees in an invoice or invoices submitted to Service Recipient following the end of the Transition Period (each, a “Post-Term Invoice”). Subject to Section 3.10, and so long as such Post-Term Invoice is received by Service Recipient as promptly as practicable and in any event within one (1) year following the Transition Period, Service Recipient shall remit payment under any such Post-Term Invoice to Service Provider within thirty (30) days after its receipt of such invoice.

3.10 In connection with Section 3.3 or 3.9, in the event of an invoice dispute of which Service Recipient is aware, Service Recipient shall deliver a written statement to Service Provider no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not in dispute amongst the Parties shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.3 or 3.9, as applicable. The Parties shall use their reasonable best efforts to resolve all such other disputes expeditiously and in good faith with Service Provider continuing to perform the Services in accordance with this Agreement pending resolution of any dispute. When the disputed amount has been resolved, either by mutual agreement of the Parties or in accordance with the processes

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and procedures set forth in Section 5.2(c) of the Contribution and Distribution Agreement, any Party owing an amount to another Party as a result of such resolution shall pay such amount owed to such other Party within ten (10) Business Days following such resolution. This Section 3.10 (including any resolution of a dispute in accordance with this Section 3.10) shall not relieve Service Provider of its obligations to perform the Services.

3.11 Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due or owing) to the other Party, whether under this Agreement, the Contribution and Distribution Agreement, the Merger Agreement or otherwise, against any other amount owed (or to become due or owing) to it by the other Party.

4. ACCESS

The Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, provide to each other and their respective agents and vendors reasonable access (during normal business hours (when appropriate with respect to physical access), upon reasonable notice and supervised by the appropriate personnel of the Parties or as otherwise agreed by the Parties) to the information, personnel, and systems necessary for the efficient and accurate administration, provision, receipt or use of each of the Services and to avoid the duplication of any expenses or benefits thereunder; provided that all such information shall be shared subject to the confidentiality obligations set forth in Section 11, and any Party or third-party vendor receiving such information shall agree to be bound by such obligations prior to the provision of any such information. All Services provided will be based upon reasonably timely, accurate and complete information from Service Recipient, which Service Recipient shall use its reasonable best efforts to provide, and Service Provider shall be released from its obligations to provide or cause to be provided reasonably timely, accurate and complete Services to the extent (but only to the extent) Service Recipient fails to provide timely, accurate and complete information to Service Provider reasonably necessary for the provision of such Services. Service Recipient’s failure to perform or delay in performing any of its obligations hereunder will not constitute grounds for termination by Service Provider of this Agreement except as provided in Section 12.2; provided, however, that Service Provider’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (i) such Service Provider’s nonperformance results from Service Recipient’s failure to perform its obligations hereunder and (ii) Service Provider provides Service Recipient with written notice of such nonperformance.

5. TRANSITION

5.1 The Parties acknowledge and agree that the Services to be provided hereunder are transitional in nature and are intended to provide Service Recipient with reasonable time to develop the internal resources and capacities (or to arrange for third-party providers) to provide such Services. No later than 90 days after the Distribution Date, the Parties shall consult for the purpose of agreeing upon the terms of and a plan for the Migration of all Services. Service Recipient will have the primary responsibility for planning and carrying out the Migration of Services prior to the expiration of the Transition Period. Subject to Section 5.2 below and the other terms of this Agreement, Service Provider will provide reasonable cooperation and assistance as requested to support the Service Recipient’s Migration efforts.

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5.2 To the extent that Service Recipient requires reasonable support, assistance and other services to effect an orderly Migration without interruption to the Services subject to the Migration (“Migration Services”), Service Recipient shall submit a written request describing such Migration Services to Service Provider’s Project Manager, and upon at least ten (10) days’ written notice to Service Provider, the Parties shall meet to discuss and agree, each Party acting reasonably and in good faith, on the scope of such Migration Services. Service Provider will then provide such Migration Services and assistance on the timing schedule that is reasonably and mutually established by the Parties in good faith; provided that the Parties’ intent is that Migration Services shall include only such services that Service Provider is capable of providing. Service Provider agrees to cooperate with and assist Service Recipient with training of its personnel, including making its personnel and facilities available to train an agreed number of Service Recipient’s personnel in connection with the Migration during the Transition Period to permit Service Recipient to provide the Services for itself after the Transition Period. For any Migration Services, Service Recipient will pay to Service Provider the rate set forth in Section 3.1. Any Migration Service that is provided or caused to be provided by Service Provider pursuant to this Section 5.2 shall be a “Transition Service” or a “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

6. INDEMNITY

6.1 Service Provider shall indemnify Service Recipient and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Recipient Indemnitees”) in respect of, and hold such Service Recipient Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Recipient Indemnitees in connection with the receipt of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Provider, any of its Affiliates or any of its or their respective officers, directors or employees, (ii) the violation of any applicable Law by Service Provider with respect to this Agreement or (iii) Service Provider’s breach of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary (including the definition of Losses), Service Recipient Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such negligence, misconduct, violation or breach remains uncured after a twenty (20) calendar day period (a “Notice Period”) following receipt by Service Provider of written notice from the applicable Service Recipient Indemnitee or Service Recipient Indemnitees describing such negligence, misconduct, violation or breach in reasonable detail.

6.2 The Service Recipient shall indemnify Service Provider and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Provider Indemnitees”) in respect of, and hold Service Provider Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Provider Indemnitees in connection with the provision of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Recipient, any of its Affiliates or any of its or their respective officers, directors or employees, (ii) the violation of any applicable Law by Service Recipient with respect to this Agreement or such Services or (iii) Service Recipient’s breach of this Agreement; provided, that, notwithstanding anything in

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this Agreement to the contrary (including the definition of Losses), Service Provider Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such negligence, misconduct, violation or breach remains uncured after a Notice Period following receipt by Service Recipient of written notice from the applicable Service Provider Indemnitee or Service Provider Indemnitees describing such negligence, misconduct, violation or breach in reasonable detail.

6.3 Each of the Parties agrees to use its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

6.4 The procedures specified in Article VI of the Contribution and Distribution Agreement shall apply with respect to any indemnification claims under this Section 6.

7. LIMITED WARRANTY; LIMITATION ON DAMAGES

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, THE SERVICE PROVIDER REPRESENTS AND WARRANTS ONLY THAT THE SERVICES SHALL BE IN CONFORMITY WITH THIS AGREEMENT (INCLUDING SECTION 2.3). THE ABOVE-STATED LIMITED WARRANTY IS THE SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY SERVICES PROVIDED UNDER THIS AGREEMENT. THE SERVICE PROVIDER DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SUCH SERVICES; PROVIDED THAT THIS SECTION 7 SHALL NOT LIMIT, ALTER OR OTHERWISE CHANGE THE RIGHTS AND OBLIGATIONS OF THE PARTIES PURSUANT TO ANY OTHER TRANSACTION AGREEMENT, INCLUDING THE CONTRIBUTION AND DISTRIBUTION AGREEMENT. ANY REPRESENTATION OR WARRANTY IN RESPECT OF ANY SUCH SERVICE SHALL BE INCLUDED IN THE WRITTEN AGREEMENT SETTING FORTH THE TERMS OF SUCH SERVICE.

IN NO EVENT SHALL ANY PARTY OR SUCH PARTY’S AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, EXCEPT, IN THE CASE OF SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, TO THE EXTENT REASONABLY FORESEEABLE AND ARISING AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND IN ALL CASES EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF SERVICE PROVIDER WITH RESPECT TO SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES RECEIVED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT, EXCEPT FOR DAMAGES ARISING AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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8. OBLIGATION TO PROVIDE SERVICES

The Parties acknowledge that notwithstanding any delegation of their respective responsibilities under this Agreement to a third party, except as provided in the proviso in Section 2.10, such delegating Party shall remain responsible for the provision of the Services which such Party is obligated to provide and any third-party’s compliance with the performance and standard of performance set forth herein.

9. FORCE MAJEURE

9.1 Service Provider shall not be responsible for failure or delay in delivery of any Service that it has responsibility for providing hereunder, if and to the extent caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or disruptions, unusually severe weather or other similar cause beyond the control of Service Provider (a “Force Majeure Event”), provided that Service Provider shall have, promptly after knowledge of the beginning of a Force Majeure Event, notified Service Recipient of such a Force Majeure Event, the reason therefor, and the estimated probable duration and consequence thereof. The Parties acknowledge and agree that such estimation shall not be considered binding in any way, and Service Provider shall not incur liability of any kind if such estimation proves to be inaccurate. Service Provider shall use its reasonable best efforts to restore provision of the Services in accordance with this Agreement as soon as reasonably practicable following the commencement of a Force Majeure Event.

9.2 In the event that Service Provider is excused from supplying a Service pursuant to this Section 9, Service Recipient shall be free to acquire replacement services from a third party at Service Recipient’s expense, and without liability to Service Provider, for the period and to the extent reasonably necessitated by such non-performance.

10. INSURANCE

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. To the extent either Party insures, in whole or in part, through a plan of self-insurance, the Parties acknowledge that such self-insurance shall be acceptable for purposes of this Agreement. In the case of any conflict between the terms of this Section 10 and the terms of the Contribution and Distribution Agreement, the Contribution and Distribution Agreement shall control.

11. CONFIDENTIALITY OF INFORMATION

Except as provided below, all data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, including information relating to or received from third parties and any Service Recipient Data, are deemed Confidential Information (as

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defined in the Contribution and Distribution Agreement, subject, for the avoidance of doubt, to the limitations set forth in such definition). A Party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed by the party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement or, with respect to any trade secrets, indefinitely. The obligations of the Receiving Party and the Providing Party with regard to Confidential Information shall be governed by and set forth in Section 8.5 of the Contribution and Distribution Agreement, which shall be deemed incorporated by reference herein. In addition, nothing herein shall be deemed to limit or restrict a Party from disclosing any Confidential Information in any action or proceeding by such Party to enforce any rights which such Party may have against the other Party; provided, that such Party shall, to the extent reasonable and not prejudicial to such Party’s rights, cooperate with the other Party to protect the confidentiality of such Confidential Information, whether by means of a protective order, production under seal or otherwise.

12. TERMINATION

12.1 This is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

12.2 Upon thirty (30) days’ prior written notice, Service Provider may, at its option, terminate this Agreement with respect to any or all Services it provides hereunder or suspend performance of its obligations with respect thereto, in either case solely in the event of the failure of Service Recipient to pay any invoice within sixty (60) days of the receipt of such invoice, unless Service Recipient is disputing the invoice in good faith pursuant to Section 3.10.

12.3 If at any time during the applicable Term, Service Recipient wishes to terminate a Transition Service or a Reverse Transition Service, as the case may be, Service Recipient shall provide a written request of termination to Service Provider at least thirty (30) days prior to the proposed effective date of termination. If Service Provider determines, in good faith, that the termination of such Service will, or is reasonably likely to, result in Service Provider’s inability to provide any remaining Services in accordance with this Agreement (taking into account any interdependencies of the proposed terminated Service and the remaining Services), including with respect to the quality standards, or result in a Party’s inability to maintain the confidentiality of data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, then Service Provider shall notify Service Recipient thereof in writing and the Parties shall negotiate in good faith to determine an alternative solution to enable Service Provider to maintain the ability to provide all other Services not subject to such written request of termination provided in the first sentence of this Section 12.3; provided that in the event the Parties fail to mutually agree upon an alternative solution, Service Recipient shall have the right, in its sole discretion, to cancel and withdraw all or part of such written request of termination and thereafter such cancelled request shall be of no further force or effect or if Service Recipient does not cancel or withdraw all or part of such request, then such Service shall be terminated effective as of the last day of the month following the thirty (30)-day notice period. Within thirty (30)

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days after the effective date of termination of the applicable Services and receipt of an invoice, Service Recipient shall pay all accrued, undisputed (any such dispute to be in good faith) and unpaid charges for such Services that are due and payable and set forth in such invoice. Service Recipient will reimburse Service Provider for incremental fees charged by third-party service providers in connection with the termination of Services; provided, that Service Provider will use its reasonable best efforts to minimize such incremental fees.

12.4 Upon termination or expiration of this Agreement for any reason, Service Provider shall, upon the written request of Service Recipient, deliver to Service Recipient or destroy (provided such destruction is promptly confirmed in writing by Service Provider if requested by Service Recipient), at Service Provider’s option, all data, records and other information provided to Service Provider by Service Recipient and pertaining to any matters for which Service Provider was providing Transition Services or Reverse Transition Services, as applicable, hereunder; provided, however, Service Provider may retain copies of such data, records and information to the extent necessary for accounting, tax reporting, compliance with Service Provider’s document retention policies or other legitimate business purposes, subject to the requirements of Section 11 hereof.

13. RELATIONSHIP OF PARTIES

In providing the Services, Service Provider is acting as and shall be considered an independent contractor. This Agreement is not intended to create and shall not be construed as creating between Service Provider and Service Recipient any relationship other than an independent contractor and purchaser of contract services. The Parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty exists between the Parties. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such other Party’s prior written consent.

14. PROJECT MANAGERS

14.1 Service Provider and Service Recipient will each assign one person to act as that Party’s project manager (the “Project Manager”) for each area of service listed on Schedule III hereto (and other categories, as may be agreed by the Parties). The Project Managers will (a) represent and act for their respective Party for matters related to the applicable Service, and (b) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder will be referred to the applicable Project Managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter will be referred to senior management representatives, with appropriate decision making authority for prompt resolution of the matter. If still not resolved, the issue will be escalated to Service Recipient’s lead representative and Service Provider’s lead representative for resolution. The names and contact information for each of Service Recipient’s and Service Provider’s lead representative with regard to an issue or dispute arising out of or relating to the Transition

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Services and Reverse Transition Services shall be set forth on Scheduled III hereto. Either Party may designate a different individual as its lead representative with respect to the Transition Services or the Reverse Transition Services at any time by delivering prior written notice to the other Party. The foregoing shall not in any way limit the rights of the Parties to pursue any other legal and equitable remedies available to them hereunder in the event of a breach of this Agreement. No Project Manager or lead representative for a Party shall have any authority to amend this Agreement.

14.2 Service Provider will promptly notify Service Recipient of any reassignments or changes in contact information of the Project Manager or other key personnel identified in the Schedules hereto.

14.3 The Parties agree to use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement or any of its terms which the Parties cannot resolve by themselves amicably, the following provisions shall apply (which provisions shall be in addition to, and not a limitation of, the Parties’ remedies under Section 6, Section 20.6 or, to the extent referred to pursuant to the terms of this Agreement, the dispute resolution mechanisms available under Section 5.2(c) of the Contribution and Distribution Agreement):

(a) The Parties shall endeavor to resolve the dispute as contemplated in Section 14.1.

(b) If within thirty (30) days after one Party notifies the other in writing of the existence of a dispute, either Party may, at its option, provide written notice of the intent to arbitrate. In the event the Party that is the recipient of such notice agrees to arbitrate, arbitration shall be according to the rules of the American Arbitration Association, except as herein modified by the Parties or otherwise as agreed to by the Parties. Within ten (10) days of the agreement of the Parties to arbitrate, each Party will select an arbitrator, and notify the other Party of its selection. Within fifteen (15) days after receipt of such notice, the respective arbitrators will select a third arbitrator. All such arbitrators shall have experience in the respective businesses of the Parties. A hearing by the arbitration panel must be held within thirty (30) days after the selection of a chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the Parties, and judgment may be entered thereon by any court having jurisdiction.

(c) The arbitration proceedings will be held in New York, New York, unless the Parties agree to a different location. All negotiation and arbitration proceedings will be confidential and will be treated as compromise and settlement negotiations for purpose of all rules of evidence. Each Party shall bear its own cost of presenting its case, and one-half of the cost incurred by the arbitration panel, or any mediation or alternative dispute resolution procedure, as the case may be, unless the arbitration panel determines otherwise.

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14.4 Nothing in this Section 14 shall supersede the notice/cure and termination rights of the Parties otherwise set forth in this Agreement. This Section 14 shall apply without prejudice to any Party’s right to seek equitable remedies or injunctive relief to which such Party may be entitled at any time.

15. RECORDS

15.1 Service Provider shall retain, for a period of three (3) years following the Distribution Date, all books, records, files, databases or computer software or hardware (including current and archived copies of computer files) (the “Materials”) with respect to matters relating to the Services provided to Service Recipient hereunder that are in a form and contain a level of detail substantially consistent with the records maintained by Service Provider in providing similar services to the Spinco Business or the IP Business, as applicable, prior to the Distribution Date (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information). Each Party agrees to use its reasonable best efforts to provide the other Party with notice of material modifications to its record retention policies in a timely manner. As promptly as practicable following the expiration of the applicable duration (or earlier termination) of each Service, Service Provider will use its reasonable best efforts to furnish to Service Recipient in the form reasonably requested by Service Recipient, and assist in the transition of, the Materials belonging to Service Recipient and relating to such Service as clearly identified by Service Recipient. If at any time during the three (3) year period following the Distribution Date Service Recipient reasonably requests in writing that certain of such Materials be delivered to Service Recipient, Service Provider promptly shall arrange for the delivery of the requested Materials in a form reasonably requested by Service Recipient to a location specified by, and at the expense of, Service Recipient (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information).

15.2 The Service Recipient Data shall be and shall remain the property of Service Recipient and, to the extent reasonably practicable, shall be promptly provided to Service Recipient by Service Provider upon Service Recipient’s request. The Service Provider shall use Service Recipient Data solely to provide the Services to Service Recipient as set forth herein and for no other purpose whatsoever.

15.3 Notwithstanding anything herein to the contrary and subject to Section 11, Service Provider may retain copies of the Materials and Service Recipient Data in accordance with policies and procedures implemented by Service Provider in order to comply with applicable Law, professional standards or reasonable business practice, including document retention policies as in effect from time to time and in accordance with past practices.

16. INTELLECTUAL PROPERTY

Unless otherwise specifically provided herein, this Agreement shall not transfer ownership of any Intellectual Property Assets from either Party to the other Party or to any third party. Ownership of any Intellectual Property Assets created by a Service Provider in connection with providing a Service to a Service Recipient under this Agreement shall be retained by such Service Provider, unless based on Service Recipient’s Confidential Information. If Service

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Provider creates any Intellectual Property in connection with providing a Service based on Service Recipient’s Confidential Information, then the creation of such Intellectual Property that is primarily related to or arising from the Spinco Business shall be considered a “work made for hire” under applicable Law and shall be owned by Service Recipient. If such creation is not considered a “work made for hire” under applicable Law, then Service Provider hereby irrevocably assigns, and shall assign, to Service Recipient, without further consideration, all of Service Provider’s worldwide right, title, and interest in and to such Intellectual Property. Solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (other than pursuant to Section 17), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Subject to the rights and licenses granted to Licensee under any other agreement to which the Parties are party, upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate and Licensee shall cease use of such Intellectual Property; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof and upon such expiration or termination, Licensee shall cease use of the Intellectual Property licensed hereunder. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties or their respective Affiliates.

17. ASSIGNMENT AND DELEGATION

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as set forth in Section 2.10, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including by operation of law, by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any of its Affiliates without the consent of the other Party or delegate its rights or obligations hereunder, in whole or in part, to any of its Affiliates; provided, further, that Spinco may assign any or all of its rights or interests under this Agreement without the consent of IP (a) to any Person providing the Special Payment Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Special Payment Financing or (b) to any purchaser of all or substantially all of the assets of such Person. No assignment by any Party shall relieve such Party of any of its obligations hereunder; provided that to the extent full performance or payment is made in full by an Affiliate or Affiliates of Service Provider or Service Recipient with respect to an obligation of Service Provider or Service Recipient, as applicable, hereunder, such obligation shall be in full satisfaction of such obligation of such Person hereunder.

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18. NOTICES

The procedures specified in Section 10.2 (Notices) of the Contribution and Distribution Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

19. SURVIVAL

The Parties’ rights and obligations under Sections 3, 6, 7, 8, 11 and 14 through 20 shall survive expiration or termination of this Agreement.

20. GENERAL PROVISIONS

20.1 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

20.2 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

20.3 Entire Agreement. This Agreement and the Schedules hereto together with the other Transaction Agreements and any schedules and exhibits thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement regarding the subject matter hereof, the terms of this Agreement shall control. In the case of any ambiguity between the terms and condition of the main body of this Agreement and a Schedule to this Agreement, or with respect to an Omitted Service or an Additional Service, the terms and conditions of the main body of this Agreement shall control.

20.4 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by both Parties. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

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20.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than IP, Spinco and UWWH and their respective successors and permitted assigns who are express intended third-party beneficiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except with regard to and as provided in Section 6, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

20.6 Specific Performance. Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

20.7 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

20.8 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 20.8, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF

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NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 20.8 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 20.8, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

20.9 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

20.10 Other Agreements. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the other Transaction Agreements, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of such agreements, as applicable.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

XPEDX HOLDING COMPANY

By:
Name:
Title:

Transition Services Agreement—Signature Page

Exhibit F

Form of FIRPTA Certificate

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform xpedx Holding Company, a Delaware corporation (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by UWW Holdings, LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Treasury Regulations section 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. employer identification number is [            ]; and

4. Transferor’s office address is:

UWW Holdings, LLC

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date:             , 2014

UWW Holdings, LLC

Name:
Title: